As filed with the Securities and Exchange Commission on May 16, 2025

File No. 333-286105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1
TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZEO SCIENTIFIX, INC.

(Exact name of registrant as specified in its charter)

Nevada	2836	47-4180540
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3321 College Avenue, Suite 246

Davie, Florida 33314

(888) 963-7881

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ian T. Bothwell

Interim Chief Executive Officer and Chief Financial Officer

3321 College Avenue, Suite 246

Davie, Florida 33314

(888) 963-7881

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Andrew Zuckerman, Esq.

Lewis Brisbois Bisgaard & Smith LLP

110 SE 6th Street, Suite 2600

Fort Lauderdale, Florida 33301

(954) 728-1280

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2025

PROSPECTUS

ZEO SCIENTIFIX, INC.

4,426,823 Shares of Common Stock

This prospectus relates to the proposed resale from time to time of up to an aggregate of 4,426,823 shares of common stock of Zeo ScientifiX, Inc. (the “Company,” “ZEO,” “we,” “us” or “our”) by the selling stockholders named in this prospectus in amounts, at prices and on terms that will be determined at the time of the offering. The shares being sold were acquired by or are issuable upon conversion or exercise of securities acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The shares of common stock covered hereby consist of (a) 100,000 shares and 500,000 shares issuable upon the exercise of warrants (the “May 2025 Consultant Warrants”) issued to a consultant to the Company; (b) 100,000 shares issuable upon exercise of warrants (the “August 2024 Consultant Warrants”) issued to a consultant to the Company (c) 250,000 shares and 83,333 shares issuable upon the exercise of warrants (the “July 2024 Financing Warrants”) issued to a single investor in connection with a July 2024 private placement (the “July 2024 Private Placement”); (d) 350,000 shares issuable upon exercise of warrants (the “July 2024 Consultant Warrants”) issued to each of two consultants to the Company (the “Consultants”); (e) 120,834 shares issuable upon conversion of $725,000 in principal amount of 8% Convertible Promissory Notes (the “8% Notes”) and 22,656 shares issuable upon exercise of warrants (the “August 2023 Warrants”) issued in a private placement in August 2023 (the “August 2023 Private Placement”); (f) 50,000 shares issuable upon exercise of warrants (the “March 2023 Warrants”) issued to a single investor in connection with a March 2023 financing (the “March 2023 Financing”); (g) 250,000 shares issued to each of four investors and 750,000 shares issuable upon the exercise of warrants (the “August 2022 Warrants”) issued to each of two investors in connection with a August 2022 change in control of the Company transaction (the “Change in Control Transaction”).

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. We will receive the exercise price of the May 2025 Consultant Warrants ($3.50 - $10.00 per shares), August 2024 Consultant Warrants ($2.35 per share), the July 2024 Financing Warrants ($2.00 per share), the July 2024 Consultant Warrants ($2.35 per share), the August 2023 Warrants ($20.00 per share), the March 2023 Warrants ($12.00 per share) and the August 2022 Warrants ($4.00 per share), in the event they are exercised for cash. The selling stockholders named in this prospectus, and any of their pledgees, donees, transferees or other successors-in-interest, may offer and sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. The selling stockholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “ZEOX.” On May 15, 2025, the closing price for our common stock was $2.28 as reported by OTC Markets Group, Inc.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” beginning at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is May    , 2025

Unless the context otherwise requires, the terms “the Company,” “Zeo,” “we,” “us” or “our” refer to Zeo ScientifiX, Inc. and where appropriate, its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions. A prospectus supplement may add, update or change information contained in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Various trademarks, service marks, trade names and logos of the Company appearing in this prospectus are the property of Zeo. Other trademarks, service marks or trade names appearing in this prospectus Report are the property of their respective holders. Solely for convenience, trademarks, service marks, trade names and logos referred to in this prospectus may appear without the ®, ™ and ℠ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks, trade names, service marks and logos.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various third-party industry and research sources, on assumptions that we have made based on that data and other similar sources and on our knowledge of the markets for our services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

In addition, industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this prospectus. These and other factors could cause our actual results to differ materially from those expressed in the estimates made by the independent parties and by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of our products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (the “SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “expectation,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should” and other words or expressions of similar meaning are intended by us to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this prospectus. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Forward-looking statements include, but are not limited to, the following:

●	Our products’ advantages;

●	Expectations regarding our future growth;

●	Expectations regarding available cash resources to fund current operations and future growth;

●	Our ability to comply with regulations governing the production and sale of our products;

●	Our ability to receive regulatory approvals;

●	Market opportunities for our services and products;

●	Clinical trial outcomes;

●	Our ability to compete effectively;

●	Our ability to respond to market forces; and

●	Our ability to protect our intellectual property.

Actual results and outcomes may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in “Risk Factors” below. Except as expressly required by the federal securities laws, we undertake no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

v

PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares our selling stockholders are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Business Overview

We are a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine. The Company’s proprietary products, including Zofin™, are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood (“RAAM Products”).

Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

ZEO operates an extracellular vesicle processing laboratory in Davie, Florida for the purpose of performing research and development and the manufacturing and processing of the anti-aging and cellular therapy derived products that we sell and distribute to our customers.

The Company has recently developed and begun to distribute additional products that incorporate its proprietary ingredients for products to be used in topical aesthetic applications and is actively exploring further development of additional products to be used in other topical aesthetic applications. During November 2024, the Company announced that it was launching the first planned collaborative topical product with its affiliate Exotropin LLC; “ZEO HAIR GROW™ Powered By Exotropin™”.

To date, the Company has obtained certain Investigational New Drug (“IND”), and emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of Zofin™ and related treatment protocols. The Company is pursuing efforts to complete its already approved clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available. The ability of the Company to succeed in these efforts is subject to among other things, the Company having sufficient available working capital to fund the substantial costs of completing clinical trials, which the Company currently does not have, and ultimately, obtaining approval from the FDA.

Current FDA guidance requires that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue-based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”).

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses. The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

Recent Developments

Exotropin, LLC

In March 2003 and July 2024, the Company invested $100,000 and $45,000, respectively, in Exotropin, LLC (“Exotropin”) a privately held formulator of skin care products in exchange for a minority equity interest (approximately 8.9% as of October 31, 2024). During November 2024, the Company received a capital call notice from Exotropin (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call. The investment in Exotropin was made in an effort to accelerate the Company’s development of expertise with respect to the skincare industry and to expand the use of its proprietary products in future formulations for a variety of topical use applications. In addition, we have also entered into a sales representation agreement with Exotropin pursuant to which we will receive commissions on sales made by Exotropin to customers that were introduced by the Company to Exotropin. During November 2024, the Company announced that it was launching the first planned collaborative product with Exotropin; “ZEO HAIR GROW™ Powered By Exotropin™.”

Joint Venture with BioXtek, LLC

On February 4, 2025, the Company entered into a Binding Memorandum of Understanding (the “Binding MOU”) with BioXtek, LLC, a Florida limited liability company (“BioXtek”) setting forth the terms of a joint development, manufacturing, marketing and funding arrangement to be entered into by the Company and BioXtek in various phases (the “Joint Venture”).

BioXtek is a privately-held Florida-based company engaged in the development, manufacturing and marketing of biologic regenerative therapeutics, with a focus on human placental tissue-derived (“HAF”) products. BioXtek manufactures products both for itself and third parties. BioXtek’s primary revenues are derived from the sale of membrane patches that are used primarily in the wound care and surgical markets (“Membrane Products”).

BioXtek operates a cGMP, cGTP and AATB compliant 11,000 square foot manufacturing facility in Pompano Beach, Florida (the “BioXtek Facility”).

The Joint Venture contemplates, among other matters:

●

ZEO relocating its current operations located at Nova Southeastern University in Davie, Florida, to sublet space at the BioXtek Facility in Pompano Beach, Florida expected to be completed by May 31. 2025, which will include administrative, laboratory (research and development) and clean room (tissue processing) space, as well as shared common area space;

●	BioXtek providing ZEO with the services of BioXtek technical, quality control and shipping personnel, as well as additional use of clean rooms, as ZEO may reasonably request, at agreed upon rates;

●

If requested by ZEO and subject to BioXtek meeting ZEO’s quality control and regulatory compliance, BioXtek becoming the exclusive contract manufacturer for ZEO’s HAF and peripheral blood derived products;

●

ZEO and BioXtek establishing a jointly-owned (50/50) special purpose entity (the “SPE”), to pursue the development and commercialization of agreed upon products including the Membrane Products, and conduct and complete of all required clinical trials with the goal of the SPE obtaining FDA approval in the form of a BLA license or other designated license required by the FDA to permit the SPE to commercialize product(s) for mutually agreed upon indication(s) (the “SPE Business”);

●	ZEO and BioXtek contributing or licensing all necessary intellectual property to the SPE needed for it to conduct the SPE Business;

●	ZEO and BioXtek using their respective commercially reasonable efforts to secure funding for the SPE Business;

●	ZEO and BioXtek agreeing to certain confidentiality and non-competition covenants with respect to the SPE Business;

●	The SPE becoming the exclusive distributor (subject to certain agreed upon exceptions for current customers of BioXtek) of the Membrane Products;

●	Each of ZEO and BioXtek having certain rights with respect to the intellectual property, contributed or licensed to or developed by the SPE in the event the SPE is dissolved;

●

The parties seeking to achieve operating efficiencies as a result of overlap in their respective operations, including administrative, laboratory and research personnel and research and manufacturing assets used in connection with the SPE Business and their respective individual businesses;

●	ZEO having the right to distribute certain other products of BioXtek outside of the scope of the SPE Business; and

●	ZEO and BioXtek undertaking joint product development efforts outside of the scope of the SPE Business, as they may mutually agree upon.

ZEO and BioXtek have agreed to work in good faith towards the preparation, authorization, execution and delivery of a series of definitive agreements documenting the Joint Venture on the terms set forth in the Binding MOU and including other terms and conditions typical and customary for agreements of this type and nature. However, in the event the Parties fail to agree upon and execute such definitive agreements, then the Binding MOU shall govern the terms of the Joint Venture.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosures available for smaller reporting companies.

Corporate Information

The Company was incorporated in the state of Nevada on August 9, 2011, under the name “Bespoke Tricycles Inc.,” changed its name to “Biotech Products Services and Research, Inc.” effective November 4, 2015, to “Organicell Regenerative Medicine, Inc.” effective June 20, 2018 and assumed its current name of “Zeo ScientifiX, Inc.” effective February 20, 2024.

Our executive offices are located at 3321 College Avenue, Suite 246, Davie, Florida and our telephone number is (888) 963-7881. Our corporate website is www.zeoscientifix.com. Information appearing on our website is not part of this prospectus.

Selling Stockholders

This prospectus relates to the proposed resale from time to time of up to an aggregate of 4,426,823 shares of our common stock by the selling stockholders named in this prospectus in amounts, at prices and on terms that will be determined at the time of the offering. The shares being sold were acquired by or are issuable upon conversion or exercise of securities acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The 4,426,823 shares of common stock covered by this prospectus consist of (a) 100,000 shares and 500,000 shares issuable upon the exercise of warrants (the “May 2025 Consultant Warrants”) issued to a consultant to the Company; (b) 250,000 shares and 83,333 shares issuable upon the exercise of warrants (the “July 2024 Financing Warrants”) issued to a single investor in connection with a July 2024 private placement (the “July 2024 Private Placement”); (c) 350,000 shares issuable upon exercise of warrants (the “July 2024 Consultant Warrants”) issued to each of two consultants to the Company (the “Consultants”); (d) 120,834 shares issuable upon conversion of $725,000 in principal amount of 8% Convertible Promissory Notes (the “8% Notes”) and 22,656 shares issuable upon exercise of warrants (the “August 2023 Warrants”) issued in a private placement in August 2023 (the “August 2023 Private Placement”); (e) 50,000 shares issuable upon exercise of warrants (the “March 2023 Warrants”) issued to a single investor in connection with a March 2023 financing (the “March 2023 Financing”); (f) 250,000 shares issued to each of four investors and 750,000 shares issuable upon the exercise of warrants (the “August 2022 Warrants”) issued to each of two investors in connection with a August 2022 change in control of the Company transaction (the “Change in Control Transaction”).

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. We will receive the exercise price of the May 2025 Consultant Warrants ($3.50 - $10.00 per share), the July 2024 Financing Warrants ($2.00 per share), the July 2024 Consultant Warrants ($2.35 per share), the August 2023 Warrants ($20.00 per share), the March 2023 Warrants ($12.00 per share) and the August 2022 Warrants ($4.00 per share), in the event they are exercised for cash. In connection with the Change in Control Transaction, the two investors therein, Skycrest Holdings, LLC (“Skycrest Holdings”) and Greyt Ventures LLC (“Greyt Ventures”) became controlling stockholders of the Company. In December 2024, Skycrest Holdings gifted its 50 Series C Preferred Shares to Ian T. Bothwell, our Interim CEO and CFO, resulting Mr. Bothwell becoming a controlling stockholder of the Company. Except for the foregoing and the investments made in the Company by the investors in the August 2023 Private Placement and the March 2023 Financing, none of the selling stockholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus of 4,426,823 shares of our common stock, par value $0.001 per share. No shares are being offered for sale by the Company.

Common stock offered by selling stockholders:	4,426,823 shares of common stock

Common stock outstanding as of the date of this prospectus:	6,449,817 shares of common stock(1)

Terms of the Offering:	The selling stockholders will determine when and how they will sell the shares of common stock offered in this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. We will receive the exercise price of the May 2025 Consultant Warrants ($3.50 - $10.00 per share), the August 2024 Consultant Warrants ($2.35 per share), the July 2024 Financing Warrants ($2.00 per share), the July 2024 Consultant Warrants ($2.35 per share), the August 2023 Warrants ($20.00 per share), the March 2023 Warrants ($12.00 per share) and the August 2022 Warrants ($4.00 per share), in the event they are exercised for cash.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. These risks include, among others

●	Our history of losses, limited cash on hand and substantial doubt as to our ability to continue as a going concern;

●	Our limited operating history in our current business;

●	Our need for and the availability of additional capital;

●	Our dependence on our executive officers and key employees;

●	Our ability to compete effectively;

●	Our need for a steady supply of raw materials;

●	Potential obsolescence of our products;

●	Our ability to secure and protect our intellectual property;

●	Our need to comply with FDA and other significant government regulation;

●	The limited trading market for our common stock; and

●	The classification of our common stock as a “penny stock.”

(1)	Does not include (a) 1,197,482 shares of our common stock reserved for issuance upon the exercise of outstanding awards under our 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”); (b) 879,518 shares of our common stock reserved for issuance pursuant to awards subsequently granted under the 2021 Equity Incentive Plan; (c) 3,114,239 shares reserved for issuance upon the exercise of outstanding warrants, including the May 2025 Consultant Warrants, August 2024 Consultant Warrants, the July 2024 Financing Warrants, the July 2024 Consultant Warrants, the August 2023 Warrants, the March 2023 Warrants and the August 2022 Warrants; (d) 218,333 unvested and unissued shares; e) 41,667 vested and unissued shares; and (e) 120,834 shares to be issued upon conversion of the 8% Notes.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Three Months Ended January 31,		For the Years Ended October 31,
Statement of Operations	2025	2024	2024	2023
	(Unaudited)
Revenues	$1,090,000	$1,154,000	$4,620,000	$4,558,000
Cost of revenues	191,000	159,000	844,000	508,000
General and administrative expenses	2,152,000	2,157,000	9,095,000	10,818,000
Other income (expense)	10,000	122,000	614,000	(219,000)
Income Tax Benefit/Provision	-	-	-	-
Net loss	$(1,243,000)	$(1,040,000)	$(4,705,000)	$(6,987,000)

	As of January 31,	As of October 31,
Balance Sheet Data	2025	2024
	(Unaudited)
Cash	$720,000	$657,000
Total assets	$1,550,000	$1,643,000
Total liabilities	$3,355,000	$3,296,000
Total Stockholders’ deficit	$(1,805,000)	$(1,653,000)

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to the Company’s Business

We have incurred significant losses, have limited cash on hand and there is substantial doubt as to our ability to continue as a going concern.

The Company incurred net losses of $4,705,000 and $6,987,000 for the years ended October 31, 2024 and October 31, 2023, respectively and $1,243,000 and $1,040,000 for the three months ended January 31, 2025 and January 31, 2024, respectively. In addition, the Company had accumulated deficits of $62,213,000, $57,508,000, at October 31, 2024, October 31, 2023, respectively, and, $63,456,000, and $58,548,000 at January 31, 2025 and January 31, 2024, respectively; a total stockholders’ deficit of $1,653,000, $1,241,000 at October 31, 2024 and October 31, 2023, respectively, and $1,805,000 and $1,508,000 at January 31, 2025 and January 31, 2024, respectively; and a working capital deficit of $2,123,000, $1,808,000 at October 31, 2024 and October 31, 2023, respectively and $2,259,000 and $2,031,000 at January 31, 2025 and January 31, 2024, respectively. In their report for the fiscal year ended October 31, 2024, our auditors have expressed that there is substantial doubt as to our ability to continue as a going concern. We have incurred operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a relatively limited operating history in our current business upon which investors can evaluate our future prospects.

Our current business operations, including our laboratory and processing facility, have only been operating since May 2019. Therefore, we have a relatively short operating history upon which an evaluation of our current business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a relatively new established business. The risks include, but are not limited to, the possibility that we will not be able to develop or identify functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results could be materially and adversely affected.

Given our relatively short operating history, management has little basis on which to forecast future demand for our products from our existing customer base, much less new customers. The current and future expense levels of the Company are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because the business of the Company is new, and its market has not been developed. If the forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

We depend upon our officers and key personnel, the loss of which could seriously harm our business.

Our operating performance is substantially dependent on the continued services of our executive officers and key employees. The unexpected loss of the services of any of our executive officers and key employees could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

We may not be able to compete successfully with current and future competitors.

We have many potential competitors in the regenerative medicine industry. We will compete, in our current and proposed businesses, with other established companies, most of which have greater marketing and financial resources and experience than we do. We cannot guarantee that we will be able to penetrate our intended markets and be able to compete profitably, if at all. In addition to established competitors, there are moderate obstacles for competitors to enter this market, but they are not insurmountable if they have the financial and intellectual resources. Effective competition could result in price reductions, reduced margins or have other negative implications, any of which could adversely affect our business and chances for success. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including, but not limited to, larger staffs, greater name recognition, larger and established customer bases and substantially greater financial, marketing, technical and other resources. To be competitive, we must respond promptly and effectively to industry dynamics, evolving standards and competitors’ innovations by continuing to enhance our services and sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could fatally damage our business and chances for success.

We currently rely on non-exclusive supply arrangements with birth tissue recovery companies for obtaining the raw material used in manufacturing the products we sell.

If our current supply arrangements with birth tissue recovery companies or third-party manufacturers or distributors of products from third-party manufacturers are disrupted for any reason, we may not be able to provide products to our customers, or if other supply arrangements can be made, the products and terms may not be as favorable, and that will adversely impact our operations and profitability.

If we do not continually update our products and/or services, they may become obsolete and we may not be able to compete with other companies.

We cannot assure you that we will be able to keep pace with technological advances, or that our current suppliers will be able to keep pace with technological advances and as such, our products and/or services may become obsolete. We cannot assure you that competitors will not develop related or similar services and offer them before we do, or do so more successfully, or that they will not develop services and products more effective than any that we and/or our suppliers have or are intending to develop. In addition, although we may be able to identify new suppliers that can provide more effective services and products to be more competitive, we may not be able to arrange satisfactory arrangements in a timely manner, if at all. If that happens, our business, prospects, results of operations and financial condition will be materially adversely affected.

We enter into supply arrangements for the raw materials and/or products we sell, which make us vulnerable to the ability of such suppliers to remain current and innovative in their product offerings, to timely process and supply the products we desire to purchase, and to remain compliant with the current and changing regulatory environment. If our raw material and/or product suppliers are not successful in managing these responsibilities, it will have an adverse effect on our operations and profitability.

Our current birth tissue supply arrangements for manufacturing the products we sell and our third-party supply arrangements for the supply of products we sell provide for the supply and pricing for those products. There can be no assurance that our suppliers will continue to produce the products that we currently purchase under our existing arrangements, that our suppliers will be able to comply with the required FDA regulations for the manufacturing of such products, that our suppliers will continue to develop technology associated with their manufactured products to remain competitive with other companies, or that our suppliers will remain a going concern in the future. If any of our suppliers were to cause a disruption in our ability to obtain products as desired and expected and/or we are not provided advance notice of such potential disruption, we may not be able to timely identify and replace our current suppliers, if at all, and as a result, we may not be able to provide products to our customers, which will have an adverse impact to our operations.

We depend on a limited number of third-party suppliers for the raw materials and supplies for our RAAM research and development and the manufacturing of our RAAM placental-related products, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business.

We may not procure volumes sufficient to receive favorable pricing, which could impact our gross margins if we are unable to pass along price differences to our customers. Recent global economic cost inflation trends could unfavorably impact pricing from our suppliers.

In the event of default under our outstanding indebtedness, or we are unable to pay other obligations and accounts payable when due, our creditors may file a creditors petition or force us into involuntary bankruptcy which may have an adverse impact on our business.

The Company had working capital deficits of $2,123,000, $1,808,000, $2,259,000 and $2,031,000 at October 31, 2024, October 31, 2023, January 31, 2025 and January 31, 2024, respectively. The Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless additional sources of working capital through operations or debt and/or equity financings are realized. Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses. The Company does not have significant fixed and/or intangible assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on short term supply agreements to obtain the supply of raw materials used in manufacturing the products it currently sells and distributes to its customers. The Company’s current market capitalization and common stock liquidity will hinder its ability to raise equity proceeds to implement its business plan and could adversely affect the value of our securities, including the common stock.

The Company currently has $725,000 of 8% Notes, payable annually, which mature on September 30, 2026, unless converted into shares of our common stock by the holders of the Notes. The shares underlying the Notes are being registered by the registration statement of which this prospectus forms a part. There is no assurance that the Company will make all of the required payments when due or that in the alternative, the holders of the 8% Notes will convert them into shares of our common stock.

We have borrowed and may be required to borrow funds in the future.

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of the Company’s stockholders. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Currently the Company has limited assets which could be used as collateral in obtaining future borrowings. Because of the Company’s inability to provide lenders with collateral and a limited history of successful operations, the Company may not be successful in its efforts to obtain additional funds though borrowings and as a result may not be able to fund required costs of operations.

Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, government regulations and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance working capital requirements could be negatively impacted.

If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to scale back our business operations. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Failure to establish or enhance our brand recognition could have a material adverse effect on our business and results of operations.

We believe we will need to expend significant time, effort and resources to enhance the recognition of our brands. We believe developing our brand will be important to our sales and marketing efforts. If we fail to establish or enhance the recognition of our brands, it could have a material adverse effect on our ability to sell our products and adversely affect our business and results of operations. If we fail to develop a positive public image and reputation, our business with our existing customers could decline and we may fail to develop additional business, which could adversely affect our results of operations.

Defects in the products we sell or failures in quality control related to our distribution of products could impair our ability to sell our products or could result in product liability claims, litigation and other significant events involving substantial costs.

Detection of any significant defects in our products that we sell or failure in our quality control procedures or the quality control procedures of our suppliers may result in, among other things, delay in time-to-market, loss of sales and market acceptance of our products, diversion of development resources, injury to our reputation and restrictions imposed by governmental agencies. The costs we may incur in correcting any product defects may be substantial and we may not be able to identify adequate remedies, if required. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail and/or our suppliers, would be time consuming and costly to defend, and if we and/or our product suppliers do not prevail, could result in the imposition of a damages award. We presently maintain product liability insurance and we are named insured on our suppliers’ insurance policy; however, it may not be adequate to cover any claims.

Our ability to become profitable and continue as a going concern will be dependent on our ability to attract, employ and retain highly skilled individuals to serve our clients.

The nature of our business requires that we employ skilled persons to perform highly skilled and specialized tasks for our Company. Our failure to retain such personnel could have a material adverse effect on our ability to offer services to clientele and could potentially have a negative effect on our business. There is no guarantee that skilled persons will be available and willing to work for us in the future, nor is there any guarantee that we could afford to retain them if they are available at a future time.

We may not be able to manage our growth effectively.

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product development, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

There is no assurance that our pending Joint Venture with BioXtek or any subsequent joint venture, acquisition or similar transaction will not negatively impact our business.

We have recently entered into the Binding MOU with BioXtek, setting forth the terms of a joint development, manufacturing, marketing and funding arrangement to be entered into by the Company and BioXtek in various phases. Pursuant to the terms of the Joint Venture, among other matters, we will be relocating our operations to BioXtek’s facilities, sharing certain personnel, engaging in joint product development, seeking to market certain of BioXtek’s current products and potentially having BioXtek become our exclusive contract manufacturer. There can be no assurance that we will be able to successfully implement any particular phase of the Joint Venture, integrate our operations with those of BioXtek to the extent contemplated or that the Joint Venture as a whole will succeed. Moreover, we will be fully dependent on BioXtek to maintain its facility in compliance with cGMP, cGTP, AATB and other applicable FDA requirements. If we or BioXtek are unable to do any of the foregoing, our business, operations and financial condition may be adversely impacted.

We have no present plans for any additional joint venture or acquisition transaction. However, if we were to enter into additional such transactions in the future, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect future expansion may have on our then existing business and operations. The Joint Venture and any similar future transactions, are accompanied by a number of inherent risks, including, without limitation, the following:

●	the difficulty of integrating acquired products, services or operations;

●	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

●	the difficulty of incorporating acquired rights or products into our existing business;

●	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

●	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

●	the effect of any government regulations which relate to a business acquired; and

●	potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the joint venture or acquired company prior to completion of the transaction.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

There might be unanticipated obstacles to the execution of our business plans.

The Company’s business plans may change significantly. The Company’s potential business endeavors are capital intensive. Management believes that the Company’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s principals and advisors. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

We may engage in transactions that present conflicts of interest.

The Company’s officers and directors may enter into agreements with the Company from time to time which may not be equivalent to similar transactions entered into with an independent third party. A conflict of interest arises whenever a person has an interest on both sides of a transaction. While we believe that it will take prudent steps to ensure that all transactions between the Company and any officer or director is fair, reasonable, and no more than the amount it would otherwise pay to a third party in an “arms-length” transaction, there can be no assurance that any transaction will meet these requirements in every instance.

Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control.

We are subject to the following factors, among others, that may negatively affect our operating results:

●	The announcement or introduction of new products by our competitors;

●	Failure of Government and private health plans to adequately and timely reimburse the users of our products;

●	Our ability to upgrade and develop our systems and infrastructure to accommodate growth;

●	Our ability to attract and retain key personnel in a timely and cost-effective manner;

●	The continued safety and efficacy of our products;

●	The amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

●	Regulation by Federal, State or Local Governments; and

●	General economic conditions (including fallout from current and future pandemics) as well as economic conditions specific to the healthcare industry.

We have based our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenue relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could have a material and adverse effect on our business, results of operations and financial condition. Due to the foregoing factors, our revenue and operating results are and will remain difficult to forecast.

Adverse global economic conditions could have a negative effect on our business, results of operations and financial condition and liquidity.

A general slowdown in the global economy, including a recession, or in a particular region or industry, an increase in trade tensions with U.S. trading partners, inflation or a tightening of the credit markets could negatively impact our business, financial condition and liquidity. Adverse global economic conditions have from time to time caused or exacerbated significant slowdowns in the industries and markets in which we operate, which have adversely affected our business and results of operations. Macroeconomic weakness and uncertainty also make it more difficult for us to accurately forecast revenue, gross margin and expenses, and may make it more difficult to raise or refinance debt.

Worldwide economic and social instability could adversely affect our revenue, financial condition, or results of operations.

Generally, worldwide economic conditions remain uncertain, particularly due to the effects of the conflict between Russia and Ukraine and between Israel and Hamas, disruptions in the banking system and financial markets, lingering threat of pandemics, increased inflation and rising interest rates. The general economic and capital market conditions, both in the U.S. and worldwide, have been volatile in the past and at times have adversely affected the Company’s access to capital and increased the cost of capital. The capital and credit markets may not be available to support future capital raising activity on favorable terms. If economic conditions decline, the Company’s future cost of equity or debt capital and access to the capital markets could be adversely affected. Our vendors may experience financial difficulties or be unable to borrow money to fund their operations, which may adversely impact their ability to purchase our products or to pay for our products on a timely basis, if at all. In addition, adverse economic conditions, such as recent supply chain disruptions and labor shortages and persistent inflation, have affected, and may continue to adversely affect our suppliers’ ability to provide our manufacturers with materials and components, which may negatively impact our business. These economic conditions make it more difficult for us to accurately forecast and plan our future business activities.

We are in a highly competitive and evolving field and face competition from well-established tissue processors and medical device manufacturers, as well as new market entrants.

Our business is in a very competitive and evolving field. Competition from other tissue processors, medical device companies and from research and academic institutions is intense, expected to increase, subject to rapid change, and could be significantly affected by new product introductions. The presence of this competition in our market may lead to pricing pressure, which would make it more difficult to sell our products at a price that will make us profitable or prevent us from selling our products at all. Our success will depend on our ability and/or the ability of our suppliers to perfect and protect their intellectual property rights related to their technologies as well as to develop new technologies and new applications for our technologies. Our failure to compete effectively would have a material and adverse effect on our business, results of operations and financial condition.

Rapid technological change could cause our products to become obsolete.

The technologies underlying the products we sell and intend to sell are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that our suppliers will be able to develop services, products, or processes with significant advantages over the competing products, services, and processes. Any such occurrence could have a material and adverse effect on our business, results of operations and financial condition.

Our products are dependent on the availability of sufficient quantities of tissue from human donors, and any disruption in supply could adversely affect our business.

The success of the human tissue products we sell depends upon, among other factors, the availability of sufficient quantities of tissue from human donors. The availability of donated tissue could be adversely impacted by regulatory changes, public opinion of the donor process as well as our and our suppliers’ reputations in the industry. Any disruption in the supply of donated human tissue could restrict our growth and could have a material adverse impact on our business and financial condition. We cannot be sure that the supply of human tissue will continue to be available at current levels or will be sufficient to meet our future needs.

The products we offer are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, but not limited to, HIV, viral hepatitis, syphilis and other viral, fungal or bacterial pathogens. Our suppliers are required to comply with federal and state regulations intended to prevent communicable disease transmission.

Although we believe that our suppliers maintain strict quality controls over the procurement and processing of the human tissue used to make the products we sell, there is no assurance that these quality controls are or will continue to be adequate. In addition, negative publicity concerning disease transmission from other companies improperly processed donated tissue could have a negative impact on the demand for our products.

In order to grow revenues from certain of our products, we must expand our relationships with distributors and independent sales representatives.

We derive significant revenues through our relationships with distributors and independent sales representatives. If such relationships were terminated for any reason, it could materially and adversely affect our ability to generate revenues and profits. We intend to obtain the assistance of additional distributors and independent sales representatives to continue our sales growth with respect to certain of our products. We may not be able to find additional distributors and independent sales representatives who will agree to market and/or distribute those products on commercially reasonable terms, if at all. In addition, adding new distributors and independent sales representatives require additional administrative and accounting efforts for which the Company may not have sufficient resources to manage effectively. If we are unable to establish new distribution and independent sales representative relationships or renew current distribution and sales agency agreements on commercially acceptable terms or manage the growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

We continue to invest significant capital in expanding our internal sales force, and there can be no assurance that these efforts will result in increases in sales.

We are engaged in a major initiative to build and further expand our internal sales and marketing capabilities to increase our level of sales. As a result, we continue to invest in a direct sales force for certain of our products to allow us to reach new customers. These expenses impact our operating results, and there can be no assurance that we will be successful in expanding the sales of our products.

Our revenues may need to depend on adequate reimbursement from public and private insurers and health systems.

Currently, a significant number of public and private insurers and health systems do not provide reimbursement for our products. Our success and extent of our growth depends on the extent to which reimbursement for the costs of our products and related treatments will be available from third party payers, such as public and private insurers and health systems. Government and other third-party payers attempt to contain healthcare costs by limiting both coverage and the level of reimbursement of new products. Therefore, significant uncertainty usually exists as to the reimbursement status of new healthcare products. If we are not successful in obtaining adequate reimbursement for our products from these third-party payers, the market’s acceptance of our products could be adversely affected. Inadequate reimbursement levels also likely would create downward price pressure on our products. Even if we do succeed in obtaining widespread reimbursement for our products, future changes in reimbursement policies could have a negative impact on our business, financial condition and results of operations.

To be commercially successful, we must convince physicians that our products are compliant with regulations, safe and effective alternatives to existing treatments and that our products should be used in their procedures.

We believe physicians will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to conventional methods. Physicians may be slow to change their medical treatment practices for the following reasons, among others:

●	Their lack of experience with prior procedures in the field using our products;

●	Lack of evidence supporting additional patient benefits and our products over conventional methods;

●	Perceived liability risks generally associated with the use of new products and procedures;

●	Perceived exposure from regulatory agencies that monitor the use of our products;

●	Limited availability of reimbursement from third party payers; and

●	The time that must be dedicated to training.

In addition, we believe recommendations for and support of our products by influential physicians are essential for market acceptance and adoption. If we do not receive this support or if we are unable to demonstrate favorable long-term clinical data, physicians and hospitals may not use our products, which would significantly reduce our ability to achieve expected revenue and would prevent us from sustaining profitability.

We will need to expand our organization and managing growth may be more difficult than expected.

Managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the market for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative, and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities.

We may be unable to obtain or maintain adequate product liability insurance.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing and marketing of human tissue products. We may be subject to such claims if the products we sell cause, or appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling our products. We currently maintain product liability insurance that contain limits of coverage for the insured. Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market. There can be no assurance that adequate insurance will be available in the event of a lawsuit, if at all. A product liability claim could result in significant costs and significant harm to our business.

We may implement a product recall or voluntary market withdrawal, which could significantly increase our costs, damage our reputation and disrupt our business.

The manufacturing, marketing and processing of the tissue products we sell or intend to sell involve an inherent risk that they do not meet applicable quality standards and requirements. In that event, there may be recall or market withdrawal required by a regulatory authority. A recall or market withdrawal of one of our products would be costly and would divert management resources. A recall or withdrawal of one of the products we sell, or a similar product processed, also could impair sales of our products as a result of confusion concerning the scope of the recall or withdrawal, or as a result of the damage to our reputation for quality and safety.

Significant disruptions of information technology systems or breaches of information security could adversely affect our business.

We rely to a large extent upon sophisticated information technology systems to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property). We also have outsourced significant elements of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing many independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract (and the large amounts of confidential information that is present on them), make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While we have invested significantly in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Although we may obtain cyber-insurance coverage that may cover certain events described above, this insurance is subject to deductibles and coverage limitations and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage. Any interruption or breach in our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us or allow third parties to gain material, inside information that they use to trade in our securities.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Intellectual Property

If we are unable to adequately protect our intellectual property, our ability to compete in the market will be harmed.

Our commercial success will depend in part on patents and other intellectual property protection. To date we have applied for several patent applications and plan to file for additional patents with respect to our products and we intend to defend our patents and other intellectual property against third party challenges. However, there can be no assurance that any patents applied for will be issued, that scope of protection afforded by any patents issued will be as broad as claimed or if challenged, patents may be found to be invalid or unenforceable. Moreover, there can be no assurance that we will have the financial resources to protect our intellectual property

There can be no assurances of protection for proprietary rights or reliance on trade secrets.

In certain cases, the Company may rely on trade secrets to protect intellectual property, proprietary technology and processes, which the Company has acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Our suppliers’ ability to protect their intellectual property and proprietary technology through patents and other means is uncertain and may be inadequate, which could have a material and adverse effect on us.

We depend significantly on our suppliers’ ability to protect their proprietary rights to the technologies used in the products we purchase from them and resell. Traditional legal means afford only limited protection and may not adequately protect their rights or permit them to gain or keep any competitive advantage. To the extent that they are unable to protect their intellectual property against infringement by others or by claims of infringement by such suppliers, our business could be materially adversely affected.

We may be subject to damages resulting from claims that we, our employees, or our independent contractors have wrongfully used or disclosed alleged trade secrets of others.

Some of our employees were previously employed at other medical device or tissue companies. We may also hire additional employees who are currently employed at other medical device or tissue companies, including our competitors. Additionally, consultants or other independent agents with which we may contract may be or have been in a contractual arrangement with one or more of our competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or independent contractors have used or disclosed any party’s trade secrets or other proprietary information. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail to defend such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to market existing or new products, which could severely harm our business.

If we are unable to protect our patents and trademarks from infringement, our business prospects may be harmed.

We currently have applied for various patents and received registered trademarks for our suite of biologic products offered in the United States. Although we may take steps to monitor the possible infringement or misuse of our patents and trademarks once they are obtained, it is possible that third parties may infringe, dilute or otherwise violate our intellectual property rights. Any unauthorized use of our intellectual property could harm our reputation or commercial interests. In addition, our enforcement against third-party infringers or violators may be unduly expensive and time-consuming, and any remedy obtained may constitute insufficient redress relative to the damages we may suffer. Our business may be materially adversely affected in the event we are unable to protect our intellectual property.

Risks Related to Regulatory Approval of Our Products and Other Government Regulations

Our business is subject to continuing regulatory compliance by the FDA and other authorities, which is costly and our failure to comply could result in negative effects on our business.

The FDA has specific regulations governing our tissue-based products, or HCT/Ps. The FDA has broad post-market and regulatory and enforcement powers. The FDA’s regulation of HCT/Ps includes requirements for registration and listing of products, donor screening and testing, processing and distribution (“Current Good Tissue Practices”), labeling, record keeping and adverse-reaction reporting, and inspection and enforcement.

Biologics and medical devices are subject to even more stringent regulation by the FDA. Even if pre-market clearance or approval is obtained, the approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, may require warnings to accompany the product or impose additional restrictions on the sale and/or use of the product. In addition, regulatory approval is subject to continuing compliance with regulatory standards, including the FDA’s quality system regulations.

If we fail to comply with the FDA regulations regarding our tissue products or medical devices, the FDA could take enforcement action, including, without limitation, any of the following sanctions and the manufacture of our products or processing of our tissue could be delayed or terminated:

●	Untitled letters, warning letters, fines, injunctions, and civil penalties;

●	Recall or seizure of our products;

●	Operating restrictions, partial suspension or total shutdown of production;

●	Refusing our requests for clearance or approval of new products;

●	Withdrawing or suspending current applications for approval or approvals already granted;

●	Refusal to grant export approval for our products; and

●	Criminal prosecution.

It is likely that the FDA’s regulation of HCT/Ps will continue to evolve in the future. Complying with any such new regulatory requirements may entail significant time delays and expense, which could have a material adverse effect on our business. The AATB has issued operating standards for tissue banking. Compliance with these standards is a requirement in order to become an accredited tissue bank. In addition, some states have their own tissue banking regulations.

In November 2017, the FDA released two final guidance documents in an effort to implement a “comprehensive policy framework” for existing laws and regulations governing regenerative medicine products, including human cells, tissues, and cellular and tissue-based products (“HCT/Ps”). These guidance documents build upon the previous regulatory framework for these products, which was completed in 2005. The Comprehensive regenerative medicine policy framework intends to spur innovation, efficient access to potentially transformative products, while ensuring safety and efficacy.

The framework builds upon the FDA’s existing risk-based regulatory approach to more clearly describe what products are regulated as drugs, devices, and/or biological products. Further, two of the guidance documents propose an efficient, science-based process for helping to ensure the safety and effectiveness of these therapies, while supporting development in this area. The suite of guidance documents also defines a risk-based framework for how the FDA intends to focus its enforcement actions against those products that raise potential significant safety concerns. This modern framework is intended to balance the agency’s commitment to safety with mechanisms to drive further advances in regenerative medicine so innovators can bring new, effective therapies to patients as quickly and safely as possible. The policy also delivers on important provisions of the Act.

The FDA guidance with regard to 351 HCT/Ps requiring premarket approval became effective in May 2021. The guidance states that, in order to “give manufacturers time to determine if they need to submit an IND or marketing application in light of this guidance,” the FDA intends to exercise enforcement discretion (i.e., the agency may permit marketing without an approved marketing application) if the HCT/P “is intended for autologous use and its use does not raise reported safety concerns or potential significant safety concerns.” As of the date of this prospectus, we are not aware of whether any further extension of effectiveness and enforcement of these regulations is or will be issued by the FDA.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. However, if our products are deemed by the FDA to fall within the new guidelines and we are unable to successfully challenge any such determination, our business, results of operations and financial condition may be significantly harmed.

In addition, procurement of certain human organs and tissue for transplantation is subject to the restrictions of the National Organ Transplant Act (“NOTA”), which prohibits the transfer of certain human organs, including skin and related tissue for valuable consideration, but permits the reasonable payment associated with the removal, transportation, implantation, processing, preservation, quality control and storage of human tissue and skin. We reimburse tissue banks, hospitals and physicians for their services associated with the recovery, storage and transportation of donated human tissue. Although we have independent third-party appraisals that confirm that reasonableness of the service fees we pay, if we were to be found to have violated NOTA’s prohibition on the sale or transfer of human tissue for valuable consideration, we would potentially be subject to criminal enforcement sanctions, which could materially and adversely affect our results of operations.

Finally, as discussed above, we and other manufacturers of skin substitutes are required to provide ASP information to CMS on a quarterly basis. The Medicare payment rates are updated quarterly based on this ASP information. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, such manufacturer is subject to civil monetary penalties of up to $10,000 for each misrepresentation for each day in which the misrepresentation was applied.

To the extent our products do not qualify for regulation as human cells, tissues and cellular and tissue-based products under Section 361 of the Public Health Service Act, this could result in removal of the applicable products from the market, would make the introduction of new tissue products more expensive and significantly delay the expansion of our tissue product offerings and subject us to additional post-market regulatory requirements.

The products we offer are derived from human tissue. The FDA has specific regulations governing human cells, tissues and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into a human patient. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act (so-called “361 HCT/Ps”) are not subject to any premarket clearance or approval requirements and are subject to less stringent post-market regulatory requirements.

If a product is deemed not to be a 361 HCT/P, FDA regulations will require premarket clearance or approval requirements that will involve significant time and cost investments by the Company. Further, there can be no assurance that the FDA will not, at some future point, change its position on current or future products’ 361 HCT/P status, and any regulatory reclassification could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring premarket clearance or approval and compliance with additional post-market regulatory requirements with respect to those products. Moreover, increased regulatory scrutiny within the industry in which we operate could lead to increased regulation of HCT/Ps, including 361 HCT/Ps. We also cannot assure you that the FDA will not impose more stringent definitions with respect to products that qualify as 361 HCT/Ps.

If the FDA does allow the Company to continue to market those products that fall under the new regulations without a biologics license either prior to or after finalization of the draft guidance documents, it may impose conditions, such as labeling restrictions and compliance with cGMP. Although the Company is preparing for these requirements in connection with its pursuit of a BLA for certain of its products, compliance with these conditions would require significant additional time and cost investments by the Company. It is also possible that the FDA will not allow the Company to market any form of its products without a biologics license even prior to finalization of the draft guidance documents and could even require the Company to recall its products, which would likely result in significant harm to our business, results of operations and financial condition.

In November 2017, the FDA issued guidance documents to clarify the FDA’s interpretation of the risk-based criteria manufacturers used to determine which manufactured tissue products are subject to the FDA’s premarket review and in order to be lawfully marketed in the United States, require an FDA-approved BLA.

The FDA guidance with regard to allowing manufacturers for certain products that are subject to the FDA’s premarket review under the existing regulations but are not currently meeting these requirements became effective in May 2021.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. However, if our products are deemed by the FDA to fall within the new guidelines and we are unable to successfully challenge any such determination, our business, results of operations and financial condition may be significantly harmed.

Our ability to commence and complete clinical studies and other research and development objectives that are required by the FDA, will require that we be properly funded to assure that we can commence and proceed with the required research activities promptly and that the results are favorable.

The Company is pursuing efforts to commence and complete clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available. The ability of the Company to succeed in these efforts is subject to among other things, the Company having timely and sufficient available working capital to fund the substantial costs of completing clinical trials, and ultimately the approval from the FDA.

We and our sales representatives, whether employees or independent contractors, must comply with various federal and state anti-kickback, self-referral, false claims and similar laws, any breach of which could cause a material adverse effect on our business, financial condition and results of operations.

Our relationships with physicians, hospitals and other healthcare providers are subject to scrutiny under various federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws. Healthcare fraud and abuse laws are complex, and even minor, inadvertent violations can give rise to claims that the relevant law has been violated. Possible sanctions for violation of these fraud and abuse laws include monetary fines, civil and criminal penalties, exclusion from federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers’ compensation programs and TRICARE (the healthcare system administered by or on behalf of the U.S. Department of Defense for uniformed services beneficiaries, including active duty and their dependents, retirees and their dependents), and forfeiture of amounts collected in violation of such prohibitions. Certain states have similar fraud and abuse laws, imposing substantial penalties for violations. Any Government investigation or a finding of a violation of these laws would likely result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations.

Anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for the referral of an individual or the ordering or recommending of the use of a product or service for which payment may be made by Medicare, Medicaid or other Government-sponsored healthcare programs. We will enter into consulting agreements, speaker agreements, research agreements and product development agreements with physicians, including some who may order our products or make decisions to use them. In addition, some of these physicians own our stock, which they purchased in arm’s length transactions on terms identical to those offered to non-physicians or received stock awards from us as consideration for services performed by them. While these transactions were structured with the intention of complying with all applicable laws, including state anti-referral laws and other applicable anti-kickback laws, it is possible that regulatory or enforcement agencies or courts may in the future view these transactions as prohibited arrangements that must be restructured or for which we would be subject to other significant civil or criminal penalties. As discussed above, we have incorporated the AdvaMed code principles into our relationships with healthcare professionals under our consulting agreements, and our policies regarding payment of travel and lodging expenses, research and educational grant procedures and sponsorship of third-party conferences. In addition, we have conducted training sessions on these principles. However, there can be no assurance that regulatory or enforcement authorities will view these arrangements as being in compliance with applicable laws or that one or more of our employees or agents will not disregard the rules we have established. Because our strategy relies on the involvement of physicians who consult with us on the design of our products, perform clinical research on our behalf or educate the market about the efficacy and uses of our products, we could be materially impacted if regulatory or enforcement agencies or courts interpret our financial relationships with physicians who refer or order our products to be in violation of applicable laws and determine that we would be unable to achieve compliance with such applicable laws. This could harm our reputation and the reputations of the physicians we engage to provide services on our behalf. In addition, the cost of noncompliance with these laws could be substantial since we could be subject to monetary fines and civil or criminal penalties, and we could also be excluded from federally funded healthcare programs, including Medicare and Medicaid, for non-compliance.

The Federal False Claims Act (“FCA”) imposes civil liability on any person or entity that submits, or causes the submission of, a false or fraudulent claim to the U.S. Government. Damages under the FCA can be significant and consist of the imposition of fines and penalties. The FCA also allows a private individual or entity with knowledge of past or present fraud against the Federal Government to sue on behalf of the Government to recover the civil penalties and treble damages. The U.S. Department of Justice (“DOJ”) on behalf of the Government has previously alleged that the marketing and promotional practices of pharmaceutical and medical device manufacturers, including the off-label promotion of products or the payment of prohibited kickbacks to doctors, violated the FCA, resulting in the submission of improper claims to federal and state healthcare entitlement programs such as Medicaid. In certain cases, manufacturers have entered into criminal and civil settlements with the federal government under which they entered into plea agreements, paid substantial monetary amounts and entered into corporate integrity agreements that require, among other things, substantial reporting and remedial actions going forward.

The scope and enforcement of all of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. There can be no assurance that federal or state regulatory or enforcement authorities will not investigate or challenge our current or future activities under these laws. Any investigation or challenge could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory or enforcement review of us, regardless of the outcome, would be costly and time consuming. Additionally, we cannot predict the impact of any changes in these laws, whether these changes are retroactive or will have effect on a going-forward basis only.

We face significant uncertainty in the industry due to government healthcare reform.

There have been and continue to be proposals by the federal government, state governments, regulators and third-party payers to control healthcare costs, and generally, to reform the healthcare system in the United States. There are many programs and requirements for which the details have not yet been fully established or the consequences are not fully understood. These proposals may affect aspects of our business. We also cannot predict what further reform proposals, if any, will be adopted, when they will be adopted, or what impact they may have on us.

Risks Related to our Status as a Public Company

We are subject to the periodic reporting requirements of the Exchange Act that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if an active trading market for our common stock ever develops or is sustained, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our Interim Chief Executive Officer and Chief Financial Officer noted the following material weaknesses that have caused management to conclude that, as of October 31, 2024, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

●	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which there is insufficient independent review of duties performed.

●	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which do not have the ability to implement internal controls over the granting of access to our IT environment

●	As a result of the limited number of accounting personnel, we rely on inexperienced staff and outside consultants for the preparation of our financial reports, including tax preparation, which could require adjustments and lead to overlooking items requiring disclosure.

●	As a result of the Company’s limited financial and personnel resources, there may be difficulties in timely analyzing and identifying potential operational and disclosure transactions within management and to comply with financial reporting regulations.

We have taken and are continuing to take additional steps to remedy these material weaknesses. However, in doing so, we have incurred and expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to receipts and expenditures as well as disclosures, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. There can be no assurance that our remedial measures will be sufficient to address the material weaknesses or that our internal control over financial reporting will not be subject to additional material weaknesses in the future. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Risks Relating to Ownership of Our Common Stock

Two of our stockholders control 51% of the combined voting power of our capital stock regardless of the number of shares of common stock outstanding and accordingly, have the ability to control the election of our directors and the outcome of matters submitted to our stockholders.

Two of our stockholders, Ian T. Bothwell, our Interim Chief Executive Officer and Chief Financial Officer, and Greyt Ventures LLC (”Greyt”) hold our Series C Preferred Shares, which accord them 51% of the combined voting power of our capital stock, regardless of the number of shares of common stock outstanding. Accordingly, Mr. Bothwell and Greyt have the ability to control the election of our directors and influence the outcome of issues submitted to our stockholders. As a consequence, it will be difficult, if not impossible for the other stockholders to remove our management. The voting control of the Company by Mr. Bothwell and Greyt could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our articles of incorporation allow for our board to create a new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors have the authority to issue up to 10,000,000 shares of our preferred stock terms of which may be determined by the Board without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a new series of preferred stock (in addition to the Series C Preferred Shares) that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a new series of preferred stock, subject to the consent of the holders of the Series C Preferred Shares that has even greater voting power than the Series C Preferred Shares, to our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any new additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

You may experience dilution of your ownership interests because of the future issuance of additional shares of common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. We may also issue additional shares of our securities that are convertible into or exercisable for common stock, as the case may be, in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of common stock may create downward pressure on the value of our securities. There can be no assurance that we will not be required to issue additional shares of common stock, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which our shares may be valued or are trading in a public market.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of their shares of our common stock or shares of our common stock underlying any outstanding securities held by them, in the public market under Rule 144 or upon registration of such shares pursuant to an effective registration statement, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

There can be no assurances that an active trading market will develop for our common stock, or if developed, be maintained.

The average trading volume in our stock has been historically low, with little or no trading at all on some days. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time. There can be no assurance that a more active market for the common stock will develop, or if one should develop, there is no assurance that it will be maintained. This severely limits the liquidity of our common stock and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

●	the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our common stock and have an adverse effect on the market for shares of our common stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting our Company’s industry;

●	additions or departures of key personnel;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for the common stock will depend on the research and reports that securities analysts publish about our business and the Company. We do not have any control over these analysts. There is no guarantee that securities analysts will cover the common stock. If securities analysts do not cover the common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

ZEO is a Nevada corporation. Nevada law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Nevada law also authorizes Nevada corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by law.

Although we currently maintain directors and officers insurance coverage, there is no guarantee that such coverage or that any future insurance coverage we elect to maintain would protect us from any damages or loss claims filed against us.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on the common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares as a result of the dilution which would result if such securities were exercised for or converted into shares.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders. We will receive the exercise price of the May 2025 Consultant Warrants($3.50 - $10.00 per share), the August 2024 Consultant Warrants ($2.35 per share), the July 2024 Financing Warrants ($2.00 per share), the July 2024 Consultant Warrants ($2.35 per share), the August 2023 Warrants ($20.00 per share), the March 2023 Warrants ($12.00 per share) and the August 2022 Warrants ($4.00 per share), in the event they are exercised for cash. In connection with the Change in Control Transaction, Skycrest Holdings and Greyt Ventures became controlling stockholders of the Company. In December 2024, Skycrest Holdings gifted its 50 Series C Preferred Shares to Ian T. Bothwell, our Interim CEO and CFO, resulting Mr. Bothwell becoming a controlling stockholder of the Company. Except for the foregoing and the investments made in the Company by the investors in the July 2024 Financing, July 2024 Consultant Warrants, August Private Placement and the March 2023 Financing, none of the selling stockholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

SELLING STOCKHOLDERS

This prospectus relates to the proposed resale from time to time of up to an aggregate of 4,426,823 shares of our common stock by the selling stockholders named in this prospectus in amounts, at prices and on terms that will be determined at the time of the offering. The shares being sold were acquired by or are issuable upon conversion or exercise of securities acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

The 4,426,823 shares of common stock covered by this prospectus consist of (a) 100,000 shares and 500,000 shares issuable upon the exercise of warrants (the “May 2025 Consultant Warrants”) issued to a consultant to the Company; (b) 100,000 shares issuable upon exercise of the August 2024 Consultant Warrants (c) 250,000 shares and 83,333 shares issuable upon the exercise of the July 2024 Financing Warrants issued to a single investor in connection with the July 2024 Financing; (d) 350,000 shares issuable upon exercise of the July 2024 Consultant Warrants issued to each of two Consultants to the Company (and subsequently gifted by one of the Consultants); (e) 120,834 shares issuable upon conversion of the 8% Notes and 22,656 shares issuable upon exercise of the August 2023 Warrants issued in the August 2023 Private Placement; (f) 50,000 shares issuable upon exercise of the March 2023 Warrants issued to a single investor in the March 2023 Financing; and (g) 250,000 shares issued to each of four investors and 750,000 shares issuable upon the exercise of the August 2022 Warrants issued to each of Skycrest Holdings (and subsequently gifted) and Greyt Ventures in connection with the Change in Control Transaction.

We are registering the shares to permit the selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution.” As of the date of this Prospectus, there are 6,449,817 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this prospectus, the name of each selling stockholder, the number and percentage of shares of our common stock beneficially owned by each selling stockholder prior to the offering for resale of the shares under this prospectus, the number of shares of our common stock beneficially owned by each selling stockholder that may be offered from time to time under this prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

There are no agreements between the Company and any selling stockholder pursuant to which the shares subject to this registration statement were issued. Except for Greyt Ventures, who became a controlling stockholder of the Company in the Change in Control Transaction and the investments made in the Company in the August Private Placement and the March 2023 Financing and Ian T. Bothwell, our Interim CEO and CFO, who in December 2024 received a gift of 50 Series C Preferred Shares from Skycrest Holdings resulting in obtaining a controlling position in the Company, none of the selling stockholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Stockholder	Total Shares Owned by Selling Stockholder	Total Shares to be Registered Pursuant to this Offering		Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering
18 Holdings LLC	49,479	49,479	(1)	.77%	0
Gurland Holding, LLC	24,740	24,740	(2)	.38%	0
Rick Danzansky	19,792	19,792	(3)	.31%	0
Christophe Folla	49,479	49,479	(4)	.77%	0
Skycrest Holdings LLC	391,107	250,000	(5)	6.06%	141,107
Greyt Ventures LLC	1,350,000	1,350,000	(6)	17.88%	0
Beyond 100 FZE	250,000	250,000	(7)	3.88%	0
Smart Co. Holding PTE. LTD	250,000	250,000	(7)	3.88%	0
AJB Capital	50,000	50,000	(8)	0.77%*	0
Gary Kompothecras & Elizabeth Kompothecras JT TEN	333,333	333,333	(9)	5.10%	0
Long Side Ventures LLC	700,000	700,000	(10)	9.93%	0
Nadine Birdman – Wendrow	350,000	350,000	(11)	5.15%	0
Maxx Tyler Birdman	187,500	187,500	(12)	2.82%	0
Marc Evan Wendrow	187,500	187,500	(12)	2.82%	0
Matthew Austin Wendrow	187,500	187,500	(12)	2.82%	0
Alec Jordan Birdman	187,500	187,500	(12)	2.82%	0
	4,567,930	4,426,823			141,107

(1)	Represents 41,667 shares issuable upon conversion of 8% Notes and 7,813 shares issuable upon exercise of July 2023 Warrants held by the selling stockholder.
(2)	Represents 20,833 shares issuable upon conversion of 8% Notes and 3,906 shares issuable upon exercise of July 2023 Warrants held by the selling stockholder.
(3)	Represents 16,667 shares issuable upon conversion of 8% Notes and 3,125 shares issuable upon exercise of July 2023 Warrants held by the selling stockholder.
(4)	Represents 41,667 shares issuable upon conversion of 8% Notes and 7,813 shares issuable upon exercise of July 2023 Warrants held by the selling stockholder.
(5)	Represents 250,000 shares held by the selling stockholder. The manager of Skycrest Holdings is Louis Birdman.
(6)	Represents 250,000 shares held by the selling stockholder and 350,000 shares issuable upon the exercise of the Consultant Warrants and 750,000 shares issuable upon the exercise of the Change in Control Warrants held by the selling stockholder. The manager of Greyt Ventures is Wendy Greyt.
(7)	Represents 250,000 shares held by the selling stockholder.
(8)	Represents 50,000 shares issuable upon the exercise of the March 2023 Warrants held by the selling stockholder.
(9)	Represents 250,000 shares held by the selling stockholders and 83,333 shares issuable upon the exercise of the July 2024 Financing Warrants held by the selling stockholders.
(10)	Represents 100,000 shares held by the selling stockholder and 100,000 shares issuable upon the exercise of the August 2024 Consultant Warrants held by the selling stockholder and 500,000 shares issuable upon the exercise of the May 2025 Consultant Warrants held by the selling stockholder.
(11)	Represents 350,000 shares issuable upon the exercise of warrants held by the selling stockholder.
(12)	Represents 187,500 shares issuable upon the exercise of warrants held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders named in this Prospectus, and any of their pledgees, donees, transferees, assignees and successors-in-interest, may from time to time, offer and sell any or all of the shares of common stock through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “ZEOX.” On March 25, 2025 the closing price for our common stock was $2.60, as reported by OTC Markets Group, Inc.

The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling stockholders may arrange for broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time-to-time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, as subsequently further supplemented or amended, if required.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each such selling stockholder and of the participating broker-dealer(s); (b) the number of shares involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and (f) other facts material to the transaction.

If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement. We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

BUSINESS

Business Overview

We are a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine. The Company’s proprietary products, including Zofin™, are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood (“RAAM Products”).

Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

ZEO operates an extracellular vesicle processing laboratory in Davie, Florida for the purpose of performing research and development and the manufacturing and processing of the anti-aging and cellular therapy derived products that we sell and distribute to our customers.

The Company has recently developed and begun to distribute additional products that incorporate its proprietary ingredients for products to be used in topical aesthetic applications and is actively exploring further development of additional products to be used in other topical aesthetic applications. During November 2024, the Company announced that it was launching the first planned collaborative topical product with its affiliate Exotropin LLC; “ZEO HAIR GROW™ Powered By Exotropin™.”

To date, the Company has obtained certain Investigational New Drug (“IND”), emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of Zofin™ and related treatment protocols. The Company is pursuing efforts to complete its already approved clinical studies as well as obtaining approval to commence additional studies for other specific indications it has identified that the use of its products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available. The ability of the Company to succeed in these efforts is subject to among other things, the Company having sufficient available working capital to fund the substantial costs of completing clinical trials, which the Company currently does not have, and ultimately, obtaining approval from the FDA.

Current FDA guidance requires that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue-based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”).

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses. The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

Recent Developments

Exotropin, LLC

In March 2003 and July 2024, the Company invested $100,000 and $45,000, respectively, in Exotropin, LLC (“Exotropin”) a privately held formulator of skin care products in exchange for a minority equity interest (approximately 8.9% as of October 31, 2024). During November 2024, the Company received a capital call notice from Exotropin (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call. The investment in Exotropin was made in an effort to accelerate the Company’s development of expertise with respect to the skincare industry and to expand the use of its proprietary products in future formulations for a variety of topical use applications. In addition, we have also entered into a sales representation agreement with Exotropin pursuant to which we will receive commissions on sales made by Exotropin to customers that were introduced by the Company to Exotropin. During November 2024, the Company announced that it was launching the first planned collaborative product with Exotropin; “ZEO HAIR GROW™ Powered By Exotropin™.

Joint Venture with BioXtek, LLC

On February 4, 2025, the Company entered into a Binding Memorandum of Understanding (the “Binding MOU”) with BioXtek, LLC, a Florida limited liability company (“BioXtek”) setting forth the terms of a joint development, manufacturing, marketing and funding arrangement to be entered into by the Company and BioXtek in various phases (the “Joint Venture”).

BioXtek is a privately-held Florida-based company engaged in the development, manufacturing and marketing of biologic regenerative therapeutics, with a focus on human placental tissue-derived (“HAF”) products. BioXtek manufactures products both for itself and third parties. BioXtek’s primary revenues are derived from the sale of membrane patches that are used primarily in the wound care and surgical markets (“Membrane Products”).

BioXtek operates a cGMP, cGTP and AATB compliant 11,000 square foot manufacturing facility in Pompano Beach, Florida (the “BioXtek Facility”).

The Joint Venture contemplates, among other matters:

●

ZEO relocating its current operations located at Nova Southeastern University in Davie, Florida, to sublet space at the BioXtek Facility in Pompano Beach, Florida expected to be completed by May 31. 2025, which will include administrative, laboratory (research and development) and clean room (tissue processing) space, as well as shared common area space;

●	BioXtek providing ZEO with the services of BioXtek technical, quality control and shipping personnel, as well as additional use of clean rooms, as ZEO may reasonably request, at agreed upon rates;

●

If requested by ZEO and subject to BioXtek meeting ZEO’s quality control and regulatory compliance, BioXtek becoming the exclusive contract manufacturer for ZEO’s HAF and peripheral blood derived products;

●

ZEO and BioXtek establishing a jointly-owned (50/50) special purpose entity (the “SPE”), to pursue the development and commercialization of agreed upon products including the Membrane Products, and conduct and complete of all required clinical trials with the goal of the SPE obtaining FDA approval in the form of a BLA license or other designated license required by the FDA to permit the SPE to commercialize product(s) for mutually agreed upon indication(s) (the “SPE Business”);

●	ZEO and BioXtek contributing or licensing all necessary intellectual property to the SPE needed for it to conduct the SPE Business;

●	ZEO and BioXtek using their respective commercially reasonable efforts to secure funding for the SPE Business;

●	ZEO and BioXtek agreeing to certain confidentiality and non-competition covenants with respect to the SPE Business;

●	The SPE becoming the exclusive distributor (subject to certain agreed upon exceptions for current customers of BioXtek) of the Membrane Products;

●	Each of ZEO and BioXtek having certain rights with respect to the intellectual property, contributed or licensed to or developed by the SPE in the event the SPE is dissolved;

●

The parties seeking to achieve operating efficiencies as a result of overlap in their respective operations, including administrative, laboratory and research personnel and research and manufacturing assets used in connection with the SPE Business and their respective individual businesses;

●	ZEO having the right to distribute certain other products of BioXtek outside of the scope of the SPE Business; and

●	ZEO and BioXtek undertaking joint product development efforts outside of the scope of the SPE Business, as they may mutually agree upon.

ZEO and BioXtek have agreed to work in good faith towards the preparation, authorization, execution and delivery of a series of definitive agreements documenting the Joint Venture on the terms set forth in the Binding MOU and including other terms and conditions typical and customary for agreements of this type and nature. However, in the event the Parties fail to agree upon and execute such definitive agreements, then the Binding MOU shall govern the terms of the Joint Venture.

Corporate Information

The Company was incorporated in the state of Nevada on August 9, 2011, under the name “Bespoke Tricycles Inc.,” changed its name to “Biotech Products Services and Research, Inc.” effective November 4, 2015, to “Organicell Regenerative Medicine, Inc.” effective June 20, 2018 and assumed its current name of “Zeo ScientifiX, Inc.” effective February 20, 2024.

Our executive offices are located at 3321 College Avenue, Suite 246, Davie, Florida and our telephone number is (888) 963-7881. Our corporate website is www.zeoscientifix.com. Information appearing on our website is not part of this prospectus.

Industry Overview

The traditional health care industry in the United States is predominantly controlled by the rules of the Centers for Medicare & Medicaid Services (“CMS”) (www.cms.gov) and commercial health insurance companies with respect to payor coverage for medical diagnostics and therapies. This control of coverage currently limits patients’ access to alternative medical therapies, although emerging medical research demonstrates highly beneficial outcomes in the field of anti-aging and regenerative medicine. Traditional allopathic medicine of health care provided to patients in the United States relies on government and commercial health insurance for payment of the costs associated with their day-to-day health care. Because of this close relationship, physicians must follow government and commercial insurers guidelines in order to receive reimbursement for most services. In addition, physicians may be hesitant to adopt new treatments because of perceived legal ramifications and/or lack of knowledge concerning recent research supporting the use of cutting-edge anti-aging and regenerative medical treatments. In addition, many physicians provide alternative therapies that are not yet covered by payors in a “private-pay” or concierge medicine model.

Despite the above, anecdotal and medical literature has shown an increased demand by patients for access to alternative medical therapies and treatments. Patients are seeking these alternatives to traditional allopathic medicine, due to the adverse events associated with traditional pharmaceuticals, risks associated with surgeries, and that traditional medicine and insurers are not addressing wellness or preventive medicine sufficiently. To address a wide variety of common and debilitating conditions related to aging, the Company is developing safer alternatives to traditional therapies, leveraging the latest regenerative technologies. As described above, these alternative therapies face significant restrictions because of regulations imposed by the FDA, other regulatory bodies and insurers due to lack of a sufficient body of randomized controlled studies. Nonetheless, many published case series and some randomized trials demonstrate the safety and efficacy of regenerative therapies, and payor coverage may expand as the body of supportive research grows. Notwithstanding these current dynamics, patients and consumers are looking to safe alternatives compared to more traditional medicine, including the following:

●	Cellular/ Tissue based therapies

○	Adipose-derived stromal vascular fraction

○	Bone marrow-derived stem cell therapies

○	Peripheral blood derived therapies (i.e., platelet rich plasma);

○	Placental-based therapies

Ø	Technology documented since 1910 for safety and efficacy, tissue processed from human amniotic membrane and fluid, donated by consenting mothers delivering a full-term healthy baby by scheduled Caesarean section, avoiding any ethical or moral concerns, proven safety record, case series documented success in a multitude of systemic and local pathologies

○	Growth factor, cytokine therapies

●	Anti-Aging

○	Supplements

Ø	Vitamin

Ø	Mineral

Ø	Medical foods

○	Weight control

○	Topical lotions and creams for the largest organ the skin

●	Nontraditional medical alternatives

○	Acupuncture

○	Naturopathic

○	Chiropractic

●	Self-directed

○	Meditation

○	Yoga

○	Tai Chi

Currently, patients who desire alternative treatments rely on the following options:

●	Medical Tourism

○	In United States

○	Off-shore United States

Ø	Central and South America

Ø	Caribbean

Ø	Europe

●	Consulting directly with physicians knowledgeable in providing regenerative medical services

●	Unlicensed life coaches

Current Business Strategy

Our current business strategy is to achieve the following goals and milestones:

●	Execute on our current strategy to complete existing clinical studies and secure approval to commence larger Phase II studies for other specific indications that we identify that the use of our products will provide more favorable and desired health related benefits for patients seeking alternative treatment options than are currently available;

●	Perform clinical based studies associated with the use of our products (independently and/or in conjunction with Providers, Manufacturers, Government Agencies and Educational Institutions) and seek accelerated approval where available for each product application in accordance with the 21st Century Cures Act (“Cures Act”) and/or through the granting of an FDA-approved biologics application (“BLA”) to allow products to be lawfully marketed and/or sold in the United States;

●	Assure the Company maintains compliance with existing and the anticipated changes to FDA regulations, including the guidance related to the use and sale of tissue-based products (“HCT/Ps”) which was published in November 2017 and took effect in May 2021 (postponed from November 2020 due to the COVID-19 pandemic), as well as readiness to respond to ongoing future changes to regulations impacting our products;

●	Expand our laboratory facilities to meet expected production, processing and research requirements;

●	Engage high profile and industry recognized medical advisors, researchers and/or scientists to help identify and develop new and emerging technologies concerning biologics and to assure our Products remain cutting edge and competitive to products offered by other companies;

●	Identify alternative products and services to (a) offset any potential decline in revenues resulting from FDA limitations on the sales and distribution of our existing products currently being sold and distributed and/or future expected FDA restrictions on RAAM products; and (b) provide our Providers with alternative product and treatment options to remain competitive with the market and our Providers to meet the needs and demands of their patients;

●	Identify sources of exclusive and superior suppliers of RAAM products and/or raw materials used by us in processing our RAAM products;

●	Identify strategic relationships and acquisition targets that would enhance and/or accelerate the growth of the Company with third parties such as (a) existing raw material and/or medical device suppliers or owners of IP associated with existing and/or additional desired RAAM products; (b) Providers that specialize in RAAM products; and/or (c) companies that market and distribute RAAM products;

●	Develop and expand operations to provide for growth of our revenues

○	Expand our sales market and network of Providers within and outside of the United States to increase revenues for RAAM related products through:

●	Hiring additional in-house sales personnel;

●	Selectively engaging independent distributors;

●	Marketing private label products to distributors;

●	Increasing market recognition for our brands from: marketing and participating in industry trade shows;

○	Increase the number of RAAM product offerings for various modalities using proprietary processing, formulas and administration techniques, and

○	Extend our referral network of Providers based on:

●	Superior product offerings;

●	Demonstrating a realistic and executable regulatory roadmap to assure Company and product compliance with current and anticipated FDA regulations; and

●	Developing and providing educational support to Providers regarding our products and regulatory concerns;

●	Secure additional working capital

○	Fund shortfalls in working capital to fund ongoing expenses and required payments to vendors and creditors until revenues are stabilized;

○	Fund ongoing costs to complete current pipeline of clinical trials as well as future clinical trials;

○	Fund capital expenditures associated with maintaining compliance of our facilities and products;

○	Fund our strategy to develop and expand our revenues for the sales and distribution of RAAM related products described above;

○	Hire additional personnel to support our growth and planned expansion; and

○	Enhance our CRM, e-commerce and ERP capabilities to facilitate marketing, sales and distribution functionality and accounting for our operations.

●	Enhance Company Corporate Governance

○	Continue to develop and expand the Company’s internal control policies; and

○	Continue to explore previously announced plans to uplist the Company to Nasdaq for the purpose of enhancing interest and investment opportunities for the Company once the Company is able to demonstrate compliance with initial listing requirements, including minimum share price and stockholder’s equity thresholds.

Market Overview

The population of the United States and the developed world is getting older and living longer. According to a United States Consensus Bureau’s report, “An Aging World: 2015,” America’s 65-and-over population is projected to nearly double over the next three decades, ballooning from 48 million to 88 million by 2050 and that worldwide, the 65-and-over population will more than double to 1.6 billion by 2050. According to the report, in 2015, 14.9% of the U.S. population was 65 or over and the United States was the 48th oldest country out of 228 countries and areas in the world in 2015. Baby boomers began reaching age 65 in 2011 and by 2050 the older share of the U.S. population will increase to 22.1%.

The world average age of death has increased by 35 years since 1970, with declines in death rates in all age groups, including those aged 60 and older (Source: Institute for Health Metrics and Evaluation, 2013; Mathers et al., 2015). The leading causes of death are shifting, in part because of increasing longevity. Between 1990 and 2013, the number of deaths from non-communicable diseases (“NCDs”) has increased by 42%; and the largest increases in the proportion of global deaths took place among the population aged 80 and over. An estimated 42.8% of deaths worldwide occur in the population aged 70 and over, with 22.9% in the population aged 80 and over.

Also, according to the Centers for Disease Control (the “CDC”), “Medical Tourism” (a term commonly used to describe people traveling outside their home country for medical treatment) is a worldwide, multibillion-dollar phenomenon that is expected to grow substantially in the next 5–10 years. Studies have estimated that hundreds of thousands of medical tourists travel from the United States annually and that patients pursue medical care abroad for a variety of reasons, including a desire to receive a procedure or therapy not available in their country of residence. Common categories of procedures that US travelers pursue during medical tourism trips include orthopedic surgery, cosmetic surgery, cardiology (cardiac surgery), oncologic care, and dentistry. Common destinations include Thailand, Mexico, Singapore, India, Malaysia, Cuba, Brazil, Argentina, and Costa Rica.

According to Precedence Research, the global regenerative treatment market value, in which cell therapy operates, is expected to grow to ~$174.72 billion by 2032 with a projected growth rate of 22.8% annually (2023-2032). North America is estimated to be the largest market for Regenerative Medicine with 49.1% global market share. Although the market is highly concentrated in North America (specifically the U.S.), international demand for approved gene, cell, and RNA therapies remains sizable, with over 107 therapies now approved for clinical use globally. ZEO operates at the crossroads of the biopharmaceutical, regenerative medicine, and cell therapy sectors. This growth can be attributed to demographic factors such as increased life expectancy and an aging population. In addition, growth is expected to be supported by macroeconomic factors including (anticipated) more favorable regulatory conditions and growing investor interest in the aforementioned three subsectors.

If we are able to fully implement our intended business plan, we believe that we will be well situated to address this increased consumer demand for alternative medical treatments.

Marketing and Sales

Currently, we market our RAAM products and services to a network of Providers through in-house, contracted sales personnel and/or from independent distributors. As of the date of this prospectus, we had two in-house salespersons who marketed our RAAM products and services. In addition, we had arrangements with several independent distributors that were marketing and distributing our products. We intend in the future to expand our in-house sales force and independent distributors as our working capital improves, our product line expands and as volumes increase. We also intend to develop and offer ongoing training seminars to provide the best possible information on the latest advances on anti-aging, and regenerative medicine to Providers.

Raw Materials and Sources of Supply

We acquire the raw materials and supplies for our RAAM research and development and the manufacturing of our RAAM placental-related products from unaffiliated third-party laboratories pursuant to supply arrangements.

In the event any one or more of our current suppliers are unwilling or unable to sell us required raw materials and/or products, for any reason, we may not be able to provide replacement products to our customers, or if other supply arrangements can be made, the replacement products and terms may not be as favorable.

Customers

Our RAAM business is not dependent on any one or more customers, especially as our customer and distribution network expands. Our customer base is increasingly broad based and throughout the United States and worldwide.

Intellectual Property

The table below sets forth a summary of our intellectual property rights.

Issued Patents:

ZEO ScientifiX™ has one issued U.S. Patent for its Organicell™ line of products and the proprietary techniques used for processing perinatal fluid.

U.S. Patent Application No. 17/990,522 (Continuation of 17/226,587)

Titled: COMPOSITIONS COMPRISING NANOPARTICLES, METHOD OF MAKING AND USES THEREOF

Filed: November 18, 2022

Inventor: Maria Ines Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Issue Date: August 6, 2024

Patent No.: 12,053,494

Assignment: MARIA INES MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee)

Recorded: March 17, 2023

Reel/Frame: 063014/0851

ZEO ScientifiX™ has one issued U.S. Patent for its Organicell™ PPX product and the proprietary techniques used in the administration of blood-derived exosomes to treat pain.

U.S. Patent Application No. 18/063,227

Titled: COMPOSITIONS AND METHODS FOR TREATING PAIN WITH EXTRACELLULAR VESICLES

Filed: December 8, 2022

Inventors: Maria Ines Mitrani, Michael Bellio, and Albert Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Issue Date: February 4, 2025

Patent No.: 12,213,994

Assignment: MARIA INES MITRANI (Assignor), MICHAEL BELLIO (Assignor),

ALBERT MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee)

Recorded: April 19, 2023

Reel/Frame: 063370/0572

Patent Applications:

ZEO ScientifiX™ has two U.S. Patent Applications on file for its Organicell™ line of products and the proprietary techniques used for processing perinatal fluid.

U.S. Patent Application No. 17/226,587

Titled: COMPOSITIONS COMPRISING NANOPARTICLES, METHOD OF MAKING AND USES THEREOF

Filed: April 9, 2021

Inventor: Maria Ines Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Assignment: MARIA INES MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee) Recorded: April 9, 2021 Reel/Frame: 055878 / 0801 & 055878 / 0900

U.S. Patent Application No. 18/981,124 (Continuation of 17/226,587)

Titled: COMPOSITIONS COMPRISING NANOPARTICLES, METHOD OF MAKING AND USES THEREOF

Filed: December 13, 2024

Inventor: Maria Ines Mitrani

ZEO ScientifiX™ has one U.S. Patent Application on file for its Organicell™ PPX product and the proprietary techniques used in the administration of blood-derived exosomes to treat pain.

U.S. Patent Application No. 19/045,385

Titled: COMPOSITIONS AND METHODS FOR TREATING PAIN WITH EXTRACELLULAR VESICLES

Filed: December 8, 2022

Inventors: Maria Ines Mitrani, Michael Bellio, and Albert Mitrani

ZEO ScientifiX™ has eight Ex-US Patent Applications on file for its Organicell™ line of products and the proprietary techniques used for processing perinatal fluid. These Applications are national stage entries of:

International Patent Application No. PCT/IB2021/052982

Titled: COMPOSITIONS COMPRISING NANOPARTICLES, METHOD OF MAKING AND USES THEREOF

Filed: April 10, 2021

Inventor: Maria Ines Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Assignment: MARIA INES MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee)

Country: Australia Application Number: 2021253889 Filing Date: April 10, 2021

Country: Canada Application Number: 3179925 Filing Date: April 10, 2021

Country: China Application Number: 202180041860.8 Filing Date: April 10, 2021

Country: Costa Rica Application Number: 2022-570 Filing Date: April 10, 2021

Country: Europe Application Number: 21784900.9 Filing Date: April 10, 2021

Country: Japan Application Number: 2023-515253 Filing Date: April 10, 2021

Country: Mexico Application Number: MX/a/2022/012692 Filing Date: April 10, 2021

Country: Panama Application Number: 94165-01 Filing Date: April 10, 2021

ZEO ScientifiX™ has an International Patent Application on file for its Organicell™ PPX product and the proprietary techniques used in the administration of blood-derived exosomes to treat pain

International Patent Application No. PCT/US2022/081146

Titled: COMPOSITIONS AND METHODS FOR TREATING PAIN WITH EXTRACELLULAR VESICLES

Filed: December 8, 2022

Inventors: Maria Ines Mitrani, Michael Bellio, and Albert Mitrani

Applicant: Organicell Regenerative Medicine, Inc.

Assignment: MARIA INES MITRANI (Assignor), MICHAEL BELLIO (Assignor), ALBERT MITRANI (Assignor), ORGANICELL REGENERATIVE MEDICINE, INC. (Assignee)

Trademarks:

Word Mark: ZOFIN

Goods/Services: Biologically derived products developed from perinatal tissue material in the nature of cultured biological tissue and non-cultured biological tissue, for aesthetic purposes, other than for medical or veterinary purposes (IC 001); Biologically derived products developed from perinatal tissue material for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Registration Number: 7,469,132

Filing Date: July 13, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: ORGANICELL

Goods/Services: Biologically derived products developed from perinatal tissue material in the nature of cultured biological tissue and non-cultured biological tissue, for aesthetic purposes, other than for medical or veterinary purposes (IC 001); Biologically derived products developed from perinatal tissue material for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Registration Number: 6,647,223

Filing Date: May 6, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: PATIENT PURE X - PPX

Goods/Services: plasma extracts for medical use, namely, plasma extract containing purified and concentrated exosomes derived from whole human blood (IC 005)

Registration Number: 6,654,296

Filing Date: January 24, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: PATIENT PURE X - PPX

Goods/Services: plasma processing services for others, namely, extracting purified and concentrated exosomes based on whole blood harvested from patients for use by hospitals, clinics, or other organizations or persons involved in delivering healthcare services to patients (IC 040)

Registration Number: 6,654,297

Filing Date: January 24, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: XOTIN

Goods/Services: Biologically derived nanoparticles, namely, exosomes and extracellular vesicles, developed from perinatal tissue for medical and medical regenerative purposes, namely, biological tissue grafts, implants comprising living tissue, surgical implants comprising living tissue, and biological implants for cushioning tissues and supporting tissue repair and homeostasis (IC 005)

Registration Number: 6,815,780

Filing Date: September 9, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: XOTIN

Goods/Services: Biologically derived nanoparticles, namely, exosomes and extracellular vesicles, developed from perinatal tissue material for aesthetic purposes, other than for medical or veterinary purposes (IC 001)

Registration Number: 6,847,416

Filing Date: September 9, 2020

Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: PPX
Goods/Services: Biotechnological products, namely, blood-derived biologics being plasma extract containing concentrated nanoparticles derived from whole human blood (IC 005)
Registration Number: 7,667,270
Filing Date: January 4, 2024
Owner: Zeo ScientifiX, Inc.

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: ZEO SCIENTIFIX

Goods/Services: Manufacturing services for others in the field of regenerative medicine (IC 040); Scientific research services for others in the field of regenerative medicine; Scientific laboratory services; Design of biotechnological products being regenerative medicine products (IC 042)

Serial Number: 98307890

Filing Date: December 11, 2023

Owner: Zeo ScientifiX, Inc.

Status: Extension of Time to Respond to Non-Final Action Filed February 18, 2025

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Composite Mark: ZEO SCIENTIFIX (Stylized/Design)

Goods/Services: Manufacturing services for others in the field of regenerative medicine (IC 040); Scientific research services for others in the field of regenerative medicine; Scientific laboratory services; Design of biotechnological products being regenerative medicine products (IC 042)

Serial Number: 98307906

Filing Date: December 11, 2023

Owner: Zeo ScientifiX, Inc.

Status: Extension of Time to Respond to Non-Final Action Filed February 18, 2025

Assignment: Organicell Regenerative Medicine, Inc. (Assignor), Zeo ScientifiX, Inc. (Assignee) Recorded: December 10, 2024 Reel/Frame: 8675/0758

Word Mark: ZEO GROWX Goods/Services: Hair growth serum Serial Number: 98883075 Filing Date: December 3, 2024 Owner: Zeo ScientifiX, Inc.

Word Mark: ZEO HAIR GROW Goods/Services: Hair growth serum Serial Number: 98884330 Filing Date: December 4, 2024 Owner: Zeo ScientifiX, Inc.

Word Mark: ZEO GROW BOOST Goods/Services: Hair growth serum Serial Number: 98884343 Filing Date: December 4, 2024 Owner: Zeo ScientifiX, Inc.

Pursuant to our employment agreements with our executives, all work product that is created, prepared, produced, authored, edited, amended, conceived or reduced to practice by each executive individually or jointly with others during the period of their employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations thereof, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), the sole and exclusive property of the Company. All of the Work Product consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company or if not applicable, deemed to be irrevocably assigned to the Company, for no additional consideration. The Intellectual Property Rights in any “Pre-existing Materials” included in the Work Product shall be retained by the executive but the executive shall be deemed to have granted to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such Pre-Existing Materials and derivative works thereof. The Company may not assign, transfer and sublicense such rights to others without executive’s consent, other than to a wholly owned subsidiary of the Company. The executive shall provide written notice to the Company’s Chief Executive Officer therein notifying the Company of new intellectual property including the Pre-Existing Materials.

Competition

The regenerative medicine field is highly competitive and subject to rapid technological change and regulation. Companies compete on the basis of regulatory compliance, product efficacy, pricing, and ease of handling/logistics. A critically important factor for growth in the US market is third-party reimbursement, which is difficult to obtain, and the process can be time-consuming and expensive. We expect that it will take some time before RAAM products will be widely accepted under health insurance coverage. In addition, growth of this industry is expected to expand as additional research and development into the benefits of regenerative products and specific products becomes more widely accepted as a result of FDA mandated or optional clinical trials are performed by industry stakeholders.

As stated previously, companies competing in the industry must now meet the new and more stringent regulatory deadlines imposed by the FDA in connection with regulation of RAAM products that went into effect in May 2021. As a result of these concerns, the Company and our competitors are expected to need to pursue research and development efforts, submit IND applications for FDA approval to commence clinical trials for RAAM products and ultimately obtain a biologic license for their products to be sold, to assure that their respective operations and products remain compliant with FDA regulations and there is no adverse impact to future operations.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses. The efforts include continuing with clinical trials both domestically and internationally, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations, including the Company’s recent launching of PPX™ and the recent development and distribution of additional products that incorporate its proprietary ingredients for products to be used in topical aesthetic applications.

We intend to perform clinical trials for our RAAM Products for the purpose of obtaining biologics license status from the FDA to provide us with advantages over our competitors, including acceleration for acceptance of our products in traditional insurance plans, compliance with FDA regulations and/or to provide our customers with superior education and support of the benefits of our products. Initially we are positioning ourselves as a cash-based health care alternative for consumers that can provide higher levels of improvement, that is not available from traditional allopathic medicine at this time.

The Company competes in multiple areas of clinical treatment where regenerative biomaterials may be employed to modulate inflammation, enhance healing and reduce scar tissue formation: advanced wound care treatment, including spine, orthopedic, sports medicine, and surgical as well as regenerative and aesthetics applications.

The primary competitive products in this space and which are now subject to being classified as an HCT/P product that must meet current regulatory guidelines and require IND approvals, clinical trials, and ultimately biologic license are allogenic products derived from perinatal sources or blood/bone sources including placental powders, placental frozen tissues or liquids, cord blood derived products, and Wharton’s jelly derived products. These products vary significantly in terms of pricing, cellular counts, and biological components, including exosomes, extracellular vesicles, micro vesicles, nanoparticles, and bioactive proteins. As a result of the increased regulatory oversight of HCT/P’s, competitors have begun shifting their product portfolios to autologous solutions including serums derived from blood, bone marrow, and adipose tissue. These products are the fastest growing sector of regenerative medicine due to their compliant regulatory position with the FDA. In addition, many companies have emerged with products that are being targeted for aesthetic and/or topical use, which in some instances have less regulatory restrictions for the use of the products.

Allogenic competitors are primarily producer-distributor companies which historically included Kimera Labs, Frontier Biologics, Benev Company Inc., Exocel Bio, Re-gen Active Lab, Neobiosis, MiMedix Group, Inc., Invitrx Therapeutics, Liveyon Labs, DermaSciences, Signature Biologics, Direct Biologics and Vitti Labs LLC, as well as a number of distributors who sell white-labeled products from those producer-distributor entities. Additionally, there are a variety of accredited blood, bone, and soft tissue banks that we historically competed against. Currently one of the largest companies in the autologous segment is Regenexx.

In connection with the new FDA regulations that went into effect in May 2021 described above, the Company believes that several perinatal product manufacturers in the United States have closed their operations and that hundreds of other manufacturers and clinics have already received warning letters of violations of the new FDA regulations. To date, the Company has not received any warning letters or correspondence from the FDA indicating that our products were not in compliance with the current FDA regulations.

The aesthetic market consists of numerous products aimed at skin rejuvenation, anti-aging, and overall dermatologic health. These include advanced serums, creams, and other over-the-counter formulations that incorporate cutting-edge ingredients like peptides, growth factors, and nanoparticles. While these products are generally marketed as non-invasive and appeal directly to consumers and are often sold as “topical” and/or “cosmetics”, they compete indirectly with medical aesthetic procedures by offering lower-cost alternatives for achieving similar cosmetic improvements. This segment consists of many competitors, many of which have significantly greater resources than the Company to develop, research and market their products.

As stated previously, the demand for RAAM products is very high and expected to grow with the growing baby boomer generation getting older, the increase in patients desiring to seek health care options outside of traditional therapies, the growing trend in the desire of individuals to remain active longer in life and the ongoing rise in health care costs which RAAM products may provide a more efficient and economical alternative for certain conditions.

Government Regulation

General

The Company’s operations are subject to FDA regulations in connection with the sales and distribution of its RAAM products. In addition, the Company relies on supply agreements with birth tissue recovery companies, supply manufacturers and/or third-party distributors for the supply of RAAM products and/or the Company’s intended objectives to conduct research and development and clinical trials of RAAM products, all of whom are required to comply with FDA regulations. We anticipate these regulations will be heavily enforced and subject to more restrictive regulations by the FDA in the future. A summary of the current FDA regulations is set forth below.

FDA Premarket Clearance and Approval Requirements

Tissue Products

Currently the products that are sold by the Company are derived from human tissue that is purchased by the Company and processed directly in the Company’s laboratory facilities. As discussed below, some tissue-based products are regulated solely under Section 361 of the Public Health Service Act as human cells, tissues and cellular and tissue-based products, or HCT/Ps, which do not require premarket clearance or approval by the FDA. Other tissue products are regulated as biologics and, in order to be lawfully marketed in the United States, require an FDA-approved BLA.

The Company’s leading product, Zofin™ (also known as Organicell™ Flow), is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent.

The Company’s recently launched autologous product called Patient Pure X™ (PPX™). PPX™ is a non-manipulated biologic containing the nanoparticle fraction from a patient’s own peripheral blood.

The Company also supplies products to third party manufacturers that are used as ingredients in formulations or use in conjunction with topical products or topical procedures.

The FDA is continually changing and formulating new guidelines for this industry.

Products Regulated as HCT/Ps

The FDA has specific regulations governing human cells, tissues and cellular and tissue-based products, or HCT/Ps. An HCT/P is a product containing or consisting of human cells or tissue intended for transplantation into a human patient. HCT/Ps that meet the criteria for regulation solely under Section 361 of the Public Health Service Act (so-called “361 HCT/Ps”) are not subject to approval requirements and they are subject to post-market regulatory requirements.

To be a 361 HCT/P, a product generally should meet following criteria:

●	Be minimally manipulated, no structural change, or be mixed with anything;

●	Be intended for homologous use, essentially used for the same purpose that it was used in the donor;

●	Its manufacture must not involve combination with another article, except for water, crystalloids or a sterilizing, preserving or storage agent; and

●	It must not be dependent upon the metabolic activity of living cells for its primary function.

Products Regulated as Biologics- The BLA Pathway

The typical steps for obtaining FDA approval of a BLA to market a biologic product in the U.S. include:

●	Completion of preclinical laboratory tests, animal studies and formulations studies under the FDA’s good laboratory practices regulations;

●	Submission to the FDA of an Investigational New Drug Application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin and which must include independent Institutional Review Board (“IRB”) approval at each clinical site before the trials may be initiated;

●	Performance of adequate and well-controlled clinical trials in accordance with Good Clinical Practices to establish the safety and efficacy of the product for each indication;

●	Submission to the FDA of a Biologics License Application for marketing the product, which includes, among other things, reports of the outcomes and full data sets of the clinical trials, and proposed labeling and packaging for the product;

●	Satisfactory completion of an FDA Advisory Committee review; and

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with Current Good Manufacturing Practices (“cGMP”) regulations.

Generally, clinical trials are conducted in three phases:

●	Phase I trials typically involve a small number of healthy volunteers and are designed to provide information about the product safety.

●	Phase II trials are conducted in a larger but limited group of patients afflicted with a specific diagnosis in order to determine preliminary efficacy, and to identify possible adverse effects.

○	Dosage studies are designated as Phase IIA and efficacy studies are designated as Phase IIB.

●	Phase III clinical trials are generally large-scale, multi-center, comparative trials conducted with patients who have a specific condition in order to provide statistically valid proof of efficacy, as well as safety and potency.

●	In some cases, the FDA will require Phase IV, or post-marketing trials, to collect additional data after a product is on the market.

The process of obtaining an approved BLA requires the expenditure of substantial time, effort and financial resources and may take years to complete.

FDA Post-Market Regulation

Tissue processors are required to register as an establishment with the FDA. We intend on becoming a registered establishment, accredited by the American Association of Tissue Banks (“AATB”) for the storage and distribution of tissue products that we purchase directly or indirectly from third party manufacturers. Once we are registered, we will be required to comply with regulations, including those regulations regarding storage, controls, access, labeling, record keeping, security, processes, compliance with established Good Tissue Practices, and documentation associated with the sale of our products by our customers to their patients. Our facilities will be subject to periodic inspections to assess our records and determination of our compliance with the regulations.

Products covered by a BLA, 510(k) clearance, or a PMA are subject to numerous additional regulatory requirements, which include, among others, compliance with cGMP, which imposes certain procedural, substantive and record keeping requirements, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, and additional adverse event reporting.

Other Regulation Specific to Tissue Products

The AATB, has issued operating standards for tissue banking, whether manufacturing and/or storing products as a distributor of manufactured products by third parties. Compliance with these standards is a requirement in order to become a licensed tissue bank.

21st Century Cures Act

In December 2016, President Obama signed the 21st Century Cures Act (the “Cures Act”) into law. The Cures Act includes many provisions that aim to speed up the process of bringing new drugs and devices to market. One of the Cures Act’s most significant amendments to the Federal Food, Drug and Cosmetic Act allows the FDA to grant accelerated approval to regenerative medicine products, while also providing the agency with wide discretion on creating new approaches to regenerative medicine. These legislative changes were the result of increased pressure from patients and other stakeholders to move regenerative medicine advancements more quickly from the lab into the clinic.

Specifically, the accelerated approval pathway authorized by the Cures Act allows certain regenerative medicine products to be designated as “regenerative advanced therapy” and become eligible for priority review by FDA. To qualify for this pathway, the product must be aimed at a serious disease and have the potential to deal with currently unmet medical needs. It must also meet the Cures Act’s new definition of a regenerative advanced therapy, which is defined as “cell therapy, therapeutic tissue engineering products, human cell and tissue products, and combination products using any such therapies or products, except for those regulated solely under section 361 of the Public Health Service Act.” This broad definition would seem to encompass the majority of regenerative medicine products known to be currently in the development stages.

This accelerated regulatory approval pathway allows a regenerative medicine product to be approved for marketing based on surrogate or intermediate clinical trial endpoints rather than longer term clinical outcomes. The use of such endpoints can decrease the number, duration, and complexity of clinical trials that are needed to prove a longer-term outcome. Subsequently, a sponsor would have to conduct confirmatory clinical trials to ensure that the surrogate or intermediate endpoint was in fact predictive of patients’ clinical response to the product, otherwise the accelerated approval could be withdrawn.

The Cures Act also requires the FDA to work with the National Institute of Standards and Technology (“NIST”) and other stakeholders to develop standards and consensus definitions for regenerative medicine products. Such standards are expected to play a large role in advancing this nascent industry by allowing companies to rely on FDA-recognized standards, rather than creating and validating their own as is the case today.

The Cures Act attempts to create a research network and a public-private partnership to assist developers in generating definitive evidence about whether their proposed therapies indeed provide clinical benefits that are hoped for. The Cures Act also requires the FDA to track and report the number and type of applications filed for regenerative medicine products, including the number of products approved through the new accelerated approval pathway. The law also includes provisions that require the FDA to publish guidance on how it will design and implement an approval process for regenerative medicine devices.

Guidance Documents

In November 2017, the FDA released two final guidance documents in an effort to implement a “comprehensive policy framework” for existing laws and regulations governing regenerative medicine products, including human cells, tissues, and cellular and tissue-based products (“HCT/Ps”). These guidance documents build upon the previous regulatory framework for these products, which was completed in 2005. A guidance document cannot alter a regulation, but can clarify how the FDA intends to enforce the regulation.

The two guidance documents below clarify the FDA’s interpretation of the risk-based criteria manufacturers use to determine whether a product is subject to the FDA’s premarket review.

The first guidance provides greater clarity around when cell and tissue-based products would be exempted from the established regulations if they are removed from and implanted into the same individual within the same surgical procedure and remain in their original form. The second final guidance helps stakeholders better understand how existing regulatory criteria apply to their products by clarifying how the agency interprets the existing regulatory definitions “minimal manipulation” and “homologous use.” As this field advances, the FDA has noted that there are a growing number of regenerative medicine products subject to FDA premarket authorization. These guidance documents will help explain how the FDA will provide a risk-based framework for its oversight. The policy framework defines how the FDA intends to take action against unsafe products while facilitating continued innovation of promising technologies.

To accomplish this goal, the guidance document has clarified the FDA’s view of “minimal manipulation” and “homologous use.” These are two concepts that are defined in current regulation to establish the legal threshold for when a product is subject to the FDA’s premarket approval requirements. By further clarifying these terms in the final guidance, the FDA is applying a modern framework for its oversight.

FDA regulations at 21 C.F.R. Part 1271, previous draft guidance documents, and untitled letters establish the agency’s approach to regulating HCT/Ps. Some HCT/Ps are exempt from premarket approval and are subject to regulation solely under section 361 of the Public Health Service Act (“PHS Act”) (so-called “361 HCT/Ps”) whereas others require premarket approval (i.e., as a drug, device, or biologic) (so-called “351 HCT/Ps”). Both 361 HCT/Ps and 351 HCT/Ps are subject to FDA requirements (at Part 1271) for registration and listing, donor-eligibility, current good tissue practices, and other requirements intended to prevent transmission of communicable diseases. Those that are the subject of the “same surgical procedure” exception – are exempt from both premarket approval requirements and the requirements of Part 1271. This regime is outlined in a flow chart, which is one of the few new features of the final guidance documents and is presented below:

Enforcement Discretion

In order to allow manufacturers of products time to comply with the requirements, the FDA announced that it intended (originally through November 2020 and extended to May 2021 because of the COVID-19 pandemic) to exercise enforcement discretion for certain products that are subject to the FDA’s premarket review under the existing regulations, but are not currently meeting these requirements. The FDA does not intend to exercise such enforcement discretion for those products that pose a potential significant safety concern. Going forward, the FDA will apply a risk-based approach to enforcement, taking into account how products are being manufactured, marketed and administered as well as the diseases and conditions for which they are being used. This risk-based approach allows product manufacturers time to engage with the FDA, as to determine if they need to submit a marketing authorization application and, if so, submit their application to the FDA for approval.

The FDA’s enforcement discretion policy for IND and premarket approval requirements does not apply to products that have been associated with reported safety concerns or have the potential to cause significant safety concerns to patients. The FDA has stepped up its oversight of cellular and related products in recent years and has issued compliance actions, including numerous warning and untitled letters, and pursued litigation for serious violations of the law, including some involving patient harm. The FDA has indicated it intends to focus enforcement actions on “products with higher risk,” taking into account factors such as non-autologous (allogeneic) use, the route of administration, the site of administration, and whether the product is intended for homologous or non-homologous use. For example, HCT/Ps administered via intravenous injection or infusion, aerosol inhalation, intraocular injection, or injection or infusion into the central nervous system, will be prioritized over HCT/Ps administered by intradermal, subcutaneous, or intra-articular injection. Similarly, HCT/Ps intended for non-homologous use, particularly those intended to treat serious or life-threatening conditions, “are more likely to raise significant safety concerns than HCT/Ps intended for homologous use.”

The Company believes that the new regulatory restrictions being implemented by the FDA are intended to assure that all parties involved in the chain of gathering, processing, distributing and/or administrating RAAM related products have met the required standards to assure that the manufacturing, marketing the administration of the RAAM regulated products are not misleading and are performed in a safe and ethical manner and in accordance with the “objective intent” of the manufacturer.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses. The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

Fraud, Abuse and False Claims

We are directly and indirectly subject to various federal and state laws governing relationships with healthcare providers and pertaining to healthcare fraud and abuse, including anti-kickback laws. In particular, the federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. (See 42 U.S.C. § 1320a-7b). Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. In implementing the statute, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”) has issued a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute.

AdvaMed has established guidelines and protocols for medical device manufacturers in their relationships with healthcare professionals on matters including research and development, product training and education, grants and charitable contributions, support of third-party educational conferences, and consulting arrangements. Adoption of the AdvaMed Code by a medical device manufacturer is voluntary, and while the OIG and other federal and state healthcare regulatory agencies encourage its adoption and may look to the AdvaMed Code, they do not view adoption of the AdvaMed Code as proof of compliance with applicable laws. We have incorporated the principles of the AdvaMed Code in our standard operating procedures, sales force training programs, and relationships with health care professionals.

Manufacturing (Processing)

We intend on becoming a registered establishment, accredited by the American Association of Tissue Banks (“AATB”) for the storage and distribution of tissue products that we purchase directly or indirectly from third party manufacturers.

Our laboratory and distribution facilities are subject to periodic unannounced inspections by regulatory authorities based on the activities in which we may be engaged, and may undergo compliance inspections conducted by the FDA and corresponding state and foreign agencies based on our operations. We intend to seek American Association Blood Banks (“AABB”) or AATB accreditation in connection with the storage of products we intend to distribute.

FDA Compliance Steps

The Company’s leading product, Zofin™ (also known as Organicell™ Flow), is an acellular, biologic therapeutic derived from perinatal sources and is manufactured to retain naturally occurring microRNAs, without the addition or combination of any other substance or diluent. The Company’s recently launched a service platform for its first autologous product called Patient Pure X™ (PPX™). PPX™ is a non-manipulated biologic containing the nanoparticle fraction from a patient’s own peripheral blood.

Current FDA guidance requires that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue-based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”).

To date, the Company has obtained certain Investigational New Drug (“IND”), and 18 emergency IND (“eIND”) approvals from the FDA, including applicable Institutional Review Board (“IRB”) approvals which authorized the Company to commence clinical trials or treatments in connection with the use of Zofin™ and related treatment protocols. In connection with the studies described above, there were no reported therapy-related safety events or significant adverse events.

Based on the results from the clinical trials or treatments in connection with the use of Zofin™ and PPX™ and related treatment protocols performed to date, the Company has determined that there was sufficient Phase I safety data obtained from the existing enrolled patients using Zofin™ and/or PPX™ and accordingly there was no longer any benefit from continued enrollment to obtain additional patient Phase 1 safety related data among the above studies. As a result, the studies and the related sites where the studies were performed have been closed.

In addition, the Company is reviewing the benefit from continued efforts to commence and/or complete additional Phase I safety related trials as well as which indications should be pursued for Phase II efficacy related research and whether any of the existing approved and open IND’s should be modified, terminated and/or replaced.

The ability for the Company to initiate any future Phase II studies is subject to many uncertainties, including FDA approval of the respective IND applications and the Company having sufficient working capital to finance the ongoing costs of the trial, as to all of which no assurance can be given.

We have not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products we currently produce would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s. However, we do not believe that our products fall within these guidelines and intend to vigorously defend against any adverse interpretation by the FDA on the classification of our products that may be deemed as falling under this defined regulation, if any. Notwithstanding the foregoing, we are undertaking efforts on an ongoing basis to mitigate any potential risks associated with an adverse ruling by the FDA and the subsequent limitations on our ability to continue to generate revenues from the sale of our products in the United States until the Company obtains the required licenses. The efforts include continuing with clinical trials, expanding sales internationally and developing new product offerings and/or designations of products that would not fall under these regulations.

Environmental Laws

Our laboratory facilities process or directly handled biomedical materials whereby we receive and/or generate wastes that are required to be disposed. We contract with third parties for the transport, treatment, and disposal of the waste that we obtain and at all times plan on being compliant with applicable laws and regulations promulgated by the Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency and similar state agencies.

Employees

As of the date of this prospectus, we had 19 full-time employees and 1 part-time employees. We also engaged 2 other consultants that assisted with various regulatory, marketing, administrative activities and distribution services. From time to time, the Company engages independent contractors for sales and administration activities. There are no collective bargaining agreements.

Properties

The Company’s administrative, research, processing and sales and distribution activities are housed in approximately 1,200 square feet of space at the Nova Southeastern University Center for Collaborative Research, 3321 College Avenue, Suite 246, Davie, Florida 33314. This space is currently being licensed on a month-to-month basis with the University for an annual base license fee of $20,230. In connection with the Joint Venture with BioXtek, the Company plans to relocate its facilities to the BioXtek Facility in Pompano Beach, Florida by mid-2025.

Legal Proceedings

In addition to matters previously reported in our periodic filings with the SEC, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

On November 19, 2024, Howard Golub, M.D., the Company’s former Chief Science Officer, filed a complaint in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against the Company, alleging a breach of contract as a result of the Company’s failure to pay him severance in the amount of $150,000 in connection with the non-renewal of Dr. Golub’s employment agreement with the Company. Dr. Golub is demanding judgment in the amount of $150,000 plus interest and attorney’s fees. The Company is currently exploring its legal options and intends to vigorously defend against the lawsuit.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “ZEOX”. The trading market for our common stock is limited and sporadic. We can provide no assurance that our shares of common stock will continue to be traded on the over-the counter market or another national securities exchange, or if traded, that any public market for our common stock will be active and sustained.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of our Common Stock

As of the date of this prospectus, we had 6,449,817 shares of common stock issued and outstanding and approximately 201 holders of record of our common stock. One of these holders is CEDE and Company which is the mechanism used for brokerage firms to hold securities in book entry form on behalf of their clients and as of May 13, 2025, they held 2,308,119 shares of common stock for these stockholders. Based on the most recent report obtained detailing the number of non-objecting holders of our common stock held through brokerage firms, we believe that the Company has significantly in excess of 4,200 beneficial stockholders as of the date of this prospectus.

Transfer Agent

The transfer agent for our common stock is Securities Transfer Corporation, 2901 Dallas Pkwy Suite 380, Plano, TX 75093.

Dividend Policy

We have never paid or declared dividends on our securities. The payment of cash dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, our capital requirements, financial condition and other relevant factors. We do not expect to pay dividends for the foreseeable future, and intend to retain future earnings, if any, towards the use in our business and growth strategies.

Rule 144 Shares

Rule 144 under the Securities Act provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company, as is the case with ZEO) or twelve (12) months (if the issuer is a non-reporting company), may, under certain conditions, sell all or any of his shares without volume limitation. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three-month period. There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. 3,605,733 of the outstanding shares of our common stock not covered by this prospectus are currently eligible for public sale pursuant to Rule 144.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ materially from those we currently anticipate as a result of many factors, including the factors we describe under “Risk Factors” and elsewhere in this prospectus

Results of Operations

Three months ended January 31, 2025 as compared to three months ended January 31, 2024

Revenues. Our revenues for the three months ended January 31, 2025 were $1,090,000, compared to revenues of $1,154,000 for the three months ended January 31, 2024. The decrease in revenues during the three months ended January 31, 2025 of $64,000 or 5.5% from the three months ended January 31, 2024, was primarily the result of a decrease of approximately 22.2% (approximately $245,000) in the units sold of the Company’s biologic products sold during the three months ended January 31, 2025, compared with the three months ended January 31, 2024, partially offset by an increase of approximately 1.0% (approximately $8,000) in the average sales prices for the high concentration biologic products sold during the three months ended January 31, 2025, compared with the three months ended January 31, 2024 and an increase of approximately 285.8% (approximately $173,000) of revenues associated with its PPX™ service platform during the three months ended January 31, 2025, compared with the three months ended January 31, 2024.

The increase in the overall unit sales associated with its PPX™ service platform was primarily due the Company’s continued sales and marketing efforts which included engaging additional sales representatives, participation in industry related conferences, sponsoring of educational webinars and from sales of PPX™ to the Company’s existing customers.

The percentage of overall unit sales of the Company’s higher concentration biologic product offerings decreased to 35.2% from 62.4% and increased to 64.8% from 37.6% for the Company’s lower concentration aesthetic biologic product offerings, respectively, for the three months ended January 31, 2025, as compared to the three months ended January 31, 2024.

Although the total number of unit sales of its higher concentration biologic products decreased during the three months ended January 31, 2025, compared to the three months ended January 31, 2024, the average price of the Company’s high concentration biologic product offerings increased 51% (approximately $183,000) and the average price of the Company’s lower concentration aesthetic biologics product offerings decreased by 18% (approximately $59,000).

The Company partially attributes the decrease in the units sold of the Company’s biologic products sold during the three months ended January 31, 2025, compared to the three months ended January 31, 2024 due to additional product competition in the marketplace and ongoing uncertainties surrounding the United States economy.

Cost of Revenues. Our cost of revenues for the three months ended January 31, 2025 was $191,000, as compared to cost of revenues of $159,000 for the three months ended January 31, 2024. The increase in the cost of revenues for the three months ended January 31, 2025 of $32,000 or 19.9%, from the three months ended January 31, 2024, was due to the increase of approximately $46,000 of cost of revenues associated with its PPX™ service platform during the three months ended January 31, 2025, compared with the three months ended January 31, 2024 and an increase of approximately 11.6% (approximately $13,000) in the average cost of revenues for the high concentration biologic products for the three months ended January 31, 2025, as compared to the three months ended January 31, 2024, partially offset from the decrease of approximately 22.2% (approximately $28,000) in the overall unit sales of its high concentration biologic products for the three months ended January 31, 2025, as compared to the three months ended January 31, 2024.

Gross Profit. Our gross profit for the three months ended January 31, 2025 was $899,000 (82.5% of revenues), as compared to gross profit of $995,000 (86.2% of revenues) for the three months ended January 31, 2024. The decrease in gross profit during the three months ended January 31, 2025 of $96,000 (9.6%) was the result of decreases in the sales of high concentration biologic products sold, partially offset from the increases in the sales of its PPX™ service platform during the three months ended January 31, 2025, compared to the three months ended January 31, 2024. In addition, the percentage of the Company’s revenues associated with its PPX™ service platform, which has a lower gross margin percentage as compared to the Company’s high concentration biologic product offerings, increased to 21.4% of revenues for the three months ended January 31, 2025, as compared with 5.2% of revenues for the three months ended January 31, 2024.

General and Administrative Expenses. General and administrative expenses for the three months ended January 31, 2025 were $2,152,000, as compared with $2,157,000 for the three months ended January 31, 2024, a decrease of $5,000 or 0.2%. The decrease in the general and administrative expenses for the three months ended January 31, 2025, from the three months ended January 31, 2024, was primarily the result of decreased payroll and consulting fees of approximately $114,000, decreased commissions and travel costs of approximately $150,000, decreased marketing related expenses of $16,000, decreased research and development costs of approximately $9,000 and decreased office and insurance related expenses of approximately $45,000 during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024, which were partially offset by increased stock-based compensation costs to advisors, consultants and administrative staff totaling approximately $318,000 and increased laboratory related costs of approximately $11,000 during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024.

The decrease in commissions and travel costs during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024 was principally the result of reduced sales and a larger percentage of sales that were generated from house accounts with much lower commission costs than paid to distributors and/or independent sales representatives. The decrease in payroll related expenses during the three months ended January 31, 2025, from the three months ended January 31, 2024 was principally the result of the non-renewal of certain executive employment contracts in May 2024

Other income. Other income for the three months ended January 31, 2025 was $32,000, as compared to other income of $149,000 for the three months ended January 31, 2024. The decrease in other income was principally due to non-recurring income in connection with an insurance claim of $89,000 and from the settlement of liabilities of approximately $24,000 which occurred during the three months ended January 31, 2024. The Company received other income of $32,000 and $34,000 during the three months ended January 31, 2025 and 2024, respectively, in connection with commissions received from sales of Exotropin products.

Other expense for the three months ended January 31, 2025 was $22,000, as compared to other expense of $27,000 for the three months ended January 31, 2024. The decrease in other expense of $5,000 during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024, was principally the result of reduced IRS interest and penalties.

Fiscal year ended October 31, 2024 as compared to fiscal year ended October 31, 2023

Revenues. Our revenues for the year ended October 31, 2024 were $4,620,000, as compared to revenues of $4,558,000 for the year ended October 31, 2023. The increase in revenues for the year ended October 31, 2024 of $62,000 or 1.4%, was primarily the result of an increase of approximately $474,000 of revenues associated with our recently launched PPX™ service platform during the year ended October 31, 2024, compared with the year ended October 31, 2023 and an increase of approximately 7.9% (approximately $293,000) in the overall unit sales of our high concentration biologic products during the year ended October 31, 2024, compared with the year ended October 31, 2023, partially offset by a decrease of approximately 16.0% (approximately $705,000) in the average sales prices for the high concentration biologic products sold during the year ended October 31, 2024, compared with the year ended October 31, 2023.

The increase in the overall unit sales of our high concentration biologic products and revenues associated with its recently launched PPX™ service platform during the year ended October 31, 2024, as compared to the year ended October 31, 2023 was primarily due the Company’s expanded sales and marketing efforts which included engaging additional sales representatives, participation in industry related conferences and sponsoring of educational webinars.

The decrease in the average sales prices for the high concentration biologic products sold during the year ended October 31, 2024, compared to the year ended October 31, 2023 was due to increases in unit sales of lower priced products comprising the Company’s higher priced medical grade biologic product offerings and an increase in the Company’s lower priced aesthetic biologics product offerings. The percentage of overall unit sales of the Company’s high concentration medical grade biologic product offerings decreased to 42.4% from 54.8% and increased to 57.6% from 45.2% for the Company’s high concentration aesthetic biologics product offerings, respectively, for the year ended October 31, 2024, as compared to the year ended October 31, 2023.

Cost of Revenues. Our cost of revenues for the year ended October 31, 2024 were $844,000, as compared to cost of revenues of $508,000 for the year ended October 31, 2023. The increase in the cost of revenues for the year ended October 31, 2024 of $336,000 or 66.1%, from the year ended October 31, 2023, was due to an increase of approximately $187,000 of cost of revenues associated with its recently launched PPX™ service platform during the year ended October 31, 2024, as compared to the year ended October 31, 2023, the increase of approximately 25.9% (approximately $108,000) in the average cost of revenues for the high concentration biologic products during the year ended October 31, 2024, as compared to the year ended October 31, 2023 and the increase of approximately 7.9% (approximately $41,000) in the overall unit sales of its high concentration biologic products, during the year ended October 31, 2024, as compared to the year ended October 31, 2023.

Gross Profit. Our gross profit for the year ended October 31, 2024 was $3,776,000 (81.7% of revenues), compared to gross profit of $4,050,000 (88.9% of revenues) for the year ended October 31, 2023. The minor change in gross profit during the year ended October 31, 2024 compared to the year ended October 31, 2023 was the result of increases in the amount of high concentration biologic products sold and increases in the sales of its recently launched PPX™ service platform, offset from the increase in costs of revenues associated with those product sales during the year ended October 31, 2024, compared to the year ended October 31, 2023.

The percentage of the Company’s revenues associated with its recently launched PPX™ service platform, which has a lower gross margin percentage as compared to the Company’s high concentration biologic product offerings, increased to 13.3% of revenues for the year ended October 31, 2024, as compared to 3.1% of revenues for the year ended October 31, 2023.

General and Administrative Expenses. General and administrative expenses for the year ended October 31, 2024 were $9,095,000, as compared to $10,818,000 for the year ended October 31, 2023, a decrease of $1,723,000 or 15.9%. The decrease in the general and administrative expenses for the year ended October 31, 2024, from the year ended October 31, 2023, was primarily the result of decreased research and development costs of approximately $759,000, decreased laboratory related costs of approximately $567,000, decreased commissions and travel costs of approximately $490,000, decreased marketing related costs of approximately $110,000, decreased administrative and office related costs of $177,000, reduced corporate insurance costs of $143,000 and decreased professional fees of approximately $701,000, which were partially offset by increased stock-based compensation costs to advisors, consultants and administrative staff totaling approximately $644,000 and increased payroll and consulting fees of approximately $579,000 during the year ended October 31, 2024, as compared to the year ended October 31, 2023.

The decrease in research and development costs during the year ended October 31, 2024, from the year ended October 31, 2023 was principally the result of the Company’s completion of its Phase 1 trials during the year ended October 31, 2023, and there being no other significant ongoing clinical trial costs incurred since that time. The decrease in laboratory related costs was principally the result of the Company’s sale of the Basalt laboratory facility in August 2023 and as a result, there were no associated costs associated with operating that facility during the year ended October 31, 2024, as compared to the year ended October 31, 2023. The decrease in commissions and travel costs during the year ended October 31, 2024, as compared to the year ended October 31, 2023 was principally the result of a larger percentage of sales that were generated from lower priced products and sales through house accounts with much lower commission costs than paid to distributors and/or independent sales representatives. The decrease in professional fees was principally the result of reduced audit fees, tax preparation fees and legal fees during the year ended October 31, 2024, as compared to the year ended October 31, 2023.

The increase in stock-based compensation costs during the year ended October 31, 2024, as compared to the year ended October 31, 2023 was principally the result of increased amortization of costs from shares and options issued to executives and advisors and options issued to employees and outside directors.

The increase in payroll and consulting fees during the year ended October 31, 2024, as compared to the year ended October 31, 2023 was principally the result of payroll costs related to the Company’s hiring of a new executives during June 2023 and July 2023 which were paid for a shorter period during the year ended October 31, 2023, as compared to the year ended October 31, 2024 and the hiring of additional consultants during the year ended October 31, 2024 as compared to October 31, 2023.

Other income. Other income for the year ended October 31, 2024 was $751,000, as compared to other income of $331,000 for the year ended October 31, 2023. The increase in other income of $420,000 was due to the write-off of advances payable to an affiliate of a former executive of $221,000 resulting from the inability of the affiliate to enforce a claim to collect the advances as the period of statute of limitations had run, the settlement of the Amended Skincare Agreement of $168,000, the abatement of IRS penalties of $93,000, the settlement of insurance claims of $89,000, the increases in commissions received from sales of Exotropin products of $87,000, the increases in income from the settlement of liabilities of approximately $93,000 and increases in other income of $10,000 during the year ended October 31, 2024 compared to the year ended October 31, 2023, partially offset from the decrease in the gain from the sale of the Basalt Lab of approximately $341,000 which occurred in the year ended October 31, 2023.

Other expense for the year ended October 31, 2024 was $137,000, as compared to other expense of $550,000 for the year ended October 31, 2023. The decrease in other expense of $413,000 during the year ended October 31, 2024, compared to the year ended October 31, 2023, was principally the result of reduced amortization of loan discounts of approximately $326,000, reduced IRS interest and penalties of approximately $13,000, reduced reserves against the carrying value of the Company’s investments in equity securities of $55,000 and reduced costs associated with changes in the fair value of a commitment fee of $19,000 related to a January 2022 $600,000 debt financing, during the year ended October 31, 2024 as compared to the year ended October 31, 2023.

Liquidity and Capital Resources

Cash and Cash Equivalents

The following table summarizes the sources and uses of cash for the periods stated. The Company held no cash equivalents for any of the periods presented:

	For the Three Months Ended January 31,
	2025	2024
Cash, beginning of period	$657,000	$1,756,000
Net cash provided by (used in) operating activities	65,000	(575,000)
Net cash (used in) financing activities	(2,000)	(9,000)
Cash, end of period	$720,000	$1,172,000

During the three months ended January 31, 2025, the Company had cash provided by operating activities of $65,000, as compared to cash used operating activities of $575,000 for the three months ended January 31, 2024, a decrease in cash used of $640,000. The decrease in cash used was primarily the result of a reduction in general and administrative expenses and other income (expense) after adjusting for non-cash related activities of $210,000 and increases in cash provided from changes in operating assets and liabilities of $526,000 for the three months ended January 31, 2025, as compared to the three months ended January 31, 2024, partially offset by decreases in gross profit of $96,000 for the three months ended January 31, 2025, as compared to the three months ended January 31, 2024.

The increase in cash provided from changes in operating assets and liabilities was due to increases in accounts payable and accrued expenses and decreases in accounts receivable and prepaid expenses, partially offset from decreases in deferred revenues during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024. The reduction in general and administrative expenses and other income (expense) after adjusting for non-cash related activities was the result of reduced operating expenses associated with payroll, consulting costs and commission expenses during the three months ended January 31, 2025, as compared to the three months ended January 31, 2024.

During the three months ended January 31, 2025, the Company had cash used in financing activities of $2,000, as compared to cash used in financing activities of $9,000 for the three months ended January 31, 2024. The decrease in cash used in financing activities of $7,000 was due to the decreases in payments on finance leases.

	For the Fiscal Year Ended October 31,
	2024	2023
Cash, beginning of year	$1,756,000	$3,753,000
Net cash used in operating activities	(1,450,000)	(2,197,000)
Net cash provided by (used in) investing activities	(45,000)	615,000
Net cash (used in) provided by financing activities	396,000	(415,000)
Cash, end of year	$657,000	$1,756,000

During the year ended October 31, 2024, the Company used cash in operating activities of $1,450,000, compared to $2,197,000 for the year ended October 31, 2023, a decrease in cash used of $747,000. The decrease in cash used was primarily the result of a reduction in general and administrative expenses and other income (expense) after adjusting for non-cash related activities of $2,353,000 for the year ended October 31, 2024 compared to the year ended October 31, 2023, partially offset by reductions in gross profit of $274,000 and reductions in cash provided from changes in operating assets and liabilities of $1,315,000 for the year ended October 31, 2024 compared to the year ended October 31, 2023.

The decrease in cash provided from changes in operating assets and liabilities was due to decreases in accounts payable and accrued expenses and accrued liabilities and deferred revenues and increases in accounts receivable partially offset from decreases in inventories during the year ended October 31, 2024 as compared to the year ended October 31, 2023. The reduction in general and administrative expenses and other income (expense) after adjusting for non-cash related activities was the result of reduced operating expenses associated with professional fees, payroll, consulting costs, research and laboratory related expenses during the year ended October 31, 2024 as compared to the year ended October 31, 2023. The decrease in gross profit during the year ended October 31, 2024 as compared to the year ended October 31, 2023 was primarily the result of a greater mix of sales of lower priced units and increases in the sales of units that had a higher cost of goods sold per unit.

During the year ended October 31, 2024, the Company had cash used in investing activities of $45,000 compared to cash provided by investing activities of $615,000 for the year ended October 31, 2023, a decrease in cash provided by investing activities of $660,000. The decrease in cash provided by investing activities was due primarily due to reductions in proceeds received from the sale of the Company’s Basalt, Colorado lab facility of $741,000, partially offset from the decrease in cash used in investments in non-marketable securities of $55,000 and payments made in connection with the Company’s purchase of laboratory equipment of $26,000 during the year ended October 31, 2024 as compared to the year ended October 31, 2023.

During the year ended October 31, 2024, the Company had cash provided by financing activities of $396,000 compared to cash used in financing activities of $415,000 for the year ended October 31, 2023. The decrease in cash used in financing activities of $811,000 was due to the reduction in the shares repurchased in connection with litigation of $420,000, the reduction of payments on notes payable of $1,130,000 and reduction of payments on finance leases of approximately $91,000 during the year ended October 31, 2024 as compared to the year ended October 31, 2023. The decrease in cash provided by financing activities was due to decreases in proceeds from the issuance of promissory notes of $1,230,000, partially offset from increases in proceeds from the private sale of equity securities of $400,000 during the year ended October 31, 2024 as compared to the year ended October 31, 2023.

Capital Resources

The Company has historically relied on the sale of debt or equity securities, the restructuring of debt obligations and/or the issuance and/or exchange of equity securities to meet the shortfall in cash to fund its operations. During the fiscal year ended October 31, 2024 and through the date of this prospectus, the Company completed the following private sales of its securities:

1.	On July 8, 2024, the Company raised $500,000 in the July 2024 Financing. In the July 2024 Financing, the Company sold and issued to the Investor 250,000 shares of common stock and warrants to purchase an additional 83,333 shares in a private transaction. In connection with the July 2024 Financing, the Company agreed to provide the Investor certain piggy-back registration rights under the Securities Act with respect to the shares purchased and the shares underlying the warrants purchased. The proceeds from the July 2024 Financing were used for working capital purposes.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception.

The Company incurred net losses of $1,243,000 and $4,705,000 for the three months ended January 31, 2025 and the year ended October 31, 2024, respectively. The Company had cash of $65,000 provided from operating activities during the three months ended January 31, 2025 and used $1,450,000 of cash from operating activities during the year ended October 31, 2024. In addition, the Company had stockholders’ deficits of $1,805,000 and $62,213,000 at January 31, 2025 and October 31, 2024, respectively; and working capital deficits of $2,259,000 and $2,123,000 at January 31, 2025 and October 31, 2024, respectively.

United States Food and Drug Administration (“FDA”) regulations which were announced in November 2017 and which became effective in May 2021 require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”). The Company has not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products it currently produces would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the Company’s ability to process, sell and distribute the products currently being produced or developed in the future are not restricted; and/or (b) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and research and development costs related to development of new products and to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet assumes that (a) the Company is able to continue to produce products or obtain products under supply arrangements which are in compliance with current and future regulatory guidelines; (b) the Company will be able to establish a stabilized source of revenues, including efforts to expand sales internationally and the development of new product offerings and/or designations of products; (c) obligations to the Company’s creditors are not accelerated; (d) the Company’s operating expenses remain at current levels and/or the Company is successful in restructuring and/or deferring ongoing obligations; (e) the Company is able to continue its research and development activities, particularly in regards to remaining compliant with the FDA and ongoing safety and efficacy of its products; and/or (f) the Company obtains additional working capital to meet its contractual commitments and maintain the current level of Company operations through debt or equity sources.

There is no assurance that the products we currently produce will not be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s and/or the Company will be able to complete its revenue growth strategy. There is no assurance that the Company’s research and development activities will be successful or that the Company will be able to timely fund the required costs of those activities. Without sufficient cash reserves, the Company’s ability to pursue growth objectives will be adversely impacted. Furthermore, despite significant effort since July 2015, the Company has thus far been unsuccessful in achieving a stabilized source of revenues.

If revenues do not increase and stabilize, if the Company’s ability to process, sell and/or distribute the products currently being produced or developed in the future are restricted, and/or if additional funds cannot otherwise be raised, the Company might be required to seek other alternatives which could include the sale of assets, closure of operations and/or protection under the U.S. bankruptcy laws.

The independent auditor’s report dated January 29, 2025 included in our Annual Report on Form 10-K for the year ended October 31, 2024 included an explanatory paragraph as to the Company’s ability to continue as a going concern. As of October 31, 2024, based on the factors described above, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of those financial statements.

Off-Balance Sheet Arrangements

Our liquidity is not dependent on the use of off-balance sheet financing arrangements (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) and as of October 31, 2024 and through the date of this prospectus, we had no such arrangements.

Recently Issued Financial Accounting Standards

See Note 2 to our audited consolidated financial statements included in this prospectus for a discussion of recent accounting pronouncements.

Critical Accounting Policies

Our audited consolidated financial statements reflect the selection and application of accounting policies which require us to make significant estimates and judgments. See Note 2 to our audited consolidated financial statements included in this prospectus, “Summary of Significant Accounting Policies”.

MANAGEMENT

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s current executive officers and directors:

Name:	Age:	Position:	Director or Officer Since:
Ian T. Bothwell	65	Interim Chief Executive Officer Chief Financial Officer and Director	November 4, 2016
Dr. George Shapiro	64	Chief Medical Officer and Director	February 7, 2019
Dr. Peter A.M. Everts, Ph.D.	64	Chief Scientific and Technology Officer	February 7, 2025
Ron Borsheim	61	Chief Sales Officer - Aesthetics	April 1, 2025
Chuck Bretz	67	Director – Chairman of the Board	September 23, 2022
Gurvinder Pal Singh	63	Director	September 23, 2022
S. Jerry Glauser	78	Director	September 23, 2022
Leathem Stearn	77	Director	September 23, 2022

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

Executive officers are appointed by, and serve at the pleasure of, the board of directors of the Company, subject to any contractual arrangements.

Professional Experience

Ian T. Bothwell was elected as a member of the board of directors of the Company effective September 11, 2019. Mr. Bothwell previously served as a member of the board of directors of the Company from March 8, 2017 until his resignation in April 2018, when the Company executed a Plan and Agreement of Reorganization. Mr. Bothwell serves as the Interim Chief Executive Officer (since June 1, 2024) and Chief Financial Officer of the Company (since November 4, 2016). In addition, he previously served as Interim Chief Executive Officer of the Company from November 22, 2022, until June 6, 2023. From 2003 through November 2015, Mr. Bothwell served in various executive positions for Central Energy GP LLC, the general partner of Central Energy Partners LP, a previously publicly traded master limited partnership. From July 2007 through November 2015, Mr. Bothwell served as President and a director of Regional Enterprises, Inc. Since April 2007, Mr. Bothwell has served as the President and controlling member of Rover Advanced Technologies, LLC, a company formed to provide management solutions to the public transportation industry. Since 2015, Mr. Bothwell has also served as the President and controlling member of CountOnMe Inc., a company that provides software solutions for the educational industry. Mr. Bothwell received his Bachelor of Science in Business Administration from Boston University in 1984.

Dr. George Shapiro was elected as a member of the board of directors of the Company effective February 2019. Since September 2018, Dr. Shapiro has served as the Company’s Chief Medical Officer. George C. Shapiro has been in practice for over 27 years. His career in medicine began in 1988 when he graduated from New York Medical College. An internship and residency then followed at Albert Einstein college of Medicine, after which, Dr. Shapiro completed a Cardiovascular Disease fellowship at Columbia University College of Physicians and Surgeons in 1994. Dr. Shapiro is currently a cardiologist in private practice.

Dr. Peter A.M. Everts, Ph.D. joined Zeo as its Chief Scientific and Technology Officer in February 2025. Dr. Everts has spent his professional career dedicated to regenerative and Ortho biological applications and technologies, both as a clinician and as a health care executive. Prior to joining ZEO, he served as Chief Scientific Officer at EmCyte Corporation and as Educational Program Director at Gulf Coast Biologics from July 2017 to December 2024. In this capacity, he participated in many research programs and was involved in the development of advanced autologous biological protocols for treatment of musculoskeletal and spine disorders, as well as aesthetic procedures. In those efforts, Dr. Evert collaborated with various U.S. and foreign universities, and focused on bioformulations designed to improve patient outcomes. In 2010 Dr. Everts co-founded the Da Vinci Clinic in the Netherlands and served as Chairman of its Board of Directors from 2010 to 2017. The clinic specialized in hyperbaric medicine combined with advanced biological therapies for patients with complex chronic, radiation, and traumatic wounds. Prior thereto, he served as Chief Scientific and Technology Officer for Avance Medical, Switzerland from 2011 to 2016, where he directed regenerative medicine and cell therapies for distribution to European and Middle East markets. Dr. Everts received his Ph.D. in medicine from the University of Utrecht, the Netherlands in 2007. Dr. Everts currently holds an adjunct professorship at the University of Queensland in Brisbane Australia and is an International Professor at the Max Planck University in Indaiatuba-SP Brazil.

Ron Borsheim joined Zeo as its Chief Sales Officer – Aesthetics in April 2025. Mr. Borsheim has over 30 years of experience in sales of aesthetic, regenerative medicine and other medical products. From November 2023, until joining ZEO, Mr. Borsheim served as Senior Vice President of Business Development of Benev Company Inc., an FDA-registered pharmaceutical, cosmeceutical, and medical device company that serves the global medical aesthetic market, where he was responsible for four sales verticals, identifying new business opportunities and managing a team or regional sales directors, product specialists, distributors and independent sales representatives. From April 2023 to October 2023, Mr. Borsheim was Vice President of Sales at Sofwave Medical Ltd., an Israeli aesthetic medicine company and from April 2016 to April 2023, Mr. Borsheim was Vice President of Business and Product Development for BTL Industries, Inc. where he led the product development, clinical research, branding, and product launch activities for that company’s line of aesthetic capital equipment, which is marketed worldwide. Mr. Borsheim holds B.S. and M.S. degrees in Health Science from the University of North Florida.

Chuck Bretz became a director of the Company and Vice Chairman of the Board on September 23, 2022. Mr. Bretz has been a practicing attorney for the last 40 years in both the private and public sectors. Since 1999, Mr. Bretz, has been a principal of the Joliet, Illinois law firm he founded, which is now known as Chuck Bretz & Associates, P.C. The firm advises various businesses in multiple commercial and real estate matters. Mr. Bretz is also currently actively involved in advising entrepreneurs across the country in structuring and negotiating business and real estate transactions. We believe that his combination of legal and business experience brings value to the Company as a member of our board of directors and as its Vice-Chairman.

Gurvinder Pal Singh joined our Board of Directors on September 23, 2022, has over 35 years of professional experience in business strategy, corporate finance and financial accounting covering varied areas such as mergers and acquisitions, statutory compliance, capital raising, budgeting and internal controls, audit, financial management, risk management, investor relations and tax planning. Since 1996, he has served as Chief Finance Officer of Modi Holdings, whose holdings include various companies in India, Singapore and the U.S., in the fields of mobile services, mobile devices, mobile retail, healthcare, new energy and wellness. Mr. Singh is a graduate of the University of New Delhi and a Chartered Accountant in India. We believe that his varied and extensive finance and business experience, brings value to the Company as a member of our board of directors.

S. Jerry Glauser joined the Company’s board of directors on September 23, 2022. He has been in the automobile business for 50 years, starting in the family business in South New Jersey. In 1973, Mr. Glauser bought his first dealership in Sarasota Florida and over the next three decades expanded to ownership of a dozen dealerships in Florida. In 2004, he sold his Florida dealerships and acquired a Mercedes-Benz dealership in Denver, Colorado, which he sold in 2006. He then bought a Mercedes-Benz dealership in Houston, Texas, which he operated until its sale. For the last eight years, Mr. Glauser has been a private investor in various biotech companies and real estate ventures. We believe that his over half century of business experience brings a unique perspective to the board of directors.

Leathem Stearn joined the board of directors on September 23, 2002. Since 1970, Mr. Stearn been an inventor, designer, entrepreneur and investor in various industries and with multiple companies. In 1986, Mr. Stearn founded Scunci International, LLC, where he developed the “Scrunchy” product and Scunci Brand of women hair accessories. He managed the Company until its sale in 1988, but continues to hold and license the Scunci Trademark® world-wide. From 1992 to1995, Mr. Stearn was a partner and CEO of Artnet, a company which he co-founded that became the leading art information company in the Art industry. Mr. Stearn has also founded or co-founded, developed and managed a number of other ventures including; Showcase International, LLC (from 1989 to 1992), which developed the first entertainment industry multi-media portfolio database; Smith Stearn Yachts LLC (from 2004 to 2010), which developed and operated a yacht sharing business and a number of other companies in the maritime industry. The Company believes that Mr. Stearn’s diverse experience makes him a valuable addition to the board of directors.

Family Relationships

There are no family relationships among our executive officers and directors.

Director Independence

The Board has determined that each of our non-executive directors is “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market.

In addition, we believe Mr. Singh qualifies as an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the SEC and the Nasdaq Stock Market listing standards, based on his business professional experience in the financial and accounting fields. At the time of the listing of our common stock for trading on the Nasdaq Stock Market, we are required to certify to the Nasdaq Stock Market, that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Committees of the Board of Directors

The Board has established three standing committees; an audit committee, a compensation committee and a nominating and corporate governance committee. The members of the audit committee are Messrs. Singh and Glauser, with Mr. Singh acting as Chairman, the members of the compensation committee are Mr. Bretz and Mr. Stearn, with Mr. Bretz acting as Chairman and the members of the nominating and corporate governance committee are Messrs. Bretz and Singh, with Mr. Bretz serving as Chairman.

Code of Ethics

Due to our small size, we have not adopted a Code of Ethics and Business Conduct that applies to our officers, directors, and employees. We intend to adopt a Code of Ethics and Business Conduct in the near future as we grow our operations and hire additional employees.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by the Company during the last two fiscal years indicated to (i) all individuals that served as the Company’s principal executive officer or acted in a similar capacity for the Company at any time during the fiscal year ended October 31, 2024 and October 31, 2023 (ii) all individuals that served as the Company’s principal financial officer or acted in a similar capacity for the Company at any time during the fiscal years ended October 31, 2024 and October 31, 2023; (iii) the two most highly compensated executive officers who were serving as executive officers of the Company at the end of the fiscal year ended October 31, 2024 whose total compensation exceeded $100,000; and (iv) up to two additional individuals for whom disclosure would have been provided pursuant to clause (iii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended October 31, 2024.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Consideration ($)		Total Actually Received ($)
Harry Leider, MD	2024	189,583	-0-	-0-		133,000	(1)	-0-	-0-	47,199	(7)	369,782
Former Chief Executive Officer(1)	2023	135,584	-0-	-0-		95,000	(1)	-0-	-0-	4,383	(7)	234,967

Ian T. Bothwell,	2024	245,461	-0-	-0-		59,487	(2)	-0-	-0-	19,222	(8)	324,170
Interim Chief Executive Officer and Chief Financial Officer(2)	2023	166,667	-0-	-0-		-0-		-0-	-0-	41,648	(8)	208,315

Matthew Sinnreich,	2024	-0-	-0-	-0-		-0-		-0-	-0-	-0-		-0-
Former Acting Chief Executive Officer(3)	2023	-0-	-0-	49,618	(3)	-0-		-0-	-0-	-0-		49,618	(3)

Howard Golub,	2024	87,500	-0-	-0-		350,000	(4)	-0-	-0-	-0-		437,500
(Former) Chief Science Officer and Executive Vice President(4)	2023	62,500	-0-	-0-		250,000	(4)	-0-	-0-	-0-		312,500

Dr. George Shapiro,	2024	146,667	-0-	-0-		59,487	(5)	-0-	-0-	-0-		206,154
Chief Medical Officer(5)	2023	100,000	-0-	-0-		-0-		-0-	-0-	-0-		100,000

Albert Mitrani -	2024	-0-	-0-	-0-		-0-		-0-	-0-	-0-		-0-
Former Chief Executive Officer(6)	2023	93,750	-0-	-0-		-0-		-0-	-0-	22,834	(9)	116,584

(1)	Dr. Leider served as Chief Executive Officer of the Company from June 6, 2023 until May 31, 2024. During the year ended October 31, 2023, Dr. Leider received an option to purchase 285,000 shares of common stock of the Company with an aggregate grant value of $684,000, of which 55,417 options ($133,000) and 39,583 options ($95,000) was vested for the years ended October 31, 2024 and 2023, respectively. See Note 13 to the October 31, 2024 audited consolidated financial statements for a description of the assumptions used in determining the value of the options granted.

All options issued to Dr. Leider, that were not vested amounting to 190,000 at the time of the expiration of his employment agreement were forfeited. In addition, all options issued to Dr. Leider that were vested amounting to 95,000 at the time of the expiration of his employment agreement, were not exercised by August 31, 2024 as required under the Incentive Plan, and as a result expired.

(2)

Mr. Bothwell has served as Interim Chief Executive officer since June 1, 2024 and Chief Financial Officer of the Company since November 4, 2016. From November 22, 2022, through June 6, 2023, he served as Interim Chief Executive Officer. During the year ended October 31, 2024, Mr. Bothwell received an option to purchase 125,000 shares of common stock of the Company with an aggregate grant value of $293,750, of which 24,306 options ($133,000) was vested for the year ended October 31, 2024. See Note 13 to the October 31, 2024 audited consolidated financial statements for a description of the assumptions used in determining the value of the options granted.

(3)

Matthew Sinnreich served as Acting Chief Executive Officer and Chief Operating Officer of the Company from July 21, 2022 to September 23, 2022 and as Acting Chief Executive Officer and President from September 23, 2022 to November 22, 2022, when he resigned. Mr. Sinnreich was also issued 120,000 shares of common stock of the Company in lieu of any cash salary during his first year of employment with an aggregate grant value of $823,200, of which 7,233 ($49,618) was vested for the year ended October 31, 2023. In July 2023, Mr. Sinnreich paid the Company $50,000 and returned to the Company all shares and options to purchase shares previously issued in connection with his employment agreement.

(4)	Dr. Golub served as Vice President and Chief Science Officer of the Company from June 6, 2023 until May 31, 2024. During the year ended October 31, 2023, Dr. Golub was issued a warrant to purchase 250,000 shares of common stock of the Company with an aggregate grant value of $600,000, of which 145,833 warrants ($350,000) and 104,167 warrants ($250,000) was vested for the years ended October 31, 2024 and 2023, respectively. See Note 13 to the October 31, 2024 audited consolidated financial statements for a description of the assumptions used in determining the value of the options granted.

All options issued to Dr. Golub that were vested amounting to 250,000 at the time of the expiration of his employment agreement, were not exercised by August 31, 2024 as required under the Incentive Plan, and as a result expired.

(5)

Dr. George Shapiro has served as the Chief Medical Officer of the Company since September 2018. During the year ended October 31, 2024, Dr. Shapiro received an option to purchase 125,000 shares of common stock of the Company with an aggregate grant value of $293,750, of which 24,306 options ($133,000) was vested for the year ended October 31, 2024. See Note 13 to the October 31, 2024 audited consolidated financial statements for a description of the assumptions used in determining the value of the options granted.

(6)

Albert Mitrani served as Chief Executive Officer from September 2019 until July 21, 2022 when he stepped down from that position and assumed the position of Executive Vice President of Sales. Mr. Mitrani was terminated in May 2023.

(7)

Dr. Leider received benefits totaling approximately $7,199 and $4,383 during fiscal years ended October 31, 2024 and 2023, respectively. Effective August 12, 2024, the Company and Dr. Leider entered into a settlement agreement and general release whereby the Company agreed to pay Dr. Leider $40,000 in exchange for each party executing mutual releases in connection with the non-renewal of Dr. Leider’s employment agreement.

(8)	Ian Bothwell received benefits totaling approximately $19,222 and $41,648 during fiscal years ended October 31, 2024 and 2023, respectively.
(9)	Albert Mitrani and his wife, Dr. Maria I. Mitrani, former Chief Science Officer of the Company received benefits totaling approximately $0 and $22,834 during fiscal years ended October 31, 2024 and 2023, respectively.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Stock Awards Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested (j)
Ian T. Bothwell	37,500	-	-	$5.60	02/26/30	-	-	-	$-
	150,000	-	-	$4.00	07/13/32	-	-	-	$-
	24,306	-	100,694	$2.35	07/10/34	-	-	-	$-
Dr. George Shapiro	15,750	-	-	$4.00	07/13/32	-	-	-	$-
	24,306	-	100,694	$2.35	07/10/34	-	-	-	$-

2021 Plan

In September 2021, the Company adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares (an “Award”) to any person who is an employee or director of, or consultant to the Company. The maximum aggregate number of shares that may be issued pursuant to all Awards was 1,250,000 shares. On June 6, 2023, the Company’s board of directors and stockholders holding a majority of the Company’s voting power, approved an increase in the number of shares of the Company’s common stock reserved for issuance under the Company’s 2021 Plan from 1,250,000 shares to 2,500,000 shares.

The 2021 Plan is administered by (a) the board of the directors of the Company; or (b) a committee designated by the board, which Committee shall be constituted in such a manner as to satisfy the applicable laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the board. The board of directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable laws.

As of October 31, 2024, a total of 1,386,288 Awards (net of 1,211,500 Awards redeposited for future issuance) that have been awarded under the 2021 Plan remain issued and outstanding.

Executive Employment Agreements

Ian T. Bothwell

The Company is party to an executive employment agreement with Ian T. Bothwell, our Interim Chief Executive Officer and Chief Financial Officer.

Mr. Bothwell’s executive employment agreement, as amended to date, provides for a term expiring on December 31, 2025, an annual base salary currently fixed at $250,000. Mr. Bothwell’s executive employment agreement contains customary confidentiality and non-competition covenants. and specified expense reimbursement allowances.

Dr. Peter A.M. Everts, Ph.D.

The Company has entered into an employment agreement with Dr. Everts effective February 7, 2025. Dr. Everts’ employment agreement provides for a base salary of $220,000 for the first year and $235,000 per annum for each subsequent year it is in effect, subject to adjustment of up to $15,000, in the event certain compensation under a consulting agreement which Dr. Everts is party to with a non-affiliated third party is not paid. In connection with the employment agreement, Dr. Everts was granted an option under ZEO’s 2021 Equity Incentive Plan (the “2021 Plan”) to purchase 25,000 shares of our common stock at a price of $3.05 per share (fair market value on the date of grant) (the “Everts Option”). The Everts Option vests 50% on the one-year anniversary of the effective date of the employment agreement and 50% on the second anniversary, contingent upon Dr. Everts’ continued employment with the Company and to the extent vested, expires five years from the date of grant.

Dr. Everts may also be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors, and may be eligible to participate in the employee benefit plans maintained by the Company and generally applicable to other senior executives of the Company.

Dr. Everts’ employment with the Company is “At Will” meaning that his employment with the Company and his employment agreement may be terminated by the Company at any time, for any reason or for no reason at all and with or without “Cause” (as defined in the Agreement). Notwithstanding the foregoing, if at any time after the first ninety (90) days of the term, the Company terminates Dr. Everts’ employment without Cause or Dr. Everts terminates his employment with the Company for “Good Reason” (as defined in the Agreement), Dr. Everts will be entitled to receive an amount equal to one quarter (1/4) month’s salary for each successive three (3) months of employment completed as severance.

Dr. Everts’ employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

Ron Borsheim

The Company has entered into an employment agreement with Ron Borsheim, our Chief Sales Officer – Aesthetics, effective April 1, 2025. Mr. Borsheim’s employment agreement provides for a base salary of $225,000 and the grant of an option the 2021 Plan to purchase 40,000 shares of our common stock at a price of $2.50 per share (fair market value on the date of grant) (the “Borsheim Option”). The Borsheim Option vests 50% on the one-year anniversary of the effective date of the employment agreement and 50% on the second anniversary, contingent upon Mr. Borsheim’s’ continued employment with the Company and to the extent vested, expires five years from the date of grant.

Mr. Borsheim may also be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors or its Compensation Committee, and is eligible to participate in the employee benefit plans maintained by the Company and generally applicable to other senior executives of the Company.

Mr. Borsheim’s employment with the Company is “At Will” meaning that his employment with the Company and his employment agreement may be terminated by the Company at any time, for any reason or for no reason at all and with or without “Cause” (as defined in the employment agreement). Notwithstanding the foregoing, if at any time after the first ninety (90) days of the term, the Company terminates Mr. Borsheim’s employment without Cause or Mr. Borsheim terminates his employment with the Company for “Good Reason” (as defined in the employment agreement), Mr. Borsheim will be entitled to receive an amount equal to one quarter (1/4) month’s salary for each successive three (3) months of employment completed as severance.

Mr. Borsheim’s employment agreement contains customary confidentiality, non-competition and non-solicitation covenants.

Compensation of Directors Table

The following table summarizes all compensation paid to our non-executive directors for the fiscal year ended October 31, 2024.

Name	Fees Earned Or Paid In Cash ($)	Option/Equity Awards (#)	Non-Equity Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chuck Bretz	-	55,000	-	-	-	-
Jerry Glauser	-	380,000	-	-	-	-
Leathem Stearn	-	255,000	-	-	-	-
Gurvinder Pal Singh	-	5,000	-	-	-	-

Narrative Disclosure to the Director Compensation Table

Each of our non-executive directors is party to a Director’s Service Agreement. Pursuant to that agreement, non-employee directors are compensated for their services by the annual issuance of options under the 2021 Plan to acquire up to 5,000 shares of the Company’s common stock at an exercise price equal to fair market value of the common stock as of the date of grant (the “Director Options”). The Director Options shall be exercisable for a period of ten (10) years from the date of grant and shall vest in equal monthly installments of 416.67 shares, subject to continued service by the director as a member of the board of directors. The agreement also provides for indemnification of directors to the fullest extent permitted by Nevada law.

Non-employee directors are also reimbursed for out-of-pocket costs incurred in connection with attending meetings.

Other Issuances

On April 1, 2024, pursuant to the 2021 Plan, the Board awarded 125,000 and 62,500 shares of common stock to Jerry Glauser and Leatham Stern or their nominees, respectively (“Stock Grants”). The Stock Grants vest in full as of the date of the grant.

On July 11, 2024, pursuant to the 2021 Plan, the Board granted options to purchase 125,000 shares, 125,000 shares and 50,000 shares of common stock to Jerry Glauser, Leatham Stern and Chuck Bretz or their nominees, respectively. The options vest in equal monthly installments over a period of eighteen (18) months from the date of grant, subject to continued service to the Company. Once vested, the options are exercisable for a period of ten (10) years from the date of grant at an exercise price of $2.35 per share (subject to adjustment for stock splits, stock dividends and similar recapitalization events) and are subject to the other terms of the 2021 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of our common stock and by directors and executive officers as a group. Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 3321 College Ave, Suite 246, Davie, Florida 33314.

Officers and Directors	Title	Shares	% of Class(1)	% of Voting Power(2)
Ian Bothwell(3)	Interim Chief Executive Officer and Chief Financial Officer and Director	1,065,927	15.73%	33.21%
Dr. George Shapiro(4)	Chief Medical Officer and Director	557,104	8.44%	4.13%
Dr. Peter A. M. Everts, Ph.D.	Chief Scientific and Technology Officer	-	-	-
Ron Borsheim	Chief Sales Officer - Aesthetics	-	-	-
Chuck Bretz(5)	Director – Chairman of the Board	50,333	*	*
Jerry Glauser(6)	Director	358,667	5.48%	2.68%
Leathem Stearn(7)	Director	228,667	3.49%	1.71%
Gurvinder Pal Singh(8)	Director	17,000	*	*

All officers and directors as a group (8 persons)		2,277,700	31.64%	41.01%

Other 5% or Greater Stockholders
Greyt Ventures LLC(9)		1,288,333	17.20%	33.93%
Dr. Bhupendra Kumar Modi(10)		500,000	7.75%	3.80%
Skycrest Holdings LLC(11)		391,107	6.06%	2.97%
Gary Kompothecras(12)		333,333	5.10%	2.50%

*	Less than 1%.

(1)	Based on 6,449,817 shares of common stock outstanding as of May 13, 2025.
(2)	Based on 6,449,817 shares of common stock and 100 Series C Preferred Shares outstanding as of May 13, 2025. The shares of common stock and the Series C Preferred Shares vote together as a single class on all matters presented to stockholders, except as required by Nevada law. Each Series C Preferred Share entitles the holder to 51.0% of the combined voting power of the Company’s capital stock and an aggregate of 51.0% for all 100 Series C Preferred Shares outstanding, notwithstanding the number of shares of common stock outstanding.
(3)	Includes vested warrants to purchase 37,500 shares of common stock of the Company, vested options to purchase 274,444 shares of common stock of the Company under the Plan, options to purchase 13,889 shares of common stock of the Company under the Plan that vest within sixty (60) days of May 13, 2025 and 50 Series C Preferred Shares.
(4)	Includes vested options to purchase 140,194 shares of common stock of the Company under the Plan and options to purchase 13,889 shares of common stock of the Company under the Plan that vest within sixty (60) days of May 13, 2025.
(5)	Includes vested options to purchase 44,778 shares of common stock of the Company under the Plan and options to purchase 13,889 shares of common stock of the Company under the Plan that vest within sixty (60) days of May 13, 2025.
(6)	Includes vested options to purchase 86,444 shares of common stock of the Company under the Plan and options to purchase 13,889 shares of common stock of the Company under the Plan that vest within sixty (60) days of May 13, 2025.

(7)	Includes 125,000 shares of common stock held of record by Stearn Enterprises LLC, of which Mr. Stearn is the sole beneficial owner. Includes vested options to purchase 86,444 shares of common stock of the Company under the Plan and options to purchase 13,889 shares of common stock of the Company under the Plan that vest within sixty (60) days of May 13, 2025.
(8)	Includes vested options to purchase 17,000 shares of common stock of the Company under the Plan.
(9)

20533 Biscayne Blvd., Suite 648, Aventura, FL 33180. Represents 250,000 shares of common stock, vested warrants to purchase 999,444 shares of common stock, warrants to purchase 38,889 shares of common stock of the Company that vest within sixty (60) days of May 13, 2025 and 50 Series C Preferred Shares held of record by Greyt Ventures LLC, of which Ms. Wendy Grey is the sole member and manager.

(10)	6 Marina Boulevard # 63-18, Singapore 018985. Represents 250,000 shares of common stock held of record by Beyond 100 FZE and 250,000 shares of common stock held of record by Smart Co. Holding Pte. Ltd., each of which Dr. Modi is the sole beneficial owner.
(11)	1930 Harrison Street, Suite 206, Hollywood FL 33020. Represents 391,107 shares of common stock held of record by Skycrest Holdings, LLC, of which Louis Birdman is the managing member.
(12)	6910 Point of Rocks Rd., Sarasota, FL 34242. Represents 250,000 shares of common stock and warrants to purchase 83,333 shares of common stock held of record by Gary Kompothecras and Elizabeth Kompothecras Joint Tenants By Entireties.

The Company has not received any filings by a third party indicating beneficial ownership of more than 5% of our outstanding voting capital stock that are not listed herein.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Beneficial ownership is determined in accordance with SEC rules and includes only vested securities and those securities which a person or entity may have the right to acquire and/or vest in the next 60 days, but excludes shares of common stock underlying options or other convertible securities held by any other person. Except as noted otherwise, the amounts reflected above are based upon information provided to the Company and filings with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Review, approval, or ratification of transactions with our executive officers, directors and significant stockholders are subject to approval or ratification by a majority of our independent directors or a committee of the board of directors consisting of independent directors.

Reimbursements

In connection with Mr. Bothwell’s executive employment agreement, the Company agreed to reimburse Rover Advanced Technologies, LLC (“Rover”), a company owned and controlled by Mr. Bothwell for office rent and other direct expenses (phone, internet, copier and direct administrative fees, etc.) totaling $0 and $41,648 for the years ended October 31, 2024 and 2023, respectively.

Advances by Executive Officers

Manuel Iglesias, the Company’s former Chief Executive Officer, and/or his affiliates (“Iglesias”) previously advanced funds to the Company to pay for certain expenses of the Company. At October 31, 2023, advances payable to Iglesias were $221,000. The advances were non-interest bearing and there were no formal arrangements regarding the repayment of the advances. During the year ended October 31, 2024, the Company had determined that the statute of limitations had run for the ability of Iglesias to enforce a claim to collect the advances. As a result, the Company wrote-off the full balance of the advances payable to Iglesias of $221,000. The Company recorded the write-off as other income during the year ended October 31, 2024.

Sales to Related Parties

For the years ended October 31, 2024 and 2023, the Company sold a total of approximately $199,000 and $181,000 of product to a management services organization (“MSO”) that provides administrative services and contracts for medical supplies for several medical practices, of which Dr. George Shapiro, the Company’s Chief Medical Officer and a member of the board of directors has an indirect economic interest in the parent company that owns the MSO.

Interests in Affiliated Entities

During the year ended October 31, 2023, the Company invested $100,000 in cash (representing a 10% equity interest at the time of the investment) in the non-marketable equity securities of Exotropin LLC, a privately held skin-care formulator (“Exotropin”). Both Greyt, a principal shareholder of the Company and Skycrest, a former principal shareholder of the Company, each owned a 20% interest in Exotropin. In addition, Mr. Robert Smoley, a consultant and advisor to the Company was also the Chief Operating Officer of Exotropin (until November 2024). In addition, the Company’s Chief Medical Officer was granted an option to acquire up to 200,000 membership interests in Exotropin, of which 100,000 vested immediately and the remaining $100,000 will vest based on future sales of Exotropin attributed to the Chief Medical Officer. The option price is $20,000 for the 200,000 membership interests.

During the year ended October 31, 2024, pursuant to a capital call notice received from Exotropin, the Company invested an additional $45,000 in cash (representing its 8.96% equity interest at the time of the capital call).

During November 2024, the Company received a capital call notice from Exotropin, in which the Company’s pro-rata share was $126,000 (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call.

The Company and Exotropin also have entered into arrangements and intend to continue to collaborate on future opportunities on a case-by-case basis in connection with the development, sales and/or distribution of products.

Transfer Of Series C Preferred Stock

In December 2024, Skycrest requested that it be allowed to transfer the 50 shares of Series C Preferred Shares of the Company it holds to Ian T. Bothwell, the Company’s Interim Chief Executive officer and Chief Financial officer (“Transfer”). In December 2024, the Board of Directors of the Company approved the Transfer and the Transfer was completed.

Award of Warrants

On May 8, 2025, the Company awarded warrants to purchase 55,000 shares of our common stock to Greyt Ventures, a principal shareholder of the Company in consideration of consulting services rendered to the Company.  The warrants are fully vested as of the award date and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of preferred stock, par value $0.001, of which, as of the date of this prospectus, 6,449,817 shares of common stock are issued and outstanding and 100 shares of preferred stock are issued and outstanding.

Common Stock

All issued and outstanding shares, including the shares registered hereby, are fully paid and non-assessable. Each holder of shares is entitled to one vote for each share owned on all matters voted upon by stockholders and a majority vote is required for all actions taken by stockholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The shares have no pre-emptive rights, cumulative voting rights and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, without stockholders’ approval, within any limitations prescribed by law and the Company’s Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

On August 17, 2022, the Company filed a Certificate of Designation (the “Certificate of Designation”) for a newly created Series C Non-Convertible Preferred Stock consisting of 100 shares, $0.001 par value of authorized but unissued preferred stock of the Company (“Series C Preferred Shares”).

The Series C Preferred Shares vote together with shares of our common stock as a single class on all matters presented to a vote of stockholders, except as required by law. The Series C Preferred Shares are not convertible into common stock, do not have any dividend rights and do have a nominal liquidation preference. The Series C Preferred Shares also have certain protective provisions, such as requiring the vote of a majority of Series C Preferred Shares to change or amend their rights, powers, privileges, limitations and restrictions.

On December 17, 2024, the Company filed an Amendment (the “Amendment”) to the Certificate of Designation of our Series C Preferred Shares with the Secretary of State of Nevada. The Amendment amends the redemption provision of the Certificate of Designation to (i) provide that the Series C Preferred Shares may be assigned with the prior consent of our board of directors without triggering the redemption provision; and (ii) change the threshold of ownership of the common stock acquired by Skycrest or Greyt contemporaneously with the acquisition by them of the Series C Preferred Shares below which the redemption provision would be triggered.

While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Lewis Brisbois Bisgaard & Smith LLP, Fort Lauderdale, Florida.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have so been included in reliance upon the report of Weinberg & Company P.A. independent registered public accountants, for the years ended October 31, 2024 and October 31, 2023 respectively, upon the authority of said firm as experts in accounting and auditing in giving its report. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements, or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement and exhibits, as well as periodic reports, proxy statements and other documents that we file electronically with the SEC, on the SEC’s website at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We are also party to indemnification agreements with each of our non-employee directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ZEO SCIENTIFIX, INC F/K/A ORGANICELL REGENERATIVE MEDICINE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements:

Unaudited Financial Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Zeo ScientifiX, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zeo Scientific, Inc. (the “Company”) as of October 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, during the year ended October 31, 2024 the Company incurred significant losses and utilized cash in operations, and had a stockholders’ deficit as of that date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Recognition of and presentation of other income

As discussed in Note 15, the Company recognized other income of $751,000 during the year ended October 31, 2024. Such amount included (i) the write-off of advances from former officer of $221,000; (ii) a gain related to the termination of a supply agreement of $168,000; and (iii) commission income of $87,000 not related to the Company’s revenue producing business. We identified the recognition of other income as a critical audit matter because of the significance of the account balances and the significant management estimates involved in evaluating the appropriateness of the recognition and presentation other income. The auditing for this transaction required a high degree of audit judgement including evaluating the reasonableness of the significant judgements made by management in determining the appropriate accounting and financial statement presentation.

The primary audit procedures we performed to address this critical audit matter included the following, amongst others:

●	Obtaining and examining related documents supporting the extinguishment of the previously recorded liabilities, and ascertaining the liability extinguishment criteria had been met in accordance with relevant accounting standards.

●	Obtaining independent legal assessments of the appropriateness of certain of the debt extinguishments recorded during the period.

●	Obtaining the client’s evaluation of the appropriateness of financial statement presentation of these items as other income outside of loss from operations, including a determination that such items did not result from the Company’s principal revenue activities during the period.

We have served as the Company’s auditor since 2023.

/s/ Weinberg & Company P.A.

Weinberg & Company P.A.

Los Angeles, CA

January 29, 2025

Zeo ScientifiX, Inc.

CONSOLIDATED BALANCE SHEETS

As of October 31, 2024 and 2023

(Amounts rounded to the nearest thousand except share amounts)

	October 31, 2024	October 31, 2023
ASSETS
Current Assets
Cash	$657,000	$1,756,000
Accounts receivable, net of allowance for bad debts	194,000	18,000
Other receivables	3,000	12,000
Prepaid expenses	79,000	106,000
Inventories	232,000	310,000
Total Current Assets	1,165,000	2,202,000

Property and equipment, net	478,000	573,000
Security deposits	-	7,000
TOTAL ASSETS	$1,643,000	$2,782,000

LIABILITIES, SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$1,719,000	$2,612,000
Advances payable to former officer	-	221,000
Finance lease obligations	5,000	23,000
Convertible promissory note, net of debt discount of $45,000 and $68,000	680,000	657,000
Deferred revenue	884,000	497,000
Total Current Liabilities	3,288,000	4,010,000

Long term finance lease obligations	8,000	13,000
Total Liabilities	3,296,000	4,023,000

Commitments and contingencies

Shares Subject To Possible Redemption
Series C Preferred Stock, $0.001 par value, 100 shares authorized; 100 and 100 shares issued and outstanding, respectively	-	-

Stockholders’ Deficit
Common stock, $0.001 par value, 2,500,000,000 shares authorized; 6,344,817 and 7,283,483 shares issued and outstanding, respectively	6,000	7,000
Additional paid-in capital	60,554,000	56,260,000
Accumulated deficit	(62,213,000)	(57,508,000)
Total Stockholders’ Deficit	(1,653,000)	(1,241,000)

TOTAL LIABILITIES, SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$1,643,000	$2,782,000

The accompanying notes are an integral part of these consolidated financial statements.

Zeo ScientifiX, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended October 31, 2024 and 2023

(Amounts rounded to the nearest thousand except share amounts)

	Year Ended October 31,
	2024	2023
Revenues (includes sales to related parties of approximately $199,000 and $181,000, respectively)	$4,620,000	$4,558,000

Cost of revenues	844,000	508,000

Gross profit	3,776,000	4,050,000

General and administrative expenses	9,095,000	10,818,000

Loss from operations	(5,319,000)	(6,768,000)

Other income (expense)
Interest expense	(92,000)	(431,000)
Change in Commitment Fee Shortfall Obligation	-	(19,000)
Impairment of non-marketable securities in a related entity	(45,000)	(100,000)
Gain on sale of assets	-	341,000
Other income	751,000	(10,000)

Net loss	$(4,705,000)	$(6,987,000)

Net loss per common share - basic and diluted	$(0.74)	$(0.99)

Weighted average number of common shares outstanding - basic and diluted	6,336,392	7,028,638

The accompanying notes are an integral part of these consolidated financial statements.

Zeo ScientifiX, Inc.

CONSOLIDATED CHANGES TO STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended October 31, 2023 and 2024
(Amounts rounded to the nearest thousand except share amounts)

			Additional		Total Stockholders’
	Common Stock		Paid In	Accumulated	Equity
	Shares	Par Value	Capital	Deficit	(Deficit)
Balance October 31, 2022	7,395,632	$7,000	$52,403,000	$(50,521,000)	$1,889,000
Sale of common stock	22,282	-	100,000	-	100,000
Fair value of equity instruments issued for compensation:
Fair value of vested shares issued	25,969	-	452,000	-	452,000
Fair value of vested options and warrants issued	-	-	2,757,000	-	2,757,000
Issuance of Common stock and Warrants as commitment fee for SPA 23 Note	75,000	-	283,000	-	283,000
Discount on warrants issued with convertible debt	-	-	72,000	-	72,000
Stock issued in satisfaction of Commitment Fee Shortfall Obligation	58,600	-	193,000	-	193,000
Cancellation of shares repurchased in connection with litigation	(124,000)	-	-	-	-
Return of former executive’s shares and warrants	(170,000)	-	-	-	-
Net loss	-	-	-	(6,987,000)	(6,987,000)
Balance October 31, 2023	7,283,483	7,000	56,260,000	(57,508,000)	(1,241,000)
Sale of common stock	250,000	-	500,000	-	500,000
Reverse split round-up adjustment	5,803	-	-	-	-
Cancellation of shares in connection with litigation	(1,164,742)	(1,000)	1,000	-	-
Purchase of shares in connection with litigation	(237,602)	-	(80,000)	-	(80,000)
Exchange of accounts payable for stock	20,000	-	20,000	-	20,000
Fair value of equity instruments issued for compensation:
Fair value of vested shares issued	187,875	-	450,000	-	450,000
Fair value of vested options issued	-	-	953,000	-	953,000
Fair value of vested warrants issued	-	-	2,450,000	-	2,450,000
Net loss	-	-	-	(4,705,000)	(4,705,000)
Balance October 31, 2024	6,344,817	$6,000	$60,554,000	$(62,213,000)	$(1,653,000)

The accompanying notes are an integral part of these consolidated financial statements.

Zeo ScientifiX, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended October 31, 2024 and 2023

(Amounts rounded to the nearest thousand except share amounts)

	Year Ended October 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,705,000)	$(6,987,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	74,000	486,000
Amortization of OID and commitment fee discount – Promissory notes	23,000	349,000
Bad debt expense	9,000	-
Change in Commitment Fee Shortfall Obligation	-	19,000
Gain from sale of assets	-	(341,000)
Write-off of advances payable to former officer	(221,000)	-
Reserve of non-marketable securities – related party	45,000	100,000
Write-off of receivables from officers and other receivable	-	142,000
Write-off of fixed assets	-	36,000
Stock-based compensation	3,853,000	3,209,000
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for bad debts	(185,000)	37,000
Other receivable	9,000	(17,000)
Prepaid expenses	27,000	69,000
Inventories	78,000	(62,000)
Accounts payable and accrued expenses	(851,000)	233,000
Security deposits	7,000	33,000
Deferred revenue	387,000	497,000
Net cash used in operating activities	(1,450,000)	(2,197,000)

CASH FLOWS FROM INVESTING
Purchase of fixed assets	-	(26,000)
Proceeds from sale of assets	-	741,000
Investment in non-marketable equity securities – related party	(45,000)	(100,000)
Net cash provided by (used in) investing activities	(45,000)	615,000

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Promissory notes	-	1,230,000
Shares repurchased in connection with litigation	(80,000)	(500,000)
Payments on finance leases	(24,000)	(115,000)
Repayments of Promissory notes	-	(1,130,000)
Proceeds from sale of common stock	500,000	100,000
Net cash (used in) provided by financing activities	396,000	(415,000)

Increase (decrease) in cash	(1,099,000)	(1,997,000)
Cash at beginning of period	1,756,000	3,753,000
Cash at end of period	$657,000	$1,756,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$-	$-
Cash paid for interest	$68,000	$67,000

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Reduction in accounts payable for equipment returned to vendor	$21,000	$-
Exchange of shares for payables	$20,000	$-
Warrants issued in connection with convertible notes	$-	$72,000
Finance lease assigned to buyer in connection with asset sale	$-	$213,000
OID discount on proceeds received from Promissory Note	$-	$11,000
Common stock issued as commitment fee for Promissory Note	$-	$283,000
Common stock issued in satisfaction of Commitment Fee Shortfall Obligation	$-	$193,000

The accompanying notes are an integral part of these consolidated financial statements.

Zeo ScientifiX, Inc.

(Formerly Organicell Regenerative Medicine, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Zeo ScientifiX, Inc. (“ZEO” or the “Company”) (f/k/a Organicell Regenerative Medicine, Inc.) was incorporated on August 9, 2011 in the State of Nevada under the name Bespoke Tricycles Inc. (changed to Biotech Products Services and Research, Inc. during September 2015 and to Organicell Regenerative Medicine, Inc., effective June 20, 2018). Effective February 20, 2024, we further amended our Articles of Incorporation to assume our current name, Zeo ScientifiX, Inc.

The Company is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine. The Company’s proprietary products, including Zofin™, are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood (“RAAM Products”). Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

For the years ended October 31, 2024 and 2023, the Company principally operated through General Surgical of Florida, Inc., a Florida corporation and wholly owned subsidiary, which was formed to sell the Company’s therapeutic products to Providers.

The Company has recently developed and begun to distribute additional products that incorporate its proprietary ingredients for products to be used in topical aesthetic applications and is actively exploring further development of additional products to be used in other topical aesthetic applications.

Effective November 28, 2023, we implemented a one-for-200 reverse stock split (the “Reverse Split”). The par value of the Company’s common stock was unchanged at $0.001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock was reduced proportionately based on the Reverse Split ratio of one-for-200 and the additional paid-in capital account was credited with the amount by which the stated capital was reduced. All share and per share amounts referenced herein give effect to the Reverse Split as of the earliest period presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Concentrations of Risk

Credit Risk

The balance sheet items that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Balances in accounts are insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. At October 31, 2024, the Company held in one financial institutions a total of $47,000 of cash balances in excess of FDIC insurance coverage limits.

Major Customer

During the year ended October 31, 2024, the Company sold products and services totaling approximately $661,000 (14.3%) to a large distributor and the distributor’s customers and approximately $556,000 (12.0%) to another large distributor and the distributor’s customers.

During the year ended October 31, 2023, the Company sold products and services totaling approximately $1,301,000 (28.5%) to a large distributor and the distributor’s customers, approximately $459,000 (10.1%) to another large distributor and the distributor’s customers and approximately $460,000 (10.1%) to an individual medical practice.

As of October 31, 2024, the Company had accounts receivable from three customers which comprised 60%, 17% and 12% of its gross accounts receivable, respectively. As of October 31, 2023, the Company had accounts receivable from one customer which comprised 50%. There were no other customers that accounted for more than 10% of accounts receivable at October 31, 2024 or 2023.

The Company’s sales agreements are non-exclusive and the Company does not believe it has any exposure based on the customers of its products.

Major Supplier

The Company has contracts with more than one supplier of the tissue raw material used in manufacturing of its products. During the fiscal year ended October 31, 2024, the Company purchased the tissue raw material used in manufacturing of its products from one supplier in the amount of $135,000.

During the fiscal year ended October 31, 2023, the Company purchased the tissue raw material used in manufacturing of its products from two suppliers, of which each accounted for approximately $113,100 and $86,900 or 57.0% and 43.0%, respectively, of the total amount of tissue raw material purchased during that period.

The Company’s supply agreements are non-exclusive and the Company does not believe it has any exposure based on the availability of raw materials and/or products from other suppliers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Those estimates and assumptions include estimates for credit loss reserves for accounts receivable, assumptions used in valuing inventories at net realizable value, impairment testing of recorded long-term assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing equity instruments issued for services, and assumptions used in the determination of the Company’s liquidity.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at net realizable value on the date revenue is recognized. The Company provides allowances for doubtful accounts for estimated losses resulting from the inability of its customers to pay their obligation. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to repay, additional allowances may be required. The Company provides for potential uncollectible accounts receivable based on specific customer identification and historical collection experience adjusted for existing market conditions.

Most of the Company’s sales do not provide for installment payments and amounts are typically due upon invoicing. However, for those customers that are granted payment terms, the policy for determining past due status is based on the contractual payment terms of each customer, which are generally net 30 or net 60 days. Once collection efforts by the Company are exhausted, the determination for charging off uncollectible receivables is made. Management determined that no allowance for bad debts was necessary at October 31, 2024 and 2023. For the years ended October 31, 2024 and 2023, the Company recorded bad debt expense of $9,000 and $0, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value using the average cost method. The Company provides a reserve for potential excess, dated or obsolete inventories based on an analysis of forecasted demand compared to quantities on hand and any firm purchase orders, as well as product shelf life. At October 31, 2024 and 2023, the Company determined that no reserves were required in connection with our inventory.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from 3 to 15 years. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Non-marketable Securities

Non-marketable securities consist of equity investments in privately held companies, which are classified as other assets on the consolidated balance sheets. These non-marketable equity securities do not have readily determinable fair values. Under the measurement alternative election, the Company accounts for these non-marketable securities at cost and adjusted for observable price changes in orderly transactions for the identical or similar investments of the same issuer or upon impairment and are not eligible for the net-asset-value practical expedient from fair value measurement. The measurement alternative election is reassessed each reporting period to determine whether the non-marketable securities continue to be eligible for this election.

The Company periodically evaluates its non-marketable securities for impairment when events and circumstances indicate that the carrying amount of the investment may not be recovered. Impairment indicators may include, but are not limited to, a significant deterioration in earnings performance, credit rating, asset quality or business outlook or a significant adverse change in the regulatory, economic, or technological environment.

Under current U.S. GAAP, equity investments without readily determinable fair values are reported at cost minus impairment. However, impairment losses are recognized only if they are considered other-than- temporary. The Company evaluated its investment in non-marketable securities at October 31, 2024 and 2023, and determined such investment was impaired.

Leasehold Improvements

Leasehold improvements in excess of $1,000 that are made in connection with leases having a term of more than 12 months are capitalized by the Company and amortized over the shorter of the useful life of the asset or the remaining lease periods and renewals that are deemed to be reasonably certain at the date the leasehold improvements are purchased. Costs associated with leasehold improvements that do not exceed $1,000 are expensed as incurred.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB’) Accounting Standards Update (“ASU”) Topic 606 “Revenue from Contracts with Customers” which requires the Company to recognize revenue in amounts that reflect the prorata completion of the performance obligations of the Company required under the contracts.

The Company recognizes revenue only when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the good or service. Our performance obligations are satisfied and control is transferred at a point-in-time, which is typically when the transfer and title to the product sold has taken place and there is evidence of our customer’s satisfactory acceptance of the product shipment or delivery except in those instances when the customer has made prior arrangements with the Company to store the product purchased by the customer at the Company’s facilities that is to be delivered at a later date to be designated by the customer. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue on the Company’s consolidated balance sheet.

Net Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of fully vested common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of fully vested shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity instruments.

At October 31, 2024, the Company had 3,522,527 common shares issuable upon the exercise of options and warrants (vested and unvested), 185,000 unvested restricted stock and $725,000 of convertible debt securities that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the year ended October 31, 2024.

At October 31, 2023, the Company had 2,571,656 common shares issuable upon the exercise of warrants (vested and unvested) and 100,000 unvested restricted stock that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the year ended October 31, 2023.

Stock-Based Compensation

All stock-based payments are recognized in the financial statements based on their fair values.

The Company periodically issues stock options and stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services.

The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Research and Development Costs

Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies. These costs are expensed as incurred. Our research and development expenses were approximately $164,000 and $923,000 for the years ended October 31, 2024 and 2023, respectively. The research and development costs primarily relate to the filing and approval of IND applications and the performance of clinical trials.

Income Taxes

The Company files a consolidated tax return that includes all of its subsidiaries.

Provisions for income taxes are based on taxes payable or refundable for the current year taxable income for federal and state income tax reporting purposes and deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of the operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with FASB Topic 740 – Income Taxes. This pronouncement prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. The interpretation also provides guidance on recognition, derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

For the years ended October 31, 2024 and 2023 the Company incurred operating losses, and therefore, there was not any income tax expense amount recorded during those periods. There is a full valuation allowance established for the tax benefit associated with the net losses for the years ended October 31, 2024 and 2023.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. It defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible debt. The estimated fair value of cash, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

Level one — Quoted market prices in active markets for identical assets or liabilities;

Level two — Inputs other than level one inputs that are either directly or indirectly observable such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level three — Unobservable inputs that are supported by little or no market activity and developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

Operating Lease Obligations

Under the provisions of Accounting Standards Update (ASU) No. 2016-02 (Topic 842) (“ASC 842”), the Company recognizes a right of use (“ROU”) asset and corresponding lease liability for all operating leases upon commencement of the lease.

The Company’s policy is to treat operating leases that have a term of one year or less at lease commencement date and do not include a purchase option that is reasonably certain of exercise, consistent with the lease recognition approach as previously outlined under ASC 840. In addition, month to month leases which do not involve additional financial commitments on the part of the Company are also treated consistent with the lease recognition approach as previously outlined under ASC 840. The Company has established a capitalization threshold of $15,000 in determining whether any future operating leases will be capitalized.

Segment Information

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company has one component. Therefore, the Company’s Chief Executive Officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for the manufacture and distribution of its products.

Subsequent Events

The Company has evaluated subsequent events that occurred after October 31, 2024 through the financial statement issuance date for subsequent event disclosure or recording.

Recently Issued Accounting Pronouncements

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. The Company will adopt ASU 2023-07 beginning November 1, 2024. The Company does not believe the impact of the new guidance and related codification improvements had a material impact to its financial position, results of operations and cash flows.

We have reviewed all accounting pronouncements recently issued by the FASB and the SEC. The authoritative pronouncements that we have already adopted did not have a material effect on our financial condition, results of operations, cash flows or reporting thereof, and except as otherwise noted above, we do not believe that any of the authoritative pronouncements that we have not yet adopted will have a material effect upon our financial condition, results of operations, cash flows or reporting thereof.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception. The Company incurred net losses of $4,705,000 for the year ended October 31, 2024 and used $1,450,000 of cash from operating activities during that period. In addition, the Company had an accumulated deficit and a stockholders’ deficit of $62,213,000 and $1,653,000, respectively, at October 31, 2024. The Company had a working capital deficit of $2,123,000 at October 31, 2024.

United States Food and Drug Administration (“FDA”) regulations which were announced in November 2017 and which became effective in May 2021 require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”). The Company has not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products it currently produces would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the Company’s ability to process, sell and distribute the products currently being produced or developed in the future are not restricted; and/or (b) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and research and development costs related to development of new products and to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet assumes that (a) the Company is able to continue to produce products or obtain products under supply arrangements which are in compliance with current and future regulatory guidelines; (b) the Company will be able to establish a stabilized source of revenues, including efforts to expand sales internationally and the development of new product offerings and/or designations of products; (c) obligations to the Company’s creditors are not accelerated; (d) the Company’s operating expenses remain at current levels and/or the Company is successful in restructuring and/or deferring ongoing obligations; (e) the Company is able to continue its research and development activities, particularly in regards to remaining compliant with the FDA and ongoing safety and efficacy of its products; and/or (f) the Company obtains additional working capital to meet its contractual commitments and maintain the current level of Company operations through debt or equity sources.

There is no assurance that the products we currently produce will not be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s and/or the Company will be able to complete its revenue growth strategy. There is no assurance that the Company’s research and development activities will be successful or that the Company will be able to timely fund the required costs of those activities. Without sufficient cash reserves, the Company’s ability to pursue growth objectives will be adversely impacted. Furthermore, despite significant effort since July 2015, the Company has thus far been unsuccessful in achieving a stabilized source of revenues.

If revenues do not increase and stabilize, if the Company’s ability to process, sell and/or distribute the products currently being produced or developed in the future are restricted, and/or if additional funds cannot otherwise be raised, the Company might be required to seek other alternatives which could include the sale of assets, closure of operations and/or protection under the U.S. bankruptcy laws.

As of October 31, 2024, based on the factors described above, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of these financial statements.

NOTE 4 – INVENTORIES

	October 31, 2024	October 31, 2023
Raw materials and supplies	$164,000	$154,000
Finished goods	68,000	156,000
Total inventories	$232,000	$310,000

NOTE 5 – PROPERTY AND EQUIPMENT

	October 31, 2024	October 31, 2023
Finance lease equipment	$13,000	$260,000
Manufacturing equipment	757,000	535,000
	770,000	795,000
Less: accumulated depreciation and amortization	(292,000)	(222,000)
Total property and equipment, net	$478,000	$573,000

During February 2024, in connection with the expiration of the lease for certain lab equipment originally valued at $240,000, the Company exercised its buyout option for the equipment for a total cost of $1 (see Note 7).

Effective, August 7, 2023, the Company sold its Basalt laboratory facility (“Sale”) to a non-affiliated third-party purchaser (“Purchaser”). The transaction included the assignment of lease for the premises and the lease for certain laboratory equipment and the sale of all leasehold improvements associated with the Basalt laboratory and inventory. In connection with the Sale, the Company recorded a gain of $341,000, net of transaction fees of approximately $11,000, during the year ended October 31, 2023.

Depreciation expense totaled $74,000 and $106,000 for the years ended October 31, 2024 and 2023, respectively.

Amortization expense totaled $0 and 380,000 for the years ended October 31, 2024 and 2023, respectively.

NOTE 6 – EQUITY IN NON-MARKETABLE SECURITIES OF AFFILIATED ENTITY

	October 31, 2024	October 31, 2023
Equity in non-marketable securities	$145,000	100,000
Reserve on carrying value of investment in non-marketable securities	$(145,000)	(100,000)
Equity in non-marketable securities	$-	-

During the year ended October 31, 2023, the Company invested $100,000 in cash (representing a 10% equity interest at the time of the investment) in the non-marketable equity securities of Exotropin LLC, a privately held skin-care formulator (“Exotropin”) in an effort to accelerate the Company’s development of expertise with respect to the skincare industry and the potential supply of the Company’s products in future topical formulations. The Company evaluated its ownership, contractual and other interests in this entity and determined the Company does not have a variable interest in this entity and therefore it is not required to be consolidated in the Company’s consolidated financial statements, as the Company is not the primary beneficiary and does not have the power to direct activities that most significantly impact the entities’ economic performance. The Company’s maximum loss exposure is limited to the carrying value of this investment.

At the time of the investment, both Greyt Ventures, LLC (“Greyt”), a principal shareholder of the Company and Skycrest Holdings, LLC, (“Skycrest”) a former principal shareholder of the Company, each owned a 20% interest in Exotropin. In addition, Mr. Robert Smoley, a consultant and advisor to the Company was also the Chief Operating Officer of Exotropin (until November 2024). The equity interests of the Company, Greyt and Skycrest in Exotropin were later reduced to 8.96%, 17.93% and 17.93%, respectively, as a result of additional sales of equity interests in Exotropin to outside parties. In addition, the Company’s CMO was granted an option to acquire up to 200,000 membership interests in Exotropin, of which 100,000 vested immediately and the remaining 100,000 will vest based on future sales of Exotropin attributed to the CMO. The option price is $20,000 for the 200,000 membership interests.

During the year ended October 31, 2024, pursuant to a capital call notice received from Exotropin, the Company invested an additional $45,000 in cash (representing its 8.96% equity interest at the time of the capital call).

As of October 31, 2024 and 2023, the Company has recorded total reserves against the carrying value of its investment of Exotropin of $145,000 and $100,000 respectively, based on the limited financial history of Exotropin to date to ascertain the fair value of Exotropin and the Company’s limited rights to control future dilution to the Company’s interests and the timing of available distributions, if any, of Exotropin. As such, at October 31, 2024 and 2023, the carrying value of the Company’s investments in equity securities without readily determinable fair values totaled $0.

During November 2024, the Company received a capital call notice from Exotropin, in which the Company’s pro-rata share was $126,000 (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call.

Sales Representative Agreement

During November 2023, the Company and Exotropin entered into a Sales Representative Agreement (“Sales Agreement”) in connection with the Company’s efforts to expand the use of its proprietary products for a variety of topical use applications. In connection with the Sales Agreement, the Company will receive commissions on the net sales value of Exotropin products that are sold to pre-approved retailers, wholesale distributors, private label customers and direct to consumer customers which were introduced to Exotropin by the Company of 10%, 5%, 10% and 15%, respectively.

In addition, under the terms of the Sales Agreement, the Company and Exotropin also agreed to co-develop a new product offering for the treatment of hair loss to be sold through physicians (“Collaboration”). Under the terms of the Collaboration, the Company will be responsible for the sales and marketing of the products and the parties will share equally in the net profits from the sales of the products after reimbursement of all direct cash costs incurred by either party in connection with the development, supply and sale of the products. As of October 31, 2024, $87,000 of commissions were earned under the Sales Agreement (see Note 15).

Joint Supply Agreement

During September 2023, the Company and Exotropin entered into an agreement whereby Exotropin agreed to supply the Moisturizer that the Company is obligated to supply under the Amended Skincare Agreement. Pursuant to the Sales Agreement, the Company paid Exotropin $235,000 representing the amount of Initial Purchase Order associated with the Company’s arrangement with Exotropin to supply the Moisturizer (“Moisturizer Prepayment”). On August 12, 2024, in connection with the mutual agreement to terminate the Amended Skincare Agreement, the Company and Exotropin entered into a settlement and general release (“Release”) whereby the parties released each other from all outstanding duties and/or obligations owed by one party to the other party as set forth in the Release including but not limited to Exotropin’s obligation to supply any Moisturizer to the Company pursuant to the Amended Skincare Agreement and the Company’s obligation to make or place any additional orders to Exotropin for the Moisturizer. In connection with the Release, Exotropin retained the Moisturizer Prepayment made by the Company to Exotropin, and Exotropin was not obligated to deliver any of the Moisturizer to the Company, including portion of the Moisturizer to be provided in connection with the Moisturizer Prepayment (see Note 14).

NOTE 7 – LEASE OBLIGATIONS

Finance Lease Obligations:

During March 2019, the Company entered into a lease agreement for certain lab equipment in the amount of $240,000 (“Lease Agreement”). The Lease Agreement was accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease was 4.5%. The leased equipment is being depreciated over their estimated useful lives of 15 years. The lease expired in February 2024. Under the terms of Lease Agreement, the Company exercised its option to acquire all of the leased equipment for a nominal amount upon termination of the Lease Agreement.

During October 2021, the Company entered into a second lease agreement in the amount of $305,000 for certain lab equipment that was installed at the Company’s former Basalt lab location. Under the terms of the lease agreement, the Company was required to make 60 equal monthly payments of $6,000 plus applicable sales taxes. Under the lease agreement, the Company has the option to acquire all of the leased equipment for a nominal amount upon termination of the lease. The lease agreement is being accounted for as a finance lease obligation. The annual interest rate charged in connection with the lease is 3.0%. Lease payments and depreciation of the leased equipment began during May 2022, the date that the Basalt lab location became operational. The leased equipment were being depreciated over their estimated useful lives of 15 years.

On August 7, 2023, in connection with the Company’s sale, transfer and assignment of its Basalt lab location, certain equipment under the second lease agreement that remained at that location were assigned to the purchaser resulting in the reduction of the Company’s remaining aggregate lease obligations by $213,000, and reducing payments under the second lease agreement from $6,000 per month to $1,000 per month.

As of October 31, 2024 and 2023, finance lease obligations were $13,000 and $36,000, respectively, of which $5,000 and $23,000 were current, respectively.

The weighted average remaining term of the Company’s finance lease as of October 31, 2024 was 30 months. The minimum lease payments pursuant to the finance lease are as follows:

Year Ended October 31,	Minimum Rent
2025	$5,000
2026	5,000
2027	4,000
2028	-
2029	-
Thereafter	-
Total undiscounted finance lease payments	14,000
Less: imputed interest	(1,000)
Present value of finance lease liabilities	$13,000

NOTE 8 – RELATED PARTY TRANSACTIONS

For the year ended October 31, 2024 and 2023, the Company sold a total of approximately $199,000 and $181,000 of product to a management services organization (“MSO”) that provides administrative services and contracts for medical supplies for several medical practices, of which Dr. George Shapiro, the Company’s Chief Medical Officer and a member of the board of directors has an indirect economic interest in the parent company that owns the MSO.

At October 31, 2023, advances payable to a former officer were $221,000. The advances are non-interest bearing and there were no formal arrangements regarding the repayment of the advances. During the year ended October 31, 2024, the Company had determined that the statute of limitations had run for the ability of the affiliate to enforce a claim to collect the advances. As a result, the Company wrote-off the full balance of the advances payable to an affiliate of a former executive of $221,000. The Company recorded the write-off as other income during the year ended October 31, 2024.

In connection with the sale of securities to an Investor (see Note 12), the Company entered into a supply agreement with an affiliate of the Investor to sell our products to such party and entered into a non-binding term sheet with another affiliate of the Investor pursuant to which such affiliate had the option until October 31, 2024 (subject to various conditions including the negotiation and execution of definitive agreements) to invest in a newly formed subsidiary through which ZEO intended to conduct clinical trials on its present and planned products. The option was not exercised and has expired.

During the year ended October 31, 2023, the Company invested $100,000 in cash (representing a 10% equity interest at the time of the investment) in Exotropin (see Note 6). At the time of the investment, both Greyt Ventures, LLC, a principal shareholder of the Company (“Greyt”) and Skycrest Holdings, LLC, a former principal shareholder of the Company (“Skycrest”), each owned a 20% interest in Exotropin. In addition, Mr. Robert Smoley, a consultant and advisor to the Company was also the Chief Operating Officer of Exotropin (until November 2024). In addition, the Company’s CMO was granted an option to acquire up to 200,000 membership interests in Exotropin, of which 100,000 vested immediately and the remaining $100,000 will vest based on future sales of Exotropin attributed to the CMO. The option price is $20,000 for the 200,000 membership interests. During the year ended October 31, 2024, pursuant to a capital call notice received from Exotropin, the Company invested an additional $45,000 in cash (representing its 8.96% equity interest at the time of the capital call). During November 2024, the Company received a capital call notice from Exotropin, in which the Company’s pro-rata share was $126,000 (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call.

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	October 31, 2024	October 31, 2023
Accrued payroll related liabilities	$667,000	$667,000
Lab equipment and supplies payables	54,000	407,000
Clinical trial and research payables	648,000	675,000
Legal fees payable	127,000	479,000
Other professional fees payable	119,000	81,000
Accrued IRS penalty	-	86,000
Accrued commissions payable	18,000	102,000
Construction payables	9,000	9,000
Other payables and accrued expenses	77,000	106,000
Total Accounts Payable and Accrued Expenses	$1,719,000	$2,612,000

During February 2024, the Internal Revenue Service (“IRS”) notified the Company that the Company’s appeal for full abatement of penalties and interest ($92,000 as of February 2024) associated with delinquent filed returns for the tax years ended 2012 – 2015 was granted. The Company recorded the abatement as other income for the year ended October 31, 2024.

NOTE 10 – NOTES PAYABLE

	October 31, 2024	October 31, 2023
Convertible Promissory Notes	$725,000	$725,000
Unamortized discount	(45,000)	(68,000)
Total Notes Payable	$680,000	$657,000

Promissory Note – SPA 23

On March 6, 2023, the Company entered into another Securities Purchase Agreement (“SPA 23”) with the Purchaser, pursuant to which we sold a promissory note in the principal amount of $530,000 (“Note”) to the Purchaser in a private transaction for a purchase price of $519,400 (giving effect to original issue discount of $10,600). In connection with the sale of the Note, the Company also paid the Purchaser’s legal fees and due diligence costs of $15,000, resulting in net proceeds to the Company of $504,400, which were used for working capital and other general corporate purposes. The Note bears interest at the rate of 12% per annum. The Note matured on September 6, 2023 and was paid in full.

Pursuant to the terms of the SPA 23, the Company paid a commitment fee to the Purchaser (“Commitment Fee”) in the form of 75,000 shares of the Company’s common stock (“Commitment Fee Shares”) and issued the Purchaser a Warrant exercisable for a five-year period to purchase up to 50,000 shares of our common stock at a price of $12.00 per share (“Warrant Shares”).

Upon the closing, the Company recorded a discount of the Promissory Note in the amount of $308,000, consisting of the original issue discount of $10,600, transaction fees of $15,000, the fair value of the Commitment Fee Shares of $169,500 and the fair value of the Warrant Shares of $113,000. For the year ended October 31, 2023, $308,000 of the total discounts recorded in connection with the issuance of the Note have been amortized.

Pursuant to the terms of the SPA 23, the Company granted certain piggyback registration rights under the Securities Act with respect to the Conversion Shares, the Warrant Shares and the Commitment Fee Shares.

Convertible Promissory Notes

During the period August 2023 through September 2023, the Company sold 2.9 Units (“Units”) to 4 investors in a private offering at a purchase price of $250,000 per Unit for an aggregate purchase price of $725,000. Each Unit consists of (a) a $250,000 in principal amount 8% Convertible Promissory Note due September 30, 2026 (“Convertible Promissory Note”); and (b) 7,813 common stock purchase warrants (the “Warrants”), each entitling the holder to purchase one share of common stock, $0.001 par value (“Shares”) at an exercise price of $20.00 for a period of five years from the date of issuance.

Interest on the Convertible Promissory Notes are payable annually and together with the principal amount on the Maturity Date.

The Convertible Promissory Notes may be prepaid by the Company, in whole, but not in part, at any time prior to the Maturity Date, subject to payment of a premium of 10%, provided that the Company gives the holders fifteen (15) business notice prior to prepayment, during which period, Investors may elect to convert the Notes and accrued but unpaid interest thereon into Shares at a conversion price equal to 80% of the average of the daily VWAP of the Shares (as defined in the Note) for twenty consecutive (20) trading days ending on the date the Company gives the holders of the Convertible Promissory Notes notice of prepayment.

Holders of the Convertible Promissory Notes will have the right, at any time during the period commencing on April 1, 2024 and ending on the earliest to occur of the Maturity Date, the date of a Prepayment or the date of an automatic conversion, to convert the Convertible Promissory Note in whole, but not in part, and accrued interest thereon into Shares at a conversion price equal to 80% of the average of the daily VWAP of the Shares (as defined in the Convertible Promissory Note) for twenty consecutive (20) trading days ending on the date the investor gives the Company a notice of conversion, subject to a minimum conversion price of $6.00 per Share.

In addition, the Convertible Promissory Notes and accrued but unpaid interest thereon will automatically convert into Shares in the event that prior to the Maturity Date, the Company consummates a “Qualified Financing” or a “Qualified Sale” (as defined in the Convertible Promissory Note) at a conversion price equal to 80% of the offering price of Shares sold in the Qualified Financing or 80% of the purchase price per Share to be received by stockholders following consummation of a Qualified Sale.

The fair value of the Warrants issued was $80,000. The Company has recorded a discount of the Promissory Note in the amount of $72,000, representing the allocable fair market value of the Note and the warrants. The discount is being amortized over the term of Note. For the years ended October 31, 2024 and 2023, $23,000 and $4,000 of the discounts recorded in connection with the issuance of the Note have been amortized, resulting to unamortized debt discount of $45,000 and $68,000 as of October 31, 2024 and 2023, respectively.

During the year ended October 31, 2024, the Company has paid $64,000 of interest on the Convertible Promissory Notes.

The securities were offered and sold in a private offering exempt from the registration requirements of the Securities Act, pursuant to the exemptions from registration afforded by Rule 506(b) of Regulation D under the Securities Act.

NOTE 11 – INCOME TAXES

The Company files a consolidated federal income tax return that includes all of its subsidiaries. For the years ended October 31, 2024 and 2023, the Company incurred operating losses, and therefore, there was not any current income tax expense amount recorded during those periods.

The consolidated provision for income taxes for October 31, 2024 and 2023 consists of the following:

	Year Ended October 31, 2024	Year Ended October 31, 2023
Current:
Federal	$-	$-
State	-	-
Current Income Tax Expense (Benefit)	$-	$-
Deferred:
Federal	$(207,000)	$(385,000)
State	(10,000)	(349,000)
Deferred Income Tax Expense (Benefit)	(217,000)	(734,000)
Change in Valuation Allowance	217,000	734,000
Income tax provision	$-	$-

Effective tax rates differ from the federal statutory rate of 21% for 2024 and 2023 applied to income before income taxes. A reconciliation of the U.S. federal statutory tax amount to the Company’s effective tax amount is as follows:

	October 31, 2024	October 31, 2023
Tax at federal statutory rate	$(989,000)	$(1,467,000)
State taxes, net of federal benefit	(61,000)	(349,000)
Permanent differences	2,000	-
Stock-based compensation	1,002,000	834,000
Other	(171,000)	248,000
Total income tax expense (benefit)	(217,000)	(734,000)
Change in valuation allowance	217,000	734,000
Income tax provision	$-	$-

The Company had a federal net operating loss carryover of $17,416,000 as of October 31, 2024, of which 98% is available to offset future taxable income indefinitely. The Company had state net operating loss carryovers of $10,546,000 of which $7,173,000, carryover indefinitely and the balance expires in varying amounts through 2041.

The tax effects of temporary differences and carry-forwards that give rise to deferred tax assets and liabilities for the Company were as follows:

	October 31, 2024	October 31, 2023
Deferred Tax Assets:
Stock based compensation	$2,644,000	$1,637,000
Net operating loss carryforward-Federal	3,657,000	3,611,000
Net operating loss carryforward-State	542,000	618,000
Other	-	-
Total deferred tax assets:	6,843,000	5,866,000
Deferred Tax Liabilities:
Property and equipment	310,000	310,000
Total deferred tax liabilities:	310,000	310,000

Valuation Allowance	(6,533,000)	(5,556,000)
Net deferred tax assets	$-	$-

FASB ASC 740 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At October 31, 2024 and October 31, 2023, the net deferred tax asset was offset by a full valuation allowance.

Pursuant to Code Sec. 382 of the Internal Revenue Code (“the Code”), the utilization of net operating loss carryforwards may be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period. The Company may be subject to such limitation.

IRS Penalties

As of October 31, 2023, the Company had accrued $86,000 of accrued tax penalties and interest on the balance sheet in connection with penalties and interest assessed by the Internal Revenue Service (“IRS”) for delinquent income tax returns for the periods since inception through the tax year ended October 31, 2016 that were not filed until December 2017 (“Delinquent Filed Returns”). The Company filed a “Request for Collection Due Process Equivalent Hearing” (“Request”) in September 2021 seeking an abatement of the penalties and interest. A hearing was held on June 28, 2022 and during February 2024, the IRS notified the Company that the Company’s appeal for full abatement of penalties and interest ($92,000 as of February 2024) associated with the Delinquent Filed Returns was granted. The Company recorded the abatement as other income for the year ended October 31, 2024.

NOTE 12 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more designated series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. The Company’s board of directors is authorized, without stockholders’ approval, within any limitations prescribed by law and the Company’s Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock.

On August 17, 2022, the Company filed a Certificate of Designation for a newly created Series C Non-Convertible Preferred Stock consisting of 100 shares, $0.001 par value of authorized but unissued preferred stock of the Company (“Series C Preferred Shares”). The Company initially issued each of Skycrest and Greyt, 50 shares of the Series C Preferred Shares in connection with a “change in control” transaction” consummated in August 2022 (see Note 16). On December 17, 2024, the Company filed an Amendment (the “Amendment”) to the Certificate of Designation of our Series C Preferred Shares.

The Series C Preferred Shares vote together with shares of our common stock as a single class on all matters presented to a vote of stockholders and represent 51% of the voting control of the Company, except as required by law. The Series C Preferred Shares are not convertible into common stock, do not have any dividend rights and do have a nominal liquidation preference. The Series C Preferred Shares also have certain protective provisions, such as requiring the vote of a majority of Series C Preferred Shares to change or amend their rights, powers, privileges, limitations and restrictions, including the assignment of interests and redemption provisions.

Common Stock

On November 7, 2023, the Company filed a certificate of amendment to its Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-two-hundred basis. The reverse stock split was effective with FINRA on November 28, 2023 (the “Reverse Split”). The par value of the Company’s common stock was unchanged at $0.001 per share after the Reverse Split. All share and per share amounts have been retroactively adjusted to reflect the split as if it occurred at the earliest period presented.

Issuances of Common Stock - Sales:

On July 8, 2024, the Company completed a $500,000 private financing (“Financing”) with a single accredited investor (“Investor”). In the Financing, the Company sold and issued to the Investor 250,000 shares of common stock (“Shares”) and warrants to purchase an additional 83,333 Shares (the “Warrants”) (see Note 13). In connection with the Financing, the Company agreed to provide the Investor certain piggy-back registration rights under the Securities Act of 1933, as amended (“Securities Act”) with respect to the Shares purchased and the Shares underlying the Warrants purchased. The proceeds are being used for working capital purposes.

Issuances of Common Stock – Stock Based Compensation:

On December 1, 2022, the Company granted 750 shares of common stock to an employee as provided for in the employment agreement valued at $6.00 per share, the closing price of the common stock of the Company on the grant date. The Company recorded $4,500 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2023.

On December 29, 2022, the Company agreed to issue 25,000 shares of common stock to a service provider in exchange for the provider providing discounts of 10% on all services provided retroactive to August 2022. The common stock granted was valued at $100,000 based on the closing price of the common stock of the Company on the date of the agreement of $4.00 per share. The Company recorded $100,000 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2023.

On April 1, 2024, pursuant to the Company’s 2021 Incentive Stock Plan (“Incentive Plan”), the Company’s Board of Directors (“Board”) awarded 125,000 and 62,500 shares of Zeo common stock to Jerry Glauser and Leatham Stern or their nominees, respectively (“Stock Grants”), both members of the Board, valued at $2.00 per share, the closing price of the common stock of the Company on the grant date. The Stock Grants vest in full as of the date of the grant. The Company recorded a total of $375,000 of stock-based compensation expense during the year ended October 31, 2024, in connection with the Stock Grants.

Issuances of Common Stock – Exchange of balances due on accounts payable for stock:

Effective January 31, 2024, the Company and a legal firm performing services to the Company agreed to exchange $20,000 of legal fees payable due to the legal firm for 20,000 shares of newly issued common stock valued at $20,000, representing a 20% discount to the closing price of the common stock of the Company on the date the arrangement was agreed to by both the Company and the legal firm. The shares were issued to the legal firm in April 2024.

Equity Line Of Credit Commitment:

Pursuant to the Purchase Agreement dated as of September 1, 2022 (“Agreement”), by and between the Company and Tysadco Partners, LLC (“Tysadco”), to provide the Company with a $10,000,000 equity line of credit facility (“ELOC”), on December 2, 2022, the Company submitted a put request to Tysadco to purchase 22,282 registered shares at a purchase price of $4.49, for a total of $100,000 (“Put Request”). On December 5, 2022, Tysadco funded the Put Request and the Company issued 22,282 shares to Tysadco. The proceeds from the share sale were used for working capital and general corporate purposes.

On February 23, 2024, pursuant to the Purchase Agreement, the Company provided Tysadco formal notice that it was terminating the Agreement and the ELOC.

Grant of Unvested Restricted Common Stock:

2021 Plan

In September 2021, the Company adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares (an “Award”) to any person who is an employee or director of, or consultant to the Company. The maximum aggregate number of shares that may be issued pursuant to all Awards was 1,250,000 shares. On June 6, 2023, the Company’s board of directors and stockholders holding a majority of the Company’s voting power, approved an increase in the number of shares of the Company’s common stock reserved for issuance under the Company’s 2021 Plan from 1,250,000 shares to 2,500,000 shares.

The 2021 Plan is administered by (a) the board of directors the of the Company; or (b) a committee designated by the board, which Committee shall be constituted in such a manner as to satisfy the applicable laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the board. The board of directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable laws.

As of October 31, 2024, a total of 1,386,288 Awards (net of 1,211,500 Awards redeposited for future issuance) that have been awarded under the 2021 Plan remain issued and outstanding. As of October 31, 2023, a total of 1,111,250 Awards (net of 676,500 Awards redeposited for future issuance) had been awarded under the 2021 Plan and were issued and outstanding.

A summary of unvested restricted stock activity for the years ended October 31, 2024 and 2023 are presented below:

	Number of Non-vested Shares	Fair Value	Weighted- Average Grant Date Value
Non-vested Shares at October 31, 2022	499,216	$-	$-
Non-vested Shares Granted	-	$-	$-
Vested	(169,983)	$-	$-
Expired/Forfeited	(229,233)	$-	$-
Non-vested Shares at October 31, 2023	100,000	$-	$-
Non-vested Shares Granted	185,000	$331,000	$1.79
Vested	-	$(74,000)	$-
Expired/Forfeited	(100,000)	$-	$-
Non-vested Shares at October 31, 2024	185,000	$257,000	$1.79

Effective April 1, 2024, the Company entered into sales distribution agreement with a sales and marketing company (“Salesco”). Salesco will be entitled to receive commissions on sales of the Company’s products to customers introduced by Salesco in the form of cash and common stock of the Company based on sales milestones. In connection with the agreement, the Company agreed to pay Salesco a monthly advance of $15,000 for the first 6 months, provided however, that the last 2 monthly retainers are subject to Salesco achieving a certain minimum amount in sales during the applicable month. The monthly retainers are to be repaid from commissions earned by Salesco on sales of the Company’s products that are generated through Salesco. In addition, Salesco was granted 30,000 shares of the Company’s common stock which vests over 2 years, quarterly, except the quarterly vesting period will “cliff vest” upon the Company receiving $300,000 in cumulative sales from customers introduced by Salesco. The agreement may be terminated by the Company upon the six-month anniversary of the agreement. The 30,000 grant of shares were valued at $2.00 per share, the closing price of the common stock of the Company on the effective date of the agreement. The Company will amortize $60,000 of stock-based compensation expense over the 2-year vesting terms. The Company recorded $18,000 of stock-based compensation expense during the year ended October 31, 2024, respectively.

During April 2024 thru August 2024, in consideration for agreeing to serve on the Company’s medical advisory board, the Board approved the issuance to a total of twenty individuals an aggregate of 155,000 shares of unregistered common stock valued at ranges between $1.04 per share and $2.75 per share, the closing price of the common stock of the Company on the respective grant dates. The shares vest annually over the three-year period from the date of grant. The Company will amortize $271,000 of stock-based compensation expense over a three-year vesting period.

The Company recorded a total of $56,000 of stock-based compensation expense based on the grant date fair value of these shares during the year ended October 31, 2024, respectively.

There was approximately $257,000 of unamortized compensation associated with unvested stock grants outstanding as of October 31, 2024 that will be amortized over their respective remaining service periods.

NOTE 13 – STOCK OPTIONS AND WARRANTS

The Company has issued option securities under its Incentive Plan and warrants entitling the holder to purchase shares of its common stock at specified prices and for specified exercise periods.

Options:

A summary of the Company’s option activity for the years ended October 31, 2024 and 2023 are presented below:

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2022	535,750	$5.73	9.74	$-
Granted	665,000	$2.38	5.00	$-
Exercised	-	$-	-	$-
Expired/Forfeited	(305,000)	$6.57	8.74	$-
Outstanding at October 31, 2023	895,750	$2.97	5.67	$-
Granted	622,538	$2.52	9.42	$-
Exercised	-	$-	-	$-
Expired/Forfeited	(555,000)	$2.53	3.74	$-
Outstanding at October 31, 2024	963,288	$2.94	8.07	$-
Exercisable at October 31, 2024	402,077	$3.53	7.49	$-

During the year ended October 31, 2023, the Board approved the granting of options to purchase 665,000 shares of its common stock to Dr. Leider, former Chief Executive Officer of the Company, Dr. Golub, former Chief Operating Officer of the Company and Ms. Swartz, Chief Product Officer of the Company in accordance with their employment agreements. The options are exercisable until the fifth anniversary date of the date of issuance and had an aggregate fair value of $1,580,000. The options vest between one-year and three-year periods. The Company valued the options using a Black-Scholes option pricing model with the following assumptions:

Exercise prices	$2.28 - $2.40
Expected dividends	-
Expected volatility	167% - 168%
Risk free interest rate	3.7% - 4.10%
Expected term of options	5.0 years

During the year ended October 31, 2023, in connection with the resignation of the Company’s former Chief Executive Officer, Chief Operating Officer and a director, previously granted options in the aggregate of 305,000 were forfeited.

During the year ended October 31, 2024, under its Incentive Plan, the Board approved the granting of options to certain employees, officers and directors to purchase 622,538 shares of its common stock. The options vest over various periods ranging from 6 months to 3 years, expire five to ten years from the date of grant and had an aggregate fair value of $1,438,000 at the date of grant. The Company valued the options using a Black-Scholes option pricing model with the following assumptions:

Exercise prices	$2.00 - $4.50
Expected dividends	-
Expected volatility	156% - 159%
Risk free interest rate	4.20% - 4.34%
Expected term of options	6.0 years

During the year ended October 31, 2024, all options issued to Dr. Leider, the former Chief Executive Officer, that were not vested amounting to 190,000 at the time of the expiration of his employment agreement on May 31, 2024, were forfeited. In addition, all options issued to Dr. Leider and Dr. Howard Golub, the former Chief Science Officer, an employee, that were vested amounting to 95,000, 250,000, and 20,000, respectively, at the time of the expiration of their employment agreements, were not exercised by August 31, 2024 as required under the Incentive Plan, and as a result expired.

During the year ended October 31, 2024 and 2023, the Company amortized $953,000 and $622,000, respectively, of stock compensation costs associated with options issued.

There was approximately $1,284,000 of unamortized compensation associated with options outstanding as of October 31, 2024 that will be amortized over their respective remaining service periods.

Warrants:

A summary of the Company’s warrant activity for the years ended October 31, 2024 and 2023 are presented below:

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2022	1,613,250	$4.11	9.60	$2,185,000
Granted	72,656	$14.49	5.00	$-
Exercised	-	$-	-	$-
Expired/Forfeited	(10,000)	$8.00	-	$-
Outstanding at October 31, 2023	1,675,906	$4.54	8.47	$-
Granted	883,333	$2.32	9.21	$-
Exercised	-	$-	-	$-
Expired/Forfeited	-	$-	-	$-
Outstanding at October 31, 2024	2,559,239	$3.77	7.97	$-
Exercisable at October 31, 2024	1,995,350	$4.17	7.48	$-

2023 Warrants

As described in Note 10, in connection with the issuance of the SPA 23 on March 6, 2023, the Company issued the Purchaser’s 50,000 commitment Warrant Shares exercisable for a five-year period at a price of $12.00 per share. The Company valued the warrants on the dates of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (1) risk free interest rate 3.98%, (2) term of 5 years, (3) expected stock volatility of 169%, and (4) expected dividend rate of 0%. All of the warrants vested immediately. The grant date fair value of the warrants issued was $113,000. The Company recorded $113,000 as a loan discount which was amortized over the term of the SPA 23.

As described in Note 10, during the period August 2023 through September 2023, the Company sold 2.9 Units (“Units”) to 4 investors in a private offering at a purchase price of $250,000 per Unit for an aggregate purchase price of $725,000. Each Unit consists of (a) a $250,000 in principal amount 8% Convertible Promissory Note due September 30, 2026 (the “Note”); and (b) 7,813 common stock purchase warrants (the “Warrants”) (an aggregate of 22,656 warrants issued), each entitling the holder to purchase one share of common stock, $0.001 par value (“Shares”) at an exercise price of $20.00 for a period of five years from the date of issuance.

2024 Warrants

On July 8, 2024, in connection with the Financing (see Note 12), the Company issued the Investor a cashless warrant to purchase an aggregate of 83,333 shares of common stock. The warrant is exercisable for $2.00 per share (the closing price of the Company’s common stock on the date of grant was $1.66), until the tenth anniversary date of the date of issuance. The exercise price and number of shares issuable upon exercise of the warrant are subject to adjustment to give effect to stock splits, stock dividends and other recapitalization events and the sale of shares at a purchase price less than the exercise price then in effect.

On July 11, 2024, the Company granted warrants to purchase 350,000 shares of common stock to each of two consultants and then principal shareholders to the Company (“Consultants”). The Warrants vest in equal monthly installments over an eighteen (18) month period from the date of grant. Once vested, the Warrants are exercisable for a period of ten (10) years from the date of grant at an exercise price of $2.35 per share (subject to adjustment for stock splits, stock dividends and similar recapitalization events). The Consultants, who are the controlling stockholders of the Company, were also accorded piggy-back registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock issuable upon exercise of the warrants. The Company valued the warrants on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (1) risk free interest rate 4.20%, (2) term of 10 years, (3) expected stock volatility of 159%, and (4) expected dividend rate of 0%. The grant date fair value of the warrants granted to each of the Consultants was $823,000 (total $1,645,000). The Company will amortize $1,645,000 of stock-based compensation expense over the vesting period of 18 months.

In August 2024, the Company entered into an agreement with a third party to provide consulting services for a one-year period. As consideration for agreeing to provide consulting services to the Company, the Company agreed to issue the consultant vested warrants to purchase 100,000 shares of unregistered common stock. The Company valued the warrants on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: (1) risk free interest rate 3.96%, (2) term of 3 years, (3) expected stock volatility of 147%, and (4) expected dividend rate of 0%. The grant date fair value of the warrants granted was $185,000. The Company will amortize $185,000 of stock-based compensation expense over the term of the consulting agreement.

During the year ended October 31, 2024 and 2023, the Company amortized $2,450,000 and $2,134,000, respectively, of stock compensation costs associated with warrants issued.

There was approximately $3,005,000 of unamortized compensation associated with warrants outstanding as of October 31, 2024 that will be amortized over their respective remaining service periods.

All stock compensation expense is classified under general and administrative expenses in the consolidated statements of operations.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Skincare Agreement

In September 2022, the Company entered into a joint development agreement and supply agreement with a third-party supplier (“Supplier”) that develops and manufactures various devices and related equipment and consumables used in the skincare industry (“Skincare Agreement”) that are marketed and sold directly and/or through its affiliates or third parties, in the United States of America and in most major international markets. Under the terms of the Skincare Agreement, the Company was obligated to provide and the Third Party was obligated to purchase a minimum volume of raw material ingredient (“Ingredient”) from the Company to be used as part of formulations in exclusive biologic topical products (“Products”) to be marketed and sold by Supplier during the first year of the Agreement in the amount of $167,000 (“Minimum Purchase”) and mutually agreed upon minimal annual amounts thereafter. In June 2023, the Supplier informed the Company that there were delays in the Supplier’s development of the Products, including the timing of providing a purchase order for the Minimum Purchase of the Company’s Ingredient.

During September 2023, the Company and the Supplier agreed to enter into an Amendment and Restatement of the Skincare Agreement (“Amended Skincare Agreement”). Under the terms of the Amended Skincare Agreement, the products to be provided by the Company was modified to include both the Ingredient and a topical moisturizer (“Moisturizer”) supplied by Exotropin. The Ingredient and the Moisturizer are hereinafter referred to as the “Combined Product”. The Supplier was obligated to deliver a purchase order for a minimum of $403,000 of the Combined Product by September 30, 2023 (“Initial Purchase Order”) and a total of $648,000 of the Combined Product during the first year of the Amended Skincare Agreement.

During November 2023, the Supplier paid the Company $403,000 in connection with the Initial Purchase Order. Pursuant to Sales Agreement with Exotropin, the Company paid Exotropin $235,000 representing the amount of Initial Purchase Order associated with the Company’s arrangement with Exotropin to supply the Moisturizer (“Moisturizer Prepayment”).

On August 12, 2024, in connection with the mutual agreement to terminate the Amended Skincare Agreement, the Company and the Supplier entered into a settlement agreement and general release (“Settlement”). As of the date of the Settlement, both the Company and Exotropin had yet to deliver the Ingredient or the Moisturizer to the Supplier. In connection with the Settlement, the parties released each other from all outstanding duties and/or obligations owed by one party to the other party as set forth in the Settlement, including but not limited to the Company’s obligation to supply any Combined Product to the Supplier and the Supplier’s obligation to make or place any additional orders to the Company for the Combined Product. In connection with the Settlement, the Company retained the $403,000 payment that the Supplier made to the Company in connection with the Initial Purchase Order, and the Company was not obligated to deliver any of the Combined Product to the Supplier, including the portion of the Combined Product to be provided in connection with the Initial Purchase Order. Concurrent with the execution of the Settlement, the Company and Exotropin entered into a settlement and general release (“Release”) whereby the parties released each other from all outstanding duties and/or obligations owed by one party to the other party as set forth in the Release including but not limited to Exotropin’s obligation to supply any Moisturizer to the Company pursuant to the Amended Skincare Agreement and the Company’s obligation to make or place any additional orders to Exotropin for the Moisturizer. In connection with the Release, Exotropin retained the Moisturizer Prepayment that was paid by the Company of $235,000 in November 2023, and Exotropin was not obligated to deliver any of the Moisturizer to the Company, including portion of the Moisturizer to be provided in connection with the Moisturizer Prepayment.

As a result of the above settlements, the Company has recorded $168,000 of other income during the year ended October 31, 2024 in connection with the net settlement amount associated with the Amended Skincare Agreement.

Deferred Revenue

During the year ended October 31, 2023, the Company received an advance payment of $500,000 in connection with a distribution agreement entered into between the Company and a third party (“Purchaser”) which was to be applied against future invoices for product inventory to be delivered over time which amount was recorded as deferred revenue. As of October 31, 2023, $101,000 of product inventory was invoiced and delivered reducing the deferred revenue amount to $399,000. During the period November 1, 2023 thru July 29, 2024, $399,000 of product inventory was invoiced and delivered, reducing the deferred revenue balance to $0. On August 5, 2024, the Purchaser prepaid an amount of $375,000 to the Company which is to be applied against future invoices for specific product inventory to be delivered over time which amount was initially recorded as deferred revenue. As of October 31, 2024, $132,000 of product inventory was invoiced and delivered reducing the deferred revenue amount to $243,000.

During July 2024, the Company received an advance payment of $500,000 in connection with a distribution agreement entered into between the Company and an affiliate of the Investor (see Note 11) which was to be applied against future invoices for product inventory to be delivered over time which amount was recorded as deferred revenue. As of October 31, 2024, $135,000 of product inventory was invoiced and delivered reducing the deferred revenue amount to $365,000.

Amounts received by the Company for products that have yet to be delivered to the customers as of October 31, 2024 and October 31, 2023 are reflected in the Company’s balance sheet as deferred revenues and were comprised of the following:

	October 31, 2024	October 31, 2023
Advances On Future Purchases Of Inventory	$608,000	$399,000
Sales To Customers Not Yet Delivered	276,000	98,000
Total Deferred Revenue	$884,000	$497,000

Legal Matters

SEC Matter

On June 17, 2021, the Company received a subpoena dated June 14, 2021, from the Atlanta Regional Office of the SEC requiring the production of certain documents and communications in connection with the treatment and results of various COVID-19 patients, as discussed in the Company’s Current Reports on Form 8-K filed with the SEC during the period from May 27, 2020 through May 11, 2021. The Company fully cooperated with the SEC’s investigation.

On November 25, 2024, the SEC notified the Company that it had concluded its investigation and does not intend to recommend an enforcement action by the Commission against the Company.

Daniel Pepock and Tracy Yourke

The Company terminated the employment agreements with the former Sales Executives Daniel Pepock (“Pepock”) and Tracy Yourke (“Yourke”) effective June 30, 2022. On August 22, 2022, Mr. Pepock, Ms. Yourke and the Company agreed to a material settlement term sheet (“Settlement”) which provided for the resolution and full settlement and release of all claims among the parties and for the Company to buy back all of the shares of common stock of the Company issued to and owned by Mr. Pepock and Ms. Yourke at the time of the Settlement (represented by Mr. Pepock and Ms. Yourke to be in excess of 124,000 shares) in exchange for a payment by the Company of $500,000 (“Purchase Price”). In addition, the Company agreed to release Mr. Pepock and Ms. Yourke from their non-compete restrictions upon transfer of the shares to the Company. Effective October 13, 2022, the parties executed a Confidential Settlement Agreement and Mutual General Release memorializing the terms of the Settlement. Under the terms of the Settlement, the Company agreed to repurchase 124,000 shares of common stock for $500,000. On January 31, 2023, 124,000 shares were transferred to the Company and the Company paid the Purchase Price. The shares received by the Company were immediately cancelled and returned to the Company’s treasury of authorized and unissued shares on February 3, 2023.

Albert Mitrani and Dr. Maria Ines Mitrani

On June 7, 2023, the Company filed a four-count complaint with the Seventeenth Judicial Circuit in and for Broward County, Florida against Albert Mitrani and Dr. Maria Ines Mitrani, co-founders of the Company. Albert Mitrani was a former director and executive officer of the Company (most recently serving as Chief Executive Officer from September 2019 to July 2022 and as Executive Vice President of Sales from July 2022 until his termination in May 2023) and Dr. Mitrani is a former director and former executive officer of the Company (serving as Chief Science Officer from November 2016 until her termination in April 2023). The complaint alleges (i) breach of contract; (ii) breach of fiduciary duty; and (iii) tortious interference with business relationships; and seeks injunctive relief, in connection with, inter alia, non-solicitation and non-competition violations, misappropriation of Company materials and proprietary information resulting in unjust enrichment, causing detriment to business relationships and goodwill towards customers and physicians, self-dealing and misconduct afoul to the Company’s business interests as members of the Company’s board of directors, executive officers and minority equity interest holders—all causing irreparable harm to the Company. The complaint seeks injunctive relief, in addition to both compensatory and punitive damages.

Effective November 13, 2023, the Company entered into a settlement agreement with Albert Mitrani and Dr. Maria Ines Mitrani, pursuant to which it resolved various claims against the Mitranis, including those set forth in the previously reported Florida state action the Company had filed against the Mitranis. As part of the settlement, Albert Mitrani and Dr. Maria Ines Mitrani returned to the Company 682,161 and 481,831 shares of the Company’s common stock held by them respectively and the parties exchanged mutual releases.

Consultants

Effective August 5, 2024, the Company entered into a settlement agreement with a prior consultant of the Company, pursuant to which it resolved various claims that had been brought by the Company against the consultants. As part of the settlement, the consultants agreed to return to the Company 237,602 shares of ZEO common stock held by the consultants in exchange for a payment of $80,000 and the parties exchanged mutual releases. The shares were returned to the Company in October 2024 and were redeposited back into the Company’s treasury of authorized and unissued shares.

Drs. Leider and Golub

The Company’s employment agreements with Dr. Harry Leider, its former Chief Executive Officer and Dr. Howard Golub, its former Chief Science Officer (“Employment Agreements”) had an initial term that ended May 31, 2024. The Employment Agreements were not renewed and accordingly, the Employment Agreements expired and the employment of Drs. Leider and Golub by the Company ended on May 31, 2024.

Effective August 12, 2024, the Company and Dr. Leider entered into a settlement agreement and general release whereby the Company agreed to pay Dr. Leider $40,000 in exchange for each party executing mutual releases in connection with the non-renewal of Dr. Leider’s employment agreement.

On November 19, 2024, Howard Golub, M.D., (“Plaintiff”), filed a complaint in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against the Company, alleging a breach of contract as a result of the Company’s failure to pay Plaintiff severance in the amount of $150,000 in connection with the non-renewal of the Plaintiff’s employment agreement with the Company. Plaintiff is demanding judgment in the amount of $150,000 plus interest and attorney’s fees. The Company is currently exploring its legal options and intends to vigorously defend against the lawsuit.

Other

In addition to the foregoing, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

NOTE 15 – OTHER INCOME

	Year Ended October 31,
	2024	2023
Other income (expense)
Gain on write-off of advances payable to former officer and settlement on outstanding payables (see Note 8)	$221,000	$-
Gain, net of obligations in connection with termination of supply agreement (see Note 14)	168,000	-
Resolution and settlement of long outstanding payables	176,000	-
Commissions on sales of Exotropin products	87,000	-
Proceeds from insurance claim	89,000	-
Other	10,000	(10,000)
Total	$751,000	$(10,000)

NOTE 16 – SUBSEQUENT EVENTS

Series C Preferred Shares

During December 2024, Skycrest requested that it be allowed to transfer the 50 shares of Series C Preferred Shares of the Company it holds to Ian T. Bothwell, the Company’s Interim Chief Executive Officer and Chief Financial Officer (the “Transfer”). In December 2024, the Board of Directors of the Company approved the Transfer and the Transfer was completed.

Zeo ScientifiX, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts rounded to the nearest thousand except share amounts)

	January 31, 2025	October 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash	$720,000	$657,000
Accounts receivable, net of allowance for bad debts	6,000	194,000
Other receivables	1,000	3,000
Prepaid expenses	118,000	79,000
Inventories	245,000	232,000
Total Current Assets	1,090,000	1,165,000

Property and equipment, net	460,000	478,000
TOTAL ASSETS	$1,550,000	$1,643,000

LIABILITIES, SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$1,758,000	$1,719,000
Finance lease obligations	5,000	5,000
Convertible promissory note, net of debt discount of $39,000 and $45,000	686,000	680,000
Deferred revenue	900,000	884,000
Total Current Liabilities	3,349,000	3,288,000

Long term finance lease obligations	6,000	8,000
Total Liabilities	3,355,000	3,296,000

Commitments and contingencies

Shares Subject To Possible Redemption
Series C Preferred Stock, $0.001 par value, 100 shares authorized; 100 and 100 shares issued and outstanding, respectively	-	-

Stockholders’ Deficit
Common stock, $0.001 par value, 2,500,000,000 shares authorized; 6,344,817 and 6,344,817 shares issued and outstanding, respectively	6,000	6,000
Additional paid-in capital	61,645,000	60,554,000
Accumulated deficit	(63,456,000)	(62,213,000)
Total Stockholders’ Deficit	(1,805,000)	(1,653,000)

TOTAL LIABILITIES, SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$1,550,000	$1,643,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Zeo ScientifiX, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts rounded to the nearest thousand except share amounts)

(Unaudited)

	Three Months Ended January 31,
	2025	2024
Revenues (includes sales to related parties of approximately $32,000 and $64,000, respectively)	$1,090,000	$1,154,000

Cost of revenues	191,000	159,000

Gross profit	899,000	995,000

General and administrative expenses	2,152,000	2,157,000

Loss from operations	(1,253,000)	(1,162,000)

Other income (expense)
Interest expense	(22,000)	(27,000)
Other income	32,000	149,000

Net loss	$(1,243,000)	$(1,040,000)

Net loss per common share - basic and diluted	$(0.20)	$(0.17)

Weighted average number of common shares outstanding - basic and diluted	6,344,817	6,190,794

The accompanying notes are an integral part of these condensed consolidated financial statements.

Zeo ScientifiX, Inc.

CONDENSED CONSOLIDATED CHANGES TO STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended January 31, 2025 and 2024

(Amounts rounded to the nearest thousand except share amounts)

(Unaudited)

			Additional		Total Stockholders’
	Common Stock		Paid In	Accumulated	Equity
	Shares	Par Value	Capital	Deficit	(Deficit)
Balance October 31, 2023	7,283,483	$7,000	$56,260,000	$(57,508,000)	$(1,241,000)
Reverse split round-up adjustment	5,991	-	-	-	-
Cancellation of shares in connection with litigation	(1,163,992)	(1,000)	1,000	-	-
Fair value of equity instruments issued for compensation:
Fair value of vested options issued			246,000		246,000
Fair value of vested warrants issued			527,000		527,000
Net loss	-	-	-	(1,040,000)	(1,040,000)
Balance January 31, 2024	6,125,482	$6,000	$57,034,000	$(58,548,000)	$(1,508,000)

Balance October 31, 2024	6,344,817	$6,000	$60,554,000	$(62,213,000)	$(1,653,000)
Fair value of equity instruments issued for compensation:
Fair value of vested shares issued	-	-	32,000	-	32,000
Fair value of vested options issued	-	-	249,000	-	249,000
Fair value of vested warrants issued	-	-	810,000	-	810,000
Net loss	-	-	-	(1,243,000)	(1,243,000)
Balance January 31, 2025	6,344,817	$6,000	$61,645,000	$(63,456,000)	$(1,805,000)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Zeo ScientifiX, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts rounded to the nearest thousand except share amounts)

(Unaudited)

	Three Months Ended January 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,243,000)	$(1,040,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	18,000	19,000
Amortization of OID and commitment fee discount – Promissory notes	6,000	6,000
Stock-based compensation	1,091,000	773,000
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for bad debts	188,000	(59,000)
Other receivable	2,000	-
Prepaid expenses	(39,000)	(209,000)
Inventories	(14,000)	(6,000)
Accounts payable and accrued expenses	40,000	(372,000)
Deferred revenue	16,000	313,000
Net cash provided by (used in) operating activities	65,000	(575,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on finance leases	(2,000)	(9,000)
Net cash used in financing activities	(2,000)	(9,000)

Increase (decrease) in cash	63,000	(584,000)
Cash at beginning of period	657,000	1,756,000
Cash at end of period	$720,000	$1,172,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for taxes	$-	$-
Cash paid for interest	$-	$-

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Reduction in accounts payable for equipment returned to vendor	$-	$21,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Zeo ScientifiX, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIODS ENDED JANUARY 31, 2025 AND 2024 (UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Zeo ScientifiX, Inc. (“ZEO” or the “Company”) (f/k/a Organicell Regenerative Medicine, Inc.) was incorporated on August 9, 2011 in the State of Nevada under the name Bespoke Tricycles Inc. (changed to Biotech Products Services and Research, Inc. during September 2015 and to Organicell Regenerative Medicine, Inc., effective June 20, 2018). Effective February 20, 2024, we further amended our Articles of Incorporation to assume our current name, Zeo ScientifiX, Inc.

The Company is a clinical-stage biopharmaceutical company principally focusing on the development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine. The Company’s proprietary products, including Zofin™, are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood (“RAAM Products”). Our RAAM Products and related services are principally used in the health care industry administered through doctors and clinics (“Providers”).

The Company has recently developed and begun to distribute additional products that incorporate its proprietary ingredients for products to be used in topical aesthetic applications and is actively exploring further development of additional products to be used in other topical aesthetic applications. During November 2024, the Company announced that it was launching the first planned collaborative topical product with its affiliate Exotropin LLC; “ZEO HAIR GROW™ Powered By Exotropin™”.

For the three months ended January 31, 2025 and 2024, the Company principally operated through General Surgical of Florida, Inc., a Florida corporation and wholly owned subsidiary, which was formed to sell the Company’s therapeutic products to Providers.

Effective November 28, 2023, we implemented a one-for-200 reverse stock split (the “Reverse Split”). The par value of the Company’s common stock was unchanged at $0.001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock was reduced proportionately based on the Reverse Split ratio of one-for-200 and the additional paid-in capital account was credited with the amount by which the stated capital was reduced. All share and per share amounts referenced herein give effect to the Reverse Split as of the earliest period presented.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. In the opinion of management, the condensed unaudited consolidated financial statements contain all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position as of January 31, 2025, the results of its operations for the three months ended January 31, 2025 and 2024 and the cash flows for the three months ended January 31, 2025 and 2024. Results of operations for the fiscal periods presented herein are not necessarily indicative of fiscal year-end results.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities Exchange Commission, although we believe that the disclosures made are adequate to make the information not misleading. These unaudited consolidated financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended October 31, 2024 filed with the Securities and Exchange Commission.

All amounts presented have been rounded to the nearest thousand except share amounts, share prices and earnings per share.

Concentrations of Risk

Credit Risk

The balance sheet items that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Balances in accounts are insured up to Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. At January 31, 2025, the Company held a total of approximately $64,000 of cash balances in one financial institution in excess of FDIC insurance coverage limits.

Major Customer

During the three months ended January 31, 2025, the Company sold products and services totaling approximately $108,000 (11.5%) to a large distributor and $106,000 (11.3%) to another large distributor.

During the three months ended January 31, 2024, the Company sold products and services totaling approximately $297,000 (25.7%) to a large distributor, approximately $125,000 (10.8%) to another large distributor and approximately $201,000 (17.4%) to an individual medical practice.

The Company’s sales agreements are non-exclusive and the Company does not believe it has any exposure based on the customers of its products.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Those estimates and assumptions include estimates for credit loss reserves for accounts receivable, assumptions used in valuing inventories at net realizable value, impairment testing of recorded long-term assets, the valuation allowance for deferred tax assets, accruals for potential liabilities, assumptions made in valuing equity instruments issued for services, and assumptions used in the determination of the Company’s liquidity.

Revenue Recognition

The Company follows the guidance of the Financial Accounting Standards Board (“FASB’) Accounting Standards Update (“ASU”) Topic 606 “Revenue from Contracts with Customers” which requires the Company to recognize revenue in amounts that reflect the prorata completion of the performance obligations of the Company required under the contracts.

The Company recognizes revenue only when it transfers control of a promised good or service to a customer in an amount that reflects the consideration it expects to receive in exchange for the good or service. Our performance obligations are satisfied and control is transferred at a point-in-time, which is typically when the transfer and title to the product sold has taken place and there is evidence of our customer’s satisfactory acceptance of the product shipment or delivery except in those instances when the customer has made prior arrangements with the Company to store the product purchased by the customer at the Company’s facilities that is to be delivered at a later date to be designated by the customer. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue on the Company’s consolidated balance sheet.

Net Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of fully vested common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of fully vested shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted average number of shares adjusted for any potentially dilutive debt or equity instruments.

At January 31, 2025, the Company had 3,528,243 common shares issuable upon the exercise of options and warrants (vested and unvested), 185,000 unvested restricted stock and $725,000 of convertible debt securities that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the three months ended January 31, 2025.

At January 31, 2024, the Company had 2,571,656 common shares issuable upon the exercise of options and warrants (vested and unvested) and $725,000 of convertible debt securities warrants that were not included in the computation of dilutive loss per share because their inclusion is anti-dilutive for the three months ended January 31, 2024.

Stock-Based Compensation

All stock-based payments are recognized in the financial statements based on their fair values.

The Company periodically issues stock options and stock awards to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for such grants issued and vesting based on ASC 718, Compensation-Stock Compensation whereby the value of the award is measured on the date of grant and recognized for employees as compensation expense on the straight-line basis over the vesting period. Recognition of compensation expense for non-employees is in the same period and manner as if the Company had paid cash for the services.

The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the stock options or restricted stock, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton Option Pricing model and based on actual experience. The assumptions used in the Black-Scholes-Merton Option Pricing model could materially affect compensation expense recorded in future periods.

Research and Development Costs

Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies. These costs are expensed as incurred. Our research and development expenses were approximately $18,000 and $27,000 for the three months ended January 31, 2025 and 2024, respectively. The research and development costs primarily relate to the filing and approval of IND applications and the performance of clinical trials.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. It defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued liabilities and convertible debt. The estimated fair value of cash, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

Level one — Quoted market prices in active markets for identical assets or liabilities;

Level two — Inputs other than level one inputs that are either directly or indirectly observable such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level three — Unobservable inputs that are supported by little or no market activity and developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable, accounts payable and other payables, approximate their fair values because of the short maturity of these instruments. The carrying values of convertible notes approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Segment Information

Under ASC 280, Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company has one component. Therefore, the Company’s Chief Executive Officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating segment for the manufacture and distribution of its products.

Subsequent Events

The Company has evaluated subsequent events that occurred after January 31, 2025 through the financial statement issuance date for subsequent event disclosure consideration.

Recently Issued Accounting Pronouncements

In January 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, in November 2024, and ASU 2025-01, Clarifying the Effective Date. These 6 updates require entities to provide disaggregated disclosure of income statement expenses. The ASUs do not affect the expense captions presented on the face of the income statement but instead require the disaggregation of certain expense captions into specified categories within the footnotes to the financial statements. The ASUs will become effective for the Company beginning December 1, 2027, and is not expected to have a material impact on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to improve reportable segment disclosure requirements, primarily through additional disclosures about significant segment expenses. This ASU requires public companies with a single reportable segment to provide all disclosures required under ASC 280. In addition, this ASU requires public companies to include in interim reports all disclosures related to a reportable segment’s profit or loss and assets that are currently required in annual reports. While the ASU implements further segment disclosure requirements, it does not change how an entity identifies its operating or reportable segments and it will have no impact on the Company’s consolidated financial condition, results of operations or cash flows. This ASU is applicable to the Company’s Annual Report on Form 10-K for the fiscal year ending October 31, 2025, and subsequent interim periods. Early adoption is permitted and the amendments must be applied retrospectively to all prior periods presented.

Management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statements, including their presentation and related disclosures.

NOTE 3 – GOING CONCERN

The unaudited accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has had limited revenues since its inception. The Company incurred net losses of $1,243,000 for the three months ended January 31, 2025 and had cash of $65,000 provided from operating activities during that period. In addition, the Company had a stockholders’ deficit of $1,805,000 at January 31, 2025. The Company had a working capital deficit of $2,259,000 at January 31, 2025.

United States Food and Drug Administration (“FDA”) regulations which were announced in November 2017 and which became effective in May 2021 require that the sale of products that fall under Section 351 of the Public Health Services Act pertaining to marketing traditional biologics and human cells, tissues and cellular and tissue based products (“HCT/Ps”) can only be sold pursuant to an approved biologics license application (“BLA”). The Company has not obtained any opinion or ruling regarding the Company’s operations and whether the processing, sales and distribution of the products it currently produces would be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s.

As a result of the above, the Company’s efforts to establish a stabilized source of sufficient revenues to cover operating costs has yet to be achieved and ultimately may prove to be unsuccessful unless (a) the Company’s ability to process, sell and distribute the products currently being produced or developed in the future are not restricted; and/or (b) additional sources of working capital through operations or debt and/or equity financings are realized. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management anticipates that the Company will remain dependent, for the near future, on additional investment capital to fund ongoing operating expenses and research and development costs related to development of new products and to perform required clinical studies in connection with the sale of its products. The Company does not have any assets to pledge for the purpose of borrowing additional capital. In addition, the Company relies on its ability to produce and sell products it manufactures that are subject to changing technology and regulations that it currently sells and distributes to its customers. The Company’s current market capitalization, common stock liquidity and available authorized shares may hinder its ability to raise equity proceeds. The Company anticipates that future sources of funding, if any, will therefore be costly and dilutive, if available at all.

In view of the matters described in the preceding paragraphs, recoverability of the recorded asset amounts shown in the accompanying consolidated balance sheet assumes that (a) the Company is able to continue to produce products or obtain products under supply arrangements which are in compliance with current and future regulatory guidelines; (b) the Company will be able to establish a stabilized source of revenues, including efforts to expand sales internationally and the development of new product offerings and/or designations of products; (c) obligations to the Company’s creditors are not accelerated; (d) the Company’s operating expenses remain at current levels and/or the Company is successful in restructuring and/or deferring ongoing obligations; (e) the Company is able to continue its research and development activities, particularly in regards to remaining compliant with the FDA and ongoing safety and efficacy of its products; and/or (f) the Company obtains additional working capital to meet its contractual commitments and maintain the current level of Company operations through debt or equity sources.

There is no assurance that the products we currently produce will not be subject to the FDA’s previously announced intended enforcement policies regarding HCT/P’s and/or the Company will be able to complete its revenue growth strategy. There is no assurance that the Company’s research and development activities will be successful or that the Company will be able to timely fund the required costs of those activities. Without sufficient cash reserves, the Company’s ability to pursue growth objectives will be adversely impacted. Furthermore, despite significant effort since July 2015, the Company has thus far been unsuccessful in achieving a stabilized source of revenues.

If revenues do not increase and stabilize, if the Company’s ability to process, sell and/or distribute the products currently being produced or developed in the future are restricted, and/or if additional funds cannot otherwise be raised, the Company might be required to seek other alternatives which could include the sale of assets, closure of operations and/or protection under the U.S. bankruptcy laws.

The independent auditor’s report dated January 29, 2025 included in our Annual Report on Form 10-K for the year ended October 31, 2024 included an explanatory paragraph as to the Company’s ability to continue as a going concern. As of January 31, 2025, based on the factors described above, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of these financial statements.

NOTE 4 – INVENTORIES

	January 31, 2025	October 31, 2024
Raw materials and supplies	$181,000	$164,000
Finished goods	64,000	68,000
Total inventories	$245,000	$232,000

NOTE 5 – PROPERTY AND EQUIPMENT

	January 31, 2025	October 31, 2024
Finance lease equipment	$13,000	$13,000
Manufacturing equipment	757,000	757,000
	770,000	770,000
Less: accumulated depreciation	(310,000)	(292,000)
Total property and equipment, net	$460,000	$478,000

Depreciation expense totaled $18,000 and $19,000 for the three months ended January 31, 2025 and 2024, respectively.

NOTE 6 – EQUITY IN NON-MARKETABLE SECURITIES OF AFFILIATED ENTITY

	January 31, 2025	October 31, 2024
Equity in non-marketable securities	$145,000	145,000
Reserve on carrying value of investment in non-marketable securities	$(145,000)	(145,000)
Equity in non-marketable securities	$-	-

As of January 31, 2025 and October 31, 2024, the Company invested $145,000 in the non-marketable equity securities of Exotropin (“Exotropin”), a privately-held skin-care formulator in an effort to accelerate the Company’s development of expertise with respect to the skincare industry and the potential supply of the Company’s products in future formulations. As of January 31, 2025 and October 31, 2024, the Company has recorded total reserves against the carrying value of its investment of Exotropin of $145,000, based on the limited financial history of Exotropin to date and the lack of any information to ascertain the fair value of Exotropin.

During November 2024, the Company received a capital call notice from Exotropin, in which the Company’s pro-rata share was $126,000 (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call.

Sales Representative Agreement

During November 2023, the Company and Exotropin entered into a Sales Representative Agreement (“Sales Agreement”) in connection with the Company’s efforts to expand the use of its proprietary products for a variety of topical use applications. In connection with the Sales Agreement, the Company will receive commissions on the net sales value of Exotropin products that are sold to pre-approved retailers, wholesale distributors, private label customers and direct to consumer customers which were introduced to Exotropin by the Company of 10%, 5%, 10% and 15%, respectively.

In addition, under the terms of the Sales Agreement, the Company and Exotropin have co-developed a new product offering for the treatment of hair loss to be sold through physicians. This first collaborative topical product “ZEO HAIR GROW™ Powered By Exotropin™” was launched in November 2024 (“Collaboration”). Under the terms of the Collaboration, the Company will be responsible for the sales and marketing of the products and the parties will share equally in the net profits from the sales of the products after reimbursement of all direct cash costs incurred by either party in connection with the development, supply and sale of the products.

For the three months ended January 31, 2025 and 2024, $32,000 and $34,000, respectively, of commissions were earned under the Sales Agreement and are reflected in other income in the unaudited consolidated financial statements.

NOTE 7 – RELATED PARTY TRANSACTIONS

For the three months ended January 31, 2025 and 2024, the Company sold a total of approximately $0 and $35,000 of product to a management services organization (“MSO”) that provides administrative services and contracts for medical supplies for several medical practices, of which Dr. George Shapiro, the Company’s Chief Medical Officer and a member of the board of directors has an indirect economic interest in the parent company that owns the MSO.

During November 2024, the Company received a capital call notice from Exotropin, in which the Company’s pro-rata share was $126,000 (“November Capital Call”). The Company has yet committed to participating in the November Capital Call. If the Company does not elect to participate, its interest in Exotropin would be reduced to approximately 5.6% based on all other members fully participating in the November Capital Call (see Note 7).

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	January 31, 2025	October 31, 2024
Accrued payroll related liabilities	$667,000	$667,000
Lab equipment and supplies payables	19,000	54,000
Clinical trial and research payables	645,000	648,000
Legal fees payable	97,000	127,000
Other professional fees payable	141,000	119,000
Accrued commissions payable	29,000	18,000
Construction payables	9,000	9,000
Other payables and accrued expenses	151,000	77,000
Total Accounts Payable and Accrued Expenses	$1,758,000	$1,719,000

NOTE 9 – NOTES PAYABLE

	January 31, 2025	October 31, 2024
Convertible Promissory Notes	$725,000	$725,000
Unamortized discount	(39,000)	(45,000)
Total Notes Payable	$686,000	$680,000

Convertible Promissory Notes

The Convertible Promissory Notes are due September 30, 2026. Interest on the Convertible Promissory Notes is 8.0 % payable annually and together with the principal amount on the maturity date.

The Convertible Promissory Notes may be prepaid by the Company, in whole, but not in part, at any time prior to the Maturity Date, subject to payment of a premium of 10%, provided that the Company gives the holders fifteen (15) business notice prior to prepayment, during which period, Investors may elect to convert the Notes and accrued but unpaid interest thereon into Shares at a conversion price equal to 80% of the average of the daily VWAP of the Shares (as defined in the Note) for twenty consecutive (20) trading days ending on the date the Company gives the holders of the Convertible Promissory Notes notice of prepayment.

Holders of the Convertible Promissory Notes will have the right, at any time during the period commencing on April 1, 2024 and ending on the earliest to occur of the Maturity Date, the date of a Prepayment or the date of an automatic conversion, to convert the Convertible Promissory Note in whole, but not in part, and accrued interest thereon into Shares at a conversion price equal to 80% of the average of the daily VWAP of the Shares (as defined in the Convertible Promissory Note) for twenty consecutive (20) trading days ending on the date the investor gives the Company a notice of conversion, subject to a minimum conversion price of $6.00 per Share.

In addition, the Convertible Promissory Notes and accrued but unpaid interest thereon will automatically convert into Shares in the event that prior to the Maturity Date, the Company consummates a “Qualified Financing” or a “Qualified Sale” (as defined in the Convertible Promissory Note) at a conversion price equal to 80% of the offering price of Shares sold in the Qualified Financing or 80% of the purchase price per Share to be received by stockholders following consummation of a Qualified Sale.

In connection with the issuance of the Convertible Promissory Notes, the Company recorded a discount in the amount of $72,000. The discount is being amortized over the term of Convertible Promissory Notes. For the three months ended January 31, 2025 and 2024, $5,000 and $5,000, respectively, of the discounts recorded in connection with the issuance of the Convertible Promissory Notes have been amortized, resulting to unamortized debt discount of $39,000 as of January 31, 2025.

NOTE 10 – CAPITAL STOCK

Series C Preferred Shares

During December 2024, Skycrest requested that it be allowed to transfer the 50 shares of Series C Preferred Shares of the Company it holds to Ian T. Bothwell, the Company’s Interim Chief Executive Officer and Chief Financial Officer (“Transfer”). In December 2024, the Board of Directors of the Company approved the Transfer and the Transfer was completed.

Common Stock

On November 7, 2023, the Company filed a certificate of amendment to its Articles of Incorporation to affect a reverse split of our issued and outstanding common stock on a one-for-two-hundred basis. The reverse stock split was effective with FINRA on November 28, 2023 (the “Reverse Split”). The par value of the Company’s common stock was unchanged at $0.001 per share after the Reverse Split. All share and per share amounts have been retroactively adjusted to reflect the split as if it occurred at the earliest period presented.

2021 Plan

In September 2021, the Company adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, and Performance Shares (an “Award”) to any person who is an employee or director of, or consultant to the Company. The maximum aggregate number of shares that may be issued pursuant to all Awards was 1,250,000 shares. On June 6, 2023, the Company’s board of directors and stockholders holding a majority of the Company’s voting power, approved an increase in the number of shares of the Company’s common stock reserved for issuance under the Company’s 2021 Plan from 1,250,000 shares to 2,500,000 shares.

The 2021 Plan is administered by (a) the board of directors of the Company; or (b) a committee designated by the board, which Committee shall be constituted in such a manner as to satisfy the applicable laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the board. The board of directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable laws.

As of January 31, 2025, a total of 1,392,004 Awards (net of 1,217,125 Awards redeposited for future issuance) that have been awarded under the 2021 Plan remain issued and outstanding.

A summary of unvested restricted stock activity for the three months ended January 31, 2025 are presented below:

	Number of Non-vested Shares	Fair Value	Weighted- Average Grant Date Value
Non-vested Shares at October 31, 2024	185,000	$257,000	$1.79
Non-vested Shares Granted	-	$-	$-
Vested	-	$(32,000)	$-
Expired/Forfeited	-	$-	$-
Non-vested Shares at January 31, 2025	185,000	$225,000	$1.79

The Company recorded a total of $32,000 of stock-based compensation expense based on the grant date fair value of these shares during the three months ended January 31, 2025, respectively.

There was approximately $225,000 of unamortized compensation associated with unvested stock grants outstanding as of January 31, 2025 that will be amortized over their respective remaining service periods.

NOTE 11 – STOCK OPTIONS AND WARRANTS

The Company has issued option securities under its Incentive Plan and warrants entitling the holder to purchase shares of its common stock at specified prices and for specified exercise periods.

Options:

A summary of the Company’s option activity for the years ended October 31, 2024 and 2023 are presented below:

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2024	963,288	$2.94	8.07	$-
Granted	11,341	$4.50	5.00	$-
Exercised	-	$-	-	$-
Expired/Forfeited	(5,625)	$4.50	4.17	$-
Outstanding at January 31, 2025	969,004	$2.94	7.80	$203,000
Exercisable at January 31, 2025	507,393	$3.30	7.52	$87,000

During the three months ended January 31, 2025, under its Incentive Plan, the Board approved the granting of options to certain employees to purchase 11,341 shares of its common stock. The options vest annually over 3 years, expire five years from the date of grant and had an aggregate fair value of $30,000 at the date of grant. The Company valued the options using a Black-Scholes option pricing model with the following assumptions:

Exercise prices	$4.50
Expected dividends	-
Expected volatility	152%
Risk free interest rate	4.36%
Expected term of options	5.0 years

Options totaling 5,625 that were previously issued to certain employees that were no longer employed by the Company as of January 31, 2025, were forfeited.

During the three months ended January 31, 2025 and 2024, the Company amortized $249,000 and $246,000, respectively, of stock compensation costs associated with options vesting during the period.

There was approximately $1,035,000 of unamortized compensation associated with options outstanding as of January 31, 2025 that will be amortized over their respective remaining service periods.

Warrants:

A summary of the Company’s warrant activity for the years ended October 31, 2024 and 2023 are presented below:

	Number of Shares	Weighted- average Exercise Price	Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at October 31, 2024	2,559,239	$3.77	7.97	$-
Granted	-	$-	-	$-
Exercised	-	$-	-	$-
Expired/Forfeited	-	$-	-	$-
Outstanding at January 31, 2025	2,559,239	$3.77	7.72	$268,000
Exercisable at January 31, 2025	2,112,017	$4.07	7.35	$147,000

During the three months ended January 31, 2025 and 2024, the Company amortized $811,000 and $527,000, respectively, of stock compensation costs associated with warrants vesting during the period.

There was approximately $2,231,000 of unamortized compensation associated with warrants outstanding as of January 31, 2025 that will be amortized over their respective remaining service periods.

All stock compensation expense is classified under general and administrative expenses in the consolidated statements of operations.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Deferred Revenue

Amounts received by the Company for products that have yet to be delivered to the customers as of October 31, 2024 and October 31, 2023 are reflected in the Company’s balance sheet as deferred revenues and were comprised of the following:

	January 31, 2025	October 31, 2024
Advances On Future Purchases Of Inventory	$555,000	$608,000
Sales To Customers Not Yet Delivered	345,000	276,000
Total Deferred Revenue	$900,000	$884,000

Employment Agreement

Effective February 7, 2025, Dr. Peter A. M. Everts, Ph.D. (“Dr. Everts”) was appointed the Company’s Chief Scientific and Technology Officer. Dr. Everts’ employment agreement provides for a base salary of $220,000 for the first year and $235,000 per annum for each subsequent year it is in effect, subject to adjustment of up to $15,000, in the event certain compensation under a consulting agreement which Dr. Everts is party to with a non-affiliated third party is not paid. In connection with the employment agreement, Dr. Everts was granted an option under the 2021 Plan to purchase 25,000 shares of our common stock at a price of $3.05 per share (fair market value on the date of grant) (“Everts Option”). The Everts Option vests 50% on the one-year anniversary of the effective date of the employment agreement and 50% on the second anniversary, contingent upon Dr. Everts’ continued employment with the Company and to the extent vested, expires five years from the date of grant.

Dr. Everts may also be paid a performance bonus to the extent earned, based on criteria established by the Company’s Board of Directors, and may be eligible to participate in the employee benefit plans maintained by the Company and generally applicable to other senior executives of the Company.

Dr. Everts’ employment with the Company is “At Will” meaning that his employment with the Company and his employment agreement may be terminated by the Company at any time, for any reason or for no reason at all and with or without “Cause” (as defined in the Agreement). Notwithstanding the foregoing, if at any time after the first ninety (90) days of the term, the Company terminates Dr. Everts’ employment without Cause or Dr. Everts terminates his employment with the Company for “Good Reason” (as defined in the Agreement), Dr. Everts will be entitled to receive an amount equal to one quarter (1/4) month’s salary for each successive three (3) months of employment completed as severance.

Legal Matters

Dr. Golub

On November 19, 2024, Howard Golub, M.D., the Company’s former Chief Science Officer (“Plaintiff”), filed a complaint in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against the Company, alleging a breach of contract as a result of the Company’s failure to pay Plaintiff severance in the amount of $150,000 in connection with the non-renewal of the Plaintiff’s employment agreement with the Company. Plaintiff is demanding judgment in the amount of $150,000 plus interest and attorney’s fees. The Company is currently exploring its legal options and intends to vigorously defend against the lawsuit.

Other

In addition to the foregoing, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

NOTE 13 – OTHER INCOME

	Three Months Ended January 31,
	2025	2024
Other income (expense)
Resolution and settlement of long outstanding payables	-	24,000
Commissions on sales of Exotropin products	32,000	34,000
Proceeds from insurance claim	-	89,000
Other	-	2,000
Total	$32,000	$149,000

NOTE 14 – SUBSEQUENT EVENTS

Joint Venture with BioXtek, LLC

On February 4, 2025, the Company entered into a Binding Memorandum of Understanding (“Binding MOU”) with BioXtek, LLC, a Florida limited liability company (“BioXtek”) setting forth the terms of a joint development, manufacturing, marketing and funding arrangement to be entered into by the Company and BioXtek in various phases (“Joint Venture”).

The Joint Venture contemplates, among other matters:

●	The Company relocating its current operations located at Nova Southeastern University in Davie, Florida, to sublet space at the BioXtek Facility in Pompano Beach, Florida expected to be completed by May 31. 2025, which will include administrative, laboratory (research and development) and clean room (tissue processing) space, as well as shared common area space;

●	The Company and BioXtek establishing a jointly-owned (50/50) special purpose entity (the “SPE”), to pursue the development and commercialization of agreed upon products including membrane patches that are used primarily in the wound care and surgical markets (“Membrane Products”), and conduct and complete required clinical trials and/or studies for mutually agreed upon indications and products with the goal of the SPE obtaining FDA approval in the form of a BLA license or other designated license required by the FDA to permit the SPE to commercialize the product(s) (the “SPE Business”). The Company and BioXtek have agreed to use their respective commercially reasonable efforts to secure funding for the SPE Business. In addition, under the terms of the Joint Venture, the SPE will become the exclusive distributor (subject to certain agreed upon exceptions for current customers of BioXtek) of the Membrane Products;

●	In addition, as a result of the Joint Venture, the parties intend to seek operating efficiencies as a result of overlap in their respective operations, including administrative, laboratory and research personnel and research and manufacturing assets used in connection with the SPE Business and their respective individual businesses;

The Company and BioXtek have agreed to work in good faith towards the preparation, authorization, execution and delivery of a series of definitive agreements documenting the Joint Venture on the terms set forth in the Binding MOU and including other terms and conditions typical and customary for agreements of this type and nature. However, in the event the Parties fail to agree upon and execute such definitive agreements, then the Binding MOU shall govern the terms of the Joint Venture.

Grant of Unvested Restricted Common Stock

Effective February 1, 2025, in connection with an agreement with an independent sales representative (the “Representative”), the Company agreed to grant the Representative 40,000 shares of the Company’s common stock which shall vest quarterly over a 2-year period beginning with the first month subsequent to the monthly period that the Representative has generated a cumulative amount of sales for ZEO in excess of $500,000 (“Sales Milestone”). Upon a termination of the Agreement for cause or the failure of the Representative to achieve the Sales Milestone during the 1st year of the Agreement, all unvested shares as of such time shall be forfeited (except in the case of a sale of the Company). In addition, the Representative will be entitled to receive commissions on sales of the Company’s products to customers introduced by the Representative in the form of cash and common stock of the Company based on sales milestones. The agreement may be terminated by the Company at any time upon 30 days written notice for failure of Representative to meet sales targets, to be solely determined by the Company. The fair value of the shares as of the date of grant was $104,000. The Company will amortize $104,000 of stock-based compensation expense over the remaining term of the agreement beginning when the Representative has met the vesting conditions.

On May 8, 2025, the Company entered into an agreement with a non-affiliated consultant (the “Consultant”) to advise the Company on strategic communication investor relation programs (“Consulting Agreement”). In connection with the Consultant Agreement, the Company granted the Consultant 100,000 shares of common stock and warrants to purchase an additional 500,000 shares of common stock (the “Warrants”) The Warrants vest in five equal tranches of 100,000 shares, at various exercise prices ranging between $3.50 - $10.00 per share, and are exercisable on the terms provided in the consulting agreement entered into between the Company and the Consultant. Once vested, the Warrants are exercisable for a period of ninety (90) days from the date they become exercisable. The Company issued the foregoing securities pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) thereof.

On May 8, 2025, the Company awarded the following options to purchase shares of common stock (“Options”) under the Incentive Plan:

(a) The Company awarded Options under the Incentive Plan for 55,000 shares of common stock, to each of Ian Bothwell, our Interim Chief Executive Officer and Chief Financial Officer and a member of the board of directors, and George Shapiro, our Chief Medical Officer and a member of the board of directors. The Options are fully vested as of the award date and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

(b) The Company awarded Options under the Incentive Plan for 5,000 shares of common stock to each of Chuck Bretz, Jerry Glauser, Leathem Stearn and Gurvinder Pal Singh, our non-executive directors. The Options are fully vested as of the award date and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

(c) The Company awarded Options under the 2021 Plan for 5,000 shares of common stock to each of Chuck Bretz, Jerry Glauser, Leathem Stearn and Gurvinder Pal Singh. The Options vest as to 2,000 shares as of the grant date and as to the remaining balance of 3,000 shares on September 23, 2025, and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

On May 8, 2025, the Company awarded warrants to purchase 55,000 shares of our common stock to Greyt Ventures, LLC, a principal shareholder of the Company in consideration of consulting services rendered to the Company. The warrants are fully vested as of the award date and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$1,552.60
Transfer Agent Fees	$1,500.00
Accounting Fees and Expenses	$7,500.00
Legal Fees and Expenses	$15,000.00
Miscellaneous Fees and Expenses	$1,047.40
Total	$26,600.00

All amounts are estimates other than the SEC’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Nevada law. We are also party to indemnification agreements with each of our non-employee directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act:

1.	During August 2022, the Company sold an aggregate of 1,000,000 shares of common stock to four “accredited investors” at $4.00 per share for an aggregate purchase price of $4,000,000. The proceeds were used for working capital.

2.	During August 2022 and September 2022, the Company sold an aggregate of 327,500 shares of common stock to four “accredited investors” at $8.00 per share for an aggregate purchase price of $2,620,000. The proceeds were used for working capital.

3.	During August 2023, the Company sold 2.9 Units (“Units”) to four “accredited investors” in a private offering at a purchase price of $250,000 per Unit for an aggregate purchase price of $725,000. Each Unit consists of (a) a $250,000 in principal amount 8% Convertible Promissory Note due September 30, 2026 (the “Note”); and (b) 7,813 common stock purchase warrants (the “Warrants”), each entitling the holder to purchase one share of common stock, $0.001 par value (“Shares”) at an exercise price of $20.00 for a period of five years from the date of issuance. The proceeds were used for working capital.

4.	In July 2024, the Company completed a $500,000 private financing (the “Financing”) with a single accredited investor (the “Investor”). In the Financing, the Company sold and issued to the Investor 250,000 shares of common stock (“Shares”) and warrants to purchase an additional 83,333 Shares (the “Warrants”) for a purchase price of $500,000. Each Warrant entitles the Investor to purchase an additional Share at an exercise price of $2.00 per Share (the “Exercise Price”) for a period of ten years from the date of issuance. The proceeds were used for working capital.

5.	Effective February 1, 2025, in connection with an agreement with an independent sales representative (the “Representative”), the Company agreed to issue the Representative 40,000 shares of the Company’s common stock which are subject to vesting depending on the Representative generating a cumulative amount of sales for the Company over a specific period.

6.	In May 2025, the Company issued 100,000 shares of its common stock and warrants to purchase 500,000 shares of common stock to a consultant to the Company.

7.

On May 8, 2025, the Company awarded warrants to purchase 55,000 shares of our common stock to Greyt Ventures, a principal shareholder of the Company in consideration of consulting services rendered to the Company. The warrants are fully vested as of the award date and are exercisable for a period of five (5) years from the award date at an exercise price of $2.86 per share.

The forgoing items (with the exception of items 4 and 5) have been adjusted for a one-for-two-hundred reverse split of our issued and outstanding common stock implemented on November 28, 2023.

The Company issued the foregoing securities pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of Zeo ScientifiX, Inc., as amended and restated as of the date of this prospectus (Filed as an exhibit to Form 10-K for the fiscal year ended October 31, 2024 filed on January 29, 2025 and incorporated by reference herein)
3.2	Second Amended and Restated Bylaws (as amended effective August 19, 2021) (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
5.1	Opinion of Lewis Brisbois Bisgaard & Smith LLP (filed herewith)
10.1+	Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.2+	Amendment No.1, dated March 8, 2017, to Employment Agreement, dated November 4, 2016, between Biotech Products Services and Research, Inc. and Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.3+	Warrant, dated November 4, 2016, issued to Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on November 14, 2016 and incorporated by reference herein)
10.4+	Warrant, dated March 8, 2017, from Biotech Products Services and Research, Inc. to Ian T. Bothwell (Filed as an exhibit to the Registrant’s Form 8-K filed on March 15, 2017 and incorporated by reference herein)
10.5+	Amended and Restated Employment Agreement between Organicell Regenerative Medicine Inc. and Ian T. Bothwell dated June 29, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.6+	Warrant for the purchase of shares of common stock of Organicell Regenerative Medicine Inc. issued to Ian Bothwell dated February 26, 2020 (Filed as an exhibit to the Registrant’s Form 10-K filed on October 16, 2020 and incorporated by reference herein)
10.7+	2021 Equity Incentive Plan (Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-26062) and incorporated by reference therein)
10.8+	Exchange Agreement (Filed as an exhibit to the Registrant’s Form 8-K filed on November 2, 2021 and incorporated herein by reference)
10.9	Securities Purchase Agreement dated January 11, 2022 with AJB Capital Investment (Filed as an exhibit to the Registrant’s Form 10-K filed on February 14, 2022 and incorporated herein by reference)
10.10	Promissory Note dated January 11, 2022 made in favor of AJB Capital Investment (Filed as an exhibit to the Registrant’s Form 10-K filed on February 14, 2022 and incorporated herein by reference)
10.11	Stock Purchase Agreement with Skycrest Holdings, LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.12	Stock Purchase Agreement with Greyt Ventures LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.13	Stock Purchase Agreement with Beyond 100 FZE (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.14	Stock Purchase Agreement with Smart Co. Holding Pte. Ltd. (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.15	Consulting Agreement with Skycrest Holdings, LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.16	Consulting Agreement with Greyt Ventures LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)

10.17	Warrant issued to Skycrest Holdings, LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.18	Warrant issued to Greyt Ventures LLC (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.19+	Amendment to Ian T. Bothwell Employment Agreement (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.20+	Form of Warrant to be issued to Ian T. Bothwell and Dr. George Shapiro (Filed as an exhibit to the Registrant’s Form 8-K filed on August 23, 2022 and incorporated by reference herein)
10.21+	Form of Director Services Agreement (Filed as an exhibit to the Registrant’s Form 8-K filed on September 27, 2022 and incorporated by reference herein)
10.22+	Amendment to Ian Bothwell Employment Agreement, dated February 9, 2023 (Filed as an exhibit to the Registrant’s Form 10-K filed on February 14, 2023 and incorporated by reference herein)
11.23+	Employment Agreement with Dr. Peter A.M. Everts, Ph.D. dated February 7, 2025 (Filed as an exhibit to the Registrant’s form 8-K filed on February 10, 2025 and incorporated by reference herein)
11.24+	Employment Agreement with Ron Borsheim dated April 1, 2025 (Filed as an exhibit to the Registrant’s form 8-K filed on April 2, 2025 and incorporated by reference herein)
21.1	Subsidiaries of the Registrant (Filed as an exhibit to the Registrant’s Form 10-K for the fiscal year ended October 31, 2024 filed on January 29, 2025 and incorporated by reference herein)
23.1	Consent of Weinberg & Company P.A. (filed herewith)
23.2	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24*	Power of Attorney (included in the Signature Page hereto)
107	Filing Fee Table (filed herewith)
101.INS **	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

+	Management compensation plan or arrangement.
**	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under those sections.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized to this registration statement to be signed on its behalf by the undersigned, in Davie, Florida, on May 16, 2025.

ZEO SCIENTIFIX, INC.

By:	/s/ Ian T. Bothwell
Ian T. Bothwell
Interim Chief Executive Officer and Chief Financial Officer
(Principal Executive, Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian T. Bothwell, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Ian T. Bothwell	Interim Chief Executive Officer, Chief Financial Officer and Director	May 16, 2025
Ian T. Bothwell	(Principal Executive, Financial and Accounting Officer)

/s/ George Shapiro, M.D.	Chief Medical Officer, Director	May 16, 2025
George Shapiro, M.D.

/s/ Chuck Bretz	Chairman of the Board and Director	May 16, 2025
Chuck Bretz

/s/ Gurvinder Pal Singh	Director	May 16, 2025
Gurvinder Pal Singh

/s/ S. Jerry Glauser	Director	May 16, 2025
S. Jerry Glauser

/s/ Leathem Stearn	Director	May 16, 2025
Leathem Stearn